UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

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☐	Soliciting Material Pursuant to §240.14a-12

AOL Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Notice of 2015 Annual Meeting

of Stockholders and Proxy Statement

May 27, 2015

9:00 a.m., Eastern Time

Hyatt Regency Greenwich

Old Greenwich, Connecticut

April 16, 2015

Dear Fellow Stockholders:

Please join us for AOL Inc.’s Annual Meeting of Stockholders on May 27, 2015, at 9:00 a.m. (Eastern Time) at the Hyatt Regency Greenwich, 1800 East Putnam Avenue, Old Greenwich, Connecticut 06870. We are pleased to be utilizing the Securities and Exchange Commission rule allowing companies to furnish proxy materials to their stockholders over the internet. We believe that the e-proxy process will expedite our stockholders’ receipt of proxy materials, lower the costs of distribution and reduce the environmental impact of our Annual Meeting.

In accordance with this rule, we are sending stockholders of record at the close of business on April 2, 2015 a Notice of Internet Availability of Proxy Materials. The Notice contains instructions on how to access our Proxy Statement and Annual Report and vote online. If you would like to receive a printed copy of our proxy materials instead of downloading a printable version from the internet, please follow the instructions for requesting such materials included in the Notice as well as in the attached Proxy Statement.

Attached to this letter are a Notice of Annual Meeting of Stockholders and Proxy Statement, which describe the business to be conducted at the Annual Meeting. We also will report on matters of current interest to our stockholders.

Your vote is important. Whether you own a few shares or many, and whether or not you plan to attend the Annual Meeting in person, it is important that your shares be represented and voted at the Annual Meeting.

Thank you for your continued support of AOL Inc.

Sincerely,

Tim Armstrong

Chairman and Chief Executive Officer

PROXY VOTING METHODS

If at the close of business on April 2, 2015 you were a stockholder of record, you may vote your shares by proxy over the internet, by telephone or by mail. If at the close of business on April 2, 2015 you held shares through a bank, broker or other nominee, you may vote by submitting voting instructions to your bank, broker or nominee. In these cases, you may vote directly over the internet or by telephone or you may vote by mail by submitting a voting instruction form. We encourage you to vote over the internet or by telephone, both of which you may do 24 hours a day, 7 days a week. In addition, if at the close of business on April 2, 2015 you were a stockholder of record or held shares through a bank, broker or other nominee, you may vote in person at our Annual Meeting of Stockholders to be held on May 27, 2015 (the “Annual Meeting”). You may revoke your proxy and change your vote at the time and in the manner described on page 4 of the Proxy Statement.

If you hold your shares directly in your name in our stock records maintained by our transfer agent, Computershare Trust Company N.A., proxies submitted via the internet or by telephone must be received by 11:59 p.m., Eastern Time, on Tuesday, May 26, 2015.

If you hold shares through a bank, broker or other nominee, voting instructions submitted over the internet or by telephone as described above must be received by 11:59 p.m., Eastern Time, on Tuesday, May 26, 2015.

Proxies or voting instructions submitted by mail must be returned in the envelope provided to you with your paper proxy card or voting instruction form, and received not later than 9:00 a.m. Eastern Time, on Wednesday, May 27, 2015.

You may vote by proxy:

BY INTERNET

•	If you have internet access, by following the instructions included in the Notice of Internet Availability of Proxy Materials or your proxy card.

BY TELEPHONE

•	By following the telephone voting instructions included on the proxy card or on the internet voting website specified on the proxy card.

BY MAIL

•	If you have not already received a printed copy of the proxy materials by mail, request a proxy card from us by following the instructions on your Notice of Internet Availability of Proxy Materials and follow these additional steps:

•	When you receive the proxy card, mark your selections on the proxy card.

•	Date and sign your name exactly as it appears on your proxy card.

•	Mail the proxy card in the postage-paid envelope that will be provided to you.

YOUR VOTE IS IMPORTANT. THANK YOU FOR VOTING.

AOL INC.

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TIME	9:00 a.m. (Eastern Time) on Wednesday, May 27, 2015

PLACE	Hyatt Regency Greenwich, 1800 East Putnam Avenue, Old Greenwich, CT 06870

ITEMS OF BUSINESS	1.	To elect the nine director nominees listed in the Proxy Statement.

	2.	To ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for 2015.

	3.	To approve the Company’s executive compensation on an advisory basis.

	4.	To approve the Company’s amended and restated AOL Inc. Annual Incentive Plan For Executive Officers.

	5.	To consider such other business as may properly come before the Annual Meeting and any adjournments or postponements thereof.

RECORD DATE	You may vote at the Annual Meeting or any adjournment or postponement of the Annual Meeting if you were a stockholder of record at the close of business on April 2, 2015.

VOTING BY PROXY	To ensure your shares are voted, you may vote your shares via the internet, by telephone or, if you have received a printed copy of the proxy materials from us by mail, by completing, signing, dating and promptly returning the enclosed proxy card by mail. Internet and telephone voting procedures are described on the preceding page, in the General Information section beginning on page 1 of the Proxy Statement and on the proxy card. For shares held through a bank, broker or other nominee, you may vote by submitting voting instructions to your bank, broker or nominee.

By Order of the Board of Directors,

Julie Jacobs

Executive Vice President, General Counsel and Corporate Secretary

This Notice of Annual Meeting and Proxy Statement

are being distributed to stockholders beginning on or about April 16, 2015.

AOL INC.

770 Broadway

New York, New York 10003

Telephone: (212) 652-6400

PROXY STATEMENT

Annual Meeting of Stockholders

May 27, 2015

9:00 a.m. (Eastern Time)

GENERAL INFORMATION

Q:	Why am I being provided with these materials?

A:	We have made these proxy materials available to you via the internet or, upon your request, have delivered printed versions of these materials to you by mail in connection with the solicitation by the Board of Directors (the “Board”) of AOL Inc. (the “Company” or “AOL”) of proxies to be voted at our Annual Meeting of Stockholders to be held on May 27, 2015 (the “Annual Meeting”), and at any postponements or adjournments of the Annual Meeting. If at the close of business on April 2, 2015 you were a stockholder of record or held shares through a bank, broker or other nominee, you are invited to vote your shares and attend the meeting.

There are four proposals scheduled to be voted on at the Annual Meeting:

•	Election of nine director nominees.

•	Ratification of the appointment of Ernst & Young LLP (“Ernst & Young”) as our independent registered public accounting firm for 2015.

•	Approval of the Company’s executive compensation on an advisory basis.

•	Approval of the amended and restated AOL Inc. Annual Incentive Plan For Executive Officers.

Q:	Why did I receive a one-page notice in the mail regarding the internet availability of proxy materials instead of a full set of proxy materials?

A:	Pursuant to the rules adopted by the United States Securities and Exchange Commission (the “SEC”), we have elected to provide stockholders access to our proxy materials via the internet. We believe that the e-proxy process will expedite our stockholders’ receipt of proxy materials, lower the costs of distribution and reduce the environmental impact of our Annual Meeting. Accordingly, we are sending a Notice of Internet Availability of Proxy Materials (the “Notice”) on or about April 16, 2015 to stockholders of record entitled to vote at the Annual Meeting. All stockholders will have the ability to access the proxy materials on the website referred to in the Notice or your proxy card and to download printable versions of the proxy materials or to request and receive a printed set of the proxy materials from us. Instructions on how to access the proxy materials over the internet or to request a printed copy from us may be found in the Notice.

Q:	Who is entitled to vote?

A:	Stockholders as of the close of business on April 2, 2015 (the “Record Date”) may vote at the Annual Meeting. As of that date, there were 78,328,821 shares of our common stock outstanding and entitled to vote. You have one vote for each director nominee and for each other proposal to be voted on at the Annual Meeting with respect to each share of common stock held by you as of the Record Date, including shares:

•	Held directly in your name as “stockholder of record” (also referred to as “registered stockholder”); and

•	Held for you in an account with a broker, bank or other nominee (shares held in “street name”)—street name holders generally cannot vote their shares directly and instead must instruct the broker, bank or nominee how to vote their shares.

Q:	What constitutes a quorum?

A:	A majority of the voting power of the outstanding shares of common stock entitled to vote generally on the business properly brought before the Annual Meeting must be represented in person or by proxy to constitute a quorum for the Annual Meeting. Abstentions are counted as present and entitled to vote for purposes of determining a quorum. If you hold your shares in street name and do not provide voting instructions to your broker, New York Stock Exchange (“NYSE”) rules grant your broker discretionary authority to vote your shares on “routine matters” at the Annual Meeting, including the ratification of the appointment of the independent auditors in Proposal 2. However, the proposals regarding the election of directors, the advisory vote to approve executive compensation and the approval of the Company’s amended and restated AOL Inc. Annual Incentive Plan For Executive Officers, are not considered “routine matters.” As a result, if you do not provide instructions, your shares will not be voted on Proposals 1, 3 and 4 (resulting in a “broker non-vote”). Although “broker non-votes” will be counted as present and entitled to vote for purposes of determining a quorum, we urge you to promptly provide voting instructions to your broker so that your shares are voted on all proposals.

Q:	How many votes are required to approve each proposal?

A:	Each director nominee shall be elected at the Annual Meeting by the vote of a majority of the votes cast with respect to the nominee. A majority of the votes cast with respect to election of a director nominee means that the number of votes cast “FOR” a nominee must exceed the votes cast “AGAINST” that nominee (with “abstentions” and “broker non-votes” not counted as votes cast with respect to that nominee).

Under our by-laws, any other proposal requires the affirmative vote of a majority of the voting power of the shares of common stock of the Company present in person or represented by proxy at the Annual Meeting and voting thereon.

Q:	How are votes counted?

A:	You may vote “FOR” or “AGAINST” each of the director nominees, or you may “ABSTAIN” from voting for one or more nominees. You may vote “FOR” or “AGAINST” or you may “ABSTAIN” from voting on each of the other proposals.

With respect to the election of directors, neither an abstention nor a broker non-vote will count as a vote cast “for” or “against” a director nominee. Therefore, abstentions and broker non-votes will have no direct effect on the outcome of the election of directors.

With respect to each of the other proposals to be voted on at the Annual Meeting, neither an abstention nor a broker non-vote will count as voting with respect to the proposal. Therefore, abstentions and broker non-votes will have no direct effect on the outcome of the proposal.

If you sign and submit your proxy card without specifying how you would like your shares voted, your shares will be voted in accordance with the Board’s recommendations specified below under “How does the Board recommend that I vote?” and in accordance with the discretion of the persons named on the proxy card (the “proxyholders”) with respect to any other matters that may be voted upon at the Annual Meeting or at any adjournments or postponements of the Annual Meeting.

Q:	Who will count the vote?

A:	Representatives of Computershare Trust Company N.A., our transfer agent, will tabulate the votes and act as inspectors of election.

Q:	How does the Board recommend that I vote?

A:	Our Board recommends that you vote your shares:

•	“FOR” the election of each of the director nominees set forth in this Proxy Statement.

•	“FOR” the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for 2015.

•	“FOR” the approval of the Company’s executive compensation on an advisory basis.

•	“FOR” the approval of the Company’s amended and restated AOL Inc. Annual Incentive Plan For Executive Officers.

Q:	How do I vote my shares without attending the Annual Meeting?

A:	If you are a registered stockholder you may vote by granting a proxy using any of the following methods:

•	By Internet—If you have internet access, by submitting your proxy by following the instructions included in the Notice or your proxy card.

•	By Telephone—By submitting your proxy by following the telephone voting instructions included on the proxy card or on the internet voting website specified on the proxy card.

•	By Mail—If you have received or requested a printed copy of the proxy materials from us by mail, you may vote by mail by completing, signing and dating the enclosed proxy card where indicated and by mailing the proxy card in the envelope provided to you. You should sign your name exactly as it appears on the proxy card. If you are signing in a representative capacity (for example, as guardian, executor, trustee, custodian, attorney or officer of a corporation), indicate your name and title or capacity.

If your shares are held in street name, your bank, broker or other nominee should give you instructions for voting your shares. In these cases, you may vote via the internet, by telephone or by mail by submitting a voting instruction form. Internet and telephone voting facilities will close at 11:59 p.m. (Eastern Time) on May 26, 2015 for the voting of shares held by stockholders of record and for the voting of shares held in street name. Mailed proxy cards or voting instruction forms must be returned in the envelope provided to you with your proxy card or voting instruction form, and received by 9:00 a.m. (Eastern Time) on May 27, 2015.

Q:	How do I vote my shares in person at the Annual Meeting?

A:	First, you must satisfy the requirements for admission to the Annual Meeting as detailed below. Then, if you are a stockholder of record and prefer to vote your shares at the Annual Meeting,

you must bring either your Notice or proof of stock ownership. You may vote shares held in street name at the Annual Meeting only if you obtain a signed proxy from the record holder (bank, broker or other nominee) giving you the right to vote the shares.

You may obtain directions to the Annual Meeting by contacting our Corporate Secretary via email at corporatesecretary@teamaol.com, via phone at (212) 652-6450, via fax at (703) 466-9813 or via mail to AOL Inc., 770 Broadway, New York, New York 10003.

Even if you plan to attend the Annual Meeting, we encourage you to vote in advance via internet, telephone or mail so that your vote will be counted even if you later decide not to attend the Annual Meeting.

Q:	What does it mean if I receive more than one Notice or proxy card on or about the same time?

A:	It generally means you hold shares registered in more than one account. To ensure that all your shares are voted, please sign and return each proxy card or, if you vote via internet or telephone, vote once for each Notice you receive. For more information, see “Householding of Proxy Materials” on page 79 of this Proxy Statement.

Q:	May I change my vote or revoke my proxy?

A:	Yes. Whether you have voted via internet, telephone or mail, if you are a stockholder of record, you may change your vote and revoke your proxy by:

•	Sending a written statement to that effect to our Corporate Secretary, provided such statement is received at or prior to the Annual Meeting;

•	Submitting a vote at a later time via internet or telephone before the closing of those voting facilities at 11:59 p.m. (Eastern Time) on May 26, 2015;

•	Submitting a properly signed proxy card with a later date that is received at or prior to the Annual Meeting; or

•	Attending the Annual Meeting and voting in person.

If you hold shares in street name, you may submit new voting instructions by contacting your bank, broker or other nominee. You may also change your vote or revoke your voting instructions in person at the Annual Meeting if you obtain a signed proxy from the record holder (bank, broker or other nominee) giving you the right to vote the shares. Only the latest validly executed proxy that you submit will be counted.

Q:	Do I need a ticket to be admitted to the Annual Meeting?

A:	No, although only stockholders and one guest, and other individuals invited by the Company are entitled to attend the Annual Meeting. To obtain admission to the Annual Meeting, you must register in advance by emailing corporatesecretary@teamaol.com, by calling (212) 652-6450 or by faxing (703) 466-9813. You may bring one immediate family member as a guest. Please register by May 23, 2015. Please include the following information in your email, voicemail or fax:

•	your name and mailing address;

•	whether you need special assistance at the Annual Meeting;

•	the name of your immediate family member guest, if one will accompany you; and

•	if your shares are held for you in the name of your bank, broker or other nominee, evidence of your stock ownership (such as a letter from your bank or broker or a photocopy of a current brokerage or other account statement) as of April 2, 2015.

In addition, we may establish additional or different rules and regulations for admission into and the conduct of the Annual Meeting.

Q:	Do I also need to present identification to be admitted to the Annual Meeting?

A:	Yes, all stockholders and guests must present a valid, government-issued form of identification in order to be admitted to the Annual Meeting.

Q:	Could other matters be decided at the Annual Meeting?

A:	We are currently unaware of any matters to be raised at the Annual Meeting other than those referred to in this Proxy Statement. If other matters are properly presented at the Annual Meeting for consideration, the proxyholders will have the discretion to vote on those matters for you.

Q:	Who will pay for the cost of this proxy solicitation?

A:	We will pay for the cost of soliciting proxies. Proxies may be solicited on our behalf by directors, officers or employees (for no additional compensation) in person or by telephone, electronic transmission and facsimile transmission. We have hired Georgeson Inc. to solicit proxies. We will pay Georgeson Inc. a fee of $9,000, plus reasonable expenses, for these services. Brokers and other nominees will be requested to solicit proxies or authorizations from beneficial owners and will be reimbursed for their reasonable and documented expenses.

DEVELOPMENTS SINCE THE 2014 ANNUAL MEETING

Since the 2014 Annual Meeting, at which each of the Company’s directors standing for election was reelected, we have followed through on the commitments we made to stockholders. Specifically, we have achieved the following:

•	Grew total revenue and profit year-over-year each quarter of 2014
•	Completed 2014 with trend improvements across all segments and reduced corporate expenses
•	Grew pricing double-digits across AOL and third party properties for the full year 2014
•	Brought AOL Platforms business to profitability in full year 2014
•	Grew programmatic revenue 250% in 2014 surging to 39% of non-search advertising and other revenue during the fourth quarter compared to 6% in the fourth quarter of 2013
•	Delivered the fastest multi-platform user growth among top 5 internet properties
•	Repurchased approximately $98.6 million of our common stock and issued $379.5 million of convertible debt as part of our disciplined capital allocation strategy

NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIALS

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders to be held on May 27, 2015.

The Proxy Statement and Annual Report are available at http://corp.aol.com/proxymaterials.

ITEM 1—ELECTION OF DIRECTORS

The Board, upon recommendation of the Nominating and Governance Committee of the Board (the “Nominating and Governance Committee”), unanimously nominated the nine director nominees listed below for election to the Board at the Annual Meeting. Each of the nine nominees currently serves as a member of the Board and was last elected by the stockholders at the 2014 Annual Meeting of Stockholders.

Directors elected at the Annual Meeting will be elected to hold office until the 2016 Annual Meeting of Stockholders and until their successors are duly elected and qualified. Unless otherwise instructed, the proxyholders intend to vote the proxies held by them for the election of the nine director nominees named below. The proxies cannot be voted for more than nine candidates for director. If any of the nine director nominees is unable or unwilling to be a candidate for election by the time of the Annual Meeting (a contingency which the Board does not expect to occur), the proxyholders may vote for a substitute nominee chosen by the present Board to fill the vacancy. In the alternative, the proxyholders may vote just for the remaining nominees, leaving a vacancy that may be filled at a later date by the Board. Alternatively, the Board may reduce the size of the Board. Set forth below are the principal occupations, business experience, qualifications, directorships and certain other information for each of the nine director nominees.

Nominees for Election as Directors

Name, Title, Age and Tenure as a Director	Principal Occupation, Business Experience, Qualifications and Directorships
TIM ARMSTRONG Chairman and Chief Executive Officer AOL Inc. Director since 2009 Age 44

Mr. Tim Armstrong has served as Chairman and Chief Executive Officer of AOL since April 2009. Prior to that, Mr. Armstrong served as President, Americas Operations and Senior Vice President of Google Inc., a global technology company, and served on its operating committee. Mr. Armstrong joined Google Inc. in 2000 as Vice President, Advertising Sales. In 2004, Mr. Armstrong was promoted to Vice President, Advertising and Commerce and then in 2007 was named President, Americas Operations and Senior Vice President. Before joining Google Inc., Mr. Armstrong served as Vice President of Sales and Strategic Partnerships for Snowball.com Inc. from 1998 to 2000. Prior to that, he served as Director of Integrated Sales and Marketing at Starwave’s and Disney’s ABC/ESPN Internet Ventures. Mr. Armstrong started his career by co-founding and running a newspaper based in Boston, Massachusetts. Mr. Armstrong currently serves on the board of directors of The Priceline Group Inc. Mr. Armstrong is a trustee of Lawrence Academy, on the board of trustees of The Paley Center for Media, on the New York regional board of Teach for America and on the board of the Waterside Charter School. Mr. Armstrong is a Chair Emeritus of the Ad Council and Chairman of the IAB Education Foundation, both of which are non-profit organizations.

Skills and Qualifications

Mr. Armstrong brings to the Board extensive experience, expertise and background in internet marketing, sales and the interactive media industry gained from his former positions at Google Inc. He also possesses executive leadership experience and extensive knowledge of our business gained from his positions as Chairman and Chief Executive Officer with responsibility for the day-to-day oversight of the Company’s business operations.

Name, Title, Age and Tenure as a Director	Principal Occupation, Business Experience, Qualifications and Directorships
EVE BURTON Senior Vice President and General Counsel The Hearst Corporation Director since 2013 Age 56

Ms. Eve Burton has served as Senior Vice President and General Counsel of The Hearst Corporation, a diversified media company, since March 2012. She joined The Hearst Corporation in 2002 as Vice President and General Counsel and served in that role until March 2012. She also serves as an Adjunct Professor of Constitutional Law and Journalism at the Columbia University Graduate School of Journalism. Prior to that Ms. Burton was Vice President and Chief Legal Officer of CNN from 2000 to 2001 and Vice President of the New York Daily News from 1995 to 2000. Ms. Burton practiced law at Weil, Gotshal & Manges from 1992 to 1995 and was a law clerk for the Honorable Leonard B. Sand in the U.S. District Court for the Southern District of New York. Ms. Burton serves on the boards of directors of The Hearst Corporation and Gryphon Technologies LC.

Skills and Qualifications

Ms. Burton brings to the Board legal and business experience as a general counsel engaged in a broad range of publishing, broadcasting, cable networking and diversified communications activities. She brings insights into operational issues facing content companies in transition as well as an expertise in the area of media law, the First Amendment and government relations.

RICHARD DALZELL Former Senior Vice President and Chief Information Officer Amazon.com, Inc. Director since 2009 Age 58

Mr. Richard Dalzell was Senior Vice President and Chief Information Officer of Amazon.com, Inc., an online retailer, until his retirement in 2007. Previously, Mr. Dalzell served in numerous other positions at Amazon.com, Inc., including Senior Vice President of Worldwide Architecture and Platform Software and Chief Information Officer from 2001 to 2007, Senior Vice President and Chief Information Officer from 2000 to 2001 and Vice President and Chief Information Officer from 1997 to 2000. Prior to his employment with Amazon.com, Inc., Mr. Dalzell was Vice President of the Information Systems Division at Wal-Mart Stores, Inc. from 1994 to 1997. Mr. Dalzell serves on the board of directors of Intuit Inc.

Skills and Qualifications

Mr. Dalzell brings to the Board extensive experience, expertise and background in internet information technology gained from his service as the Chief Information Officer of Amazon.com, Inc. He also brings corporate leadership experience gained from his service in various senior executive roles at Amazon.com, Inc.

Name, Title, Age and Tenure as a Director	Principal Occupation, Business Experience, Qualifications and Directorships
ALBERTO IBARGÜEN President and Chief Executive Officer John S. and James L. Knight Foundation Director since 2011 Age 71

Mr. Alberto Ibargüen is the President and Chief Executive Officer of the John S. and James L. Knight Foundation, a private, independent foundation dedicated to the promotion of informed and engaged communities by funding quality journalism and media innovation, community engagement and the arts. Before joining the Foundation in 2005, Mr. Ibargüen served in various positions at Knight-Ridder, Inc. from 1995 to 2005, as Chairman & Publisher of The Miami Herald and as Vice President of International Operations, The Miami Herald and Publisher of El Nuevo Herald. Mr. Ibargüen serves on the boards of directors of American Airlines Group, Inc. (previously AMR Corporation) and PepsiCo, Inc.

Skills and Qualifications

Mr. Ibargüen brings to the Board extensive experience, expertise and background with regard to media, journalism, and financial matters gained from his current position as the President and Chief Executive Officer of the John S. and James L. Knight Foundation and from his service in various positions at Knight-Ridder, Inc. He also brings public company board experience gained from his service on the boards of directors of American Airlines Group, Inc. (previously AMR Corporation) and PepsiCo, Inc. and has served on the Audit Committees of both companies.

HUGH F. JOHNSTON Executive Vice President and Chief Financial Officer PepsiCo, Inc. Director since 2012 Age 53

Mr. Hugh Johnston has served since 2010 as Executive Vice President and Chief Financial Officer of PepsiCo, Inc., a global food and beverage company. Mr. Johnston joined PepsiCo in 1987 and has held a number of increasing leadership roles, including Executive Vice President, Global Operations from 2009 to 2010 and President, Pepsi-Cola North America Beverages from 2007 to 2009. Mr. Johnston left PepsiCo, Inc. from August 1999 through March 2002 to pursue a general management role as VP, Retail, at Merck Medco, leading the company’s retail pharmacy card business.

Skills and Qualifications

Mr. Johnston brings to the Board extensive experience, expertise and background in accounting, financial, strategy and general management matters gained from his current position as Executive Vice President and Chief Financial Officer of PepsiCo, Inc. and various senior executive roles at PepsiCo and Merck Medco.

Name, Title, Age and Tenure as a Director	Principal Occupation, Business Experience, Qualifications and Directorships
DAWN G. LEPORE Former CEO and Chairman of the Board drugstore.com, inc. Director since 2012 Age 61

Ms. Dawn Lepore was CEO and Chairman of the Board of drugstore.com, inc., a leading online retailer of health, beauty, and wellness products, which she led from 2004 until its sale to Walgreens in 2011. She also served as the former Interim Chief Executive Officer at Prosper Marketplace, Inc., a peer-to-peer lending marketplace, from March 2012 to January 2013. Prior to joining drugstore.com, Ms. Lepore held leadership positions at The Charles Schwab Company, an investment services firm that provides brokerage, banking and investment-related services to consumers and businesses. In Ms. Lepore’s 21 years with Schwab, she held a variety of roles. Ms. Lepore served as Vice Chairman of technology, operations, administration, strategy and active trader, was Chief Information Officer, a member of Schwab’s executive committee and a trustee of SchwabFunds. Ms. Lepore serves on the boards of directors of Real Networks, Inc. and Coupons.com Incorporated. Ms. Lepore previously served on the boards of directors of TJX Companies, Inc. from 2013 to 2014, eBay Inc. from 1999 to January 2013, The New York Times Company from 2008 to 2011 and drugstore.com, inc. from 2004 to 2011.

Skills and Qualifications

Ms. Lepore brings to the Board extensive experience, expertise and background in internet commerce and information technology gained from her roles at Schwab and background in building and operating online businesses gained from her service as Chief Executive Officer and Chairman of the Board of drugstore.com, inc. She also brings public company board experience gained from her service as a board member of Real Networks, Inc., Coupons.com Incorporated, TJX Companies, Inc., eBay Inc., The New York Times Company and drugstore.com, inc.

PATRICIA MITCHELL Former President and Chief Executive Officer The Paley Center for Media Director since 2009 Age 72

Ms. Patricia Mitchell served as President and Chief Executive Officer of The Paley Center for Media, a global non-profit cultural institution, from 2006 to May 2014 and then as Executive Vice Chair until December 2014. Ms. Mitchell is currently a consultant to The Paley Center for Media and other non-profit organizations. Before joining The Paley Center for Media, Ms. Mitchell was President and Chief Executive Officer of the Public Broadcasting Service, a non-profit public broadcasting television service, from 2000 to 2006. Ms. Mitchell also served as President of Turner Original Productions and CNN Productions and for more than two decades, Ms. Mitchell was a journalist and producer, serving as reporter, anchor, talk show host and executive for three broadcast networks and several cable channels. Ms. Mitchell previously served on the boards of directors of Sun Microsystems, Inc. from 2005 to 2010, Bank of America Corporation from 2001 to 2009 and Knight-Ridder, Inc. from 2002 to 2006.

Skills and Qualifications

Ms. Mitchell brings to the Board extensive experience, expertise and background in media, telecommunications and broadcasting gained from her service as the President and Chief Executive Officer and as Executive Vice Chair of The Paley Center for Media, as well as her former role as President and Chief Executive Officer of the Public Broadcasting Service. In addition, Ms. Mitchell brings public company board experience gained from her service on the boards of Sun Microsystems, Inc., Bank of America Corporation and Knight-Ridder.

Name, Title, Age and Tenure as a Director	Principal Occupation, Business Experience, Qualifications and Directorships
FREDRIC REYNOLDS Former Executive Vice President and Chief Financial Officer CBS Corporation Director since 2009 Age 64

Mr. Fredric Reynolds was with CBS Corporation, a media company, and its predecessor companies from 1994 until he retired in August 2009. Mr. Reynolds was Executive Vice President and Chief Financial Officer of CBS Corporation from 2005 to 2009. He also served as President and Chief Executive Officer of the Viacom Television Stations Group of Viacom Inc., and President of the CBS Television Stations Division of CBS, Inc. Before that, Mr. Reynolds served as Executive Vice President and Chief Financial Officer of Viacom Inc. and its predecessor CBS Corporation, which was formerly Westinghouse Electric Corporation. Mr. Reynolds joined Westinghouse from PepsiCo, Inc. Mr. Reynolds serves on the boards of directors of Mondelez International, Inc. (formerly Kraft Foods Inc.) and the Hess Corporation.

Skills and Qualifications

Mr. Reynolds brings to the Board extensive experience, expertise and background in media, telecommunications, accounting and financial matters gained from his service as the Chief Financial Officer of CBS Corporation, as well as his service on the Audit Committees of Mondelez International, Inc. (formerly Kraft Foods Inc.) and the Hess Corporation. He also brings corporate leadership experience gained from his service in various senior executive positions at CBS Corporation and Viacom Inc.

JAMES STENGEL President and Chief Executive Officer The Jim Stengel Company, LLC Director since 2009 Age 59

Mr. James Stengel has been President and Chief Executive Officer of The Jim Stengel Company, LLC, a marketing think tank and consulting firm, since 2008. Mr. Stengel is also currently an adjunct marketing professor at UCLA’s Anderson School of Management. Mr. Stengel worked at The Procter & Gamble Company, a global consumer products company, from 1983 to 2008, holding a variety of positions including Global Marketing Officer from 2001 to 2008. Mr. Stengel served on the boards of directors of Motorola, Inc. prior to the spin-off of Motorola Mobility, Inc. in January 2011 and Motorola Mobility Inc. prior to its sale to Google Inc. in 2012.

Skills and Qualifications

Mr. Stengel brings to the Board extensive experience, expertise and background in branding and marketing, having served as the Global Marketing Officer of Procter & Gamble Company. He also brings public company board experience and leadership development experience gained from his service as a board member and as the Chairman of the Compensation and Leadership Committee of Motorola Mobility, Inc. prior to its sale to Google Inc. in 2012, and of Motorola, Inc. prior to the spin-off of Motorola Mobility, Inc. in January 2011.

THE BOARD UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE “FOR”

THE ELECTION OF EACH OF THE NINE DIRECTOR NOMINEES NAMED ABOVE.

BOARD OF DIRECTORS INFORMATION

Committees of the Board and Meetings

There are currently four standing committees of the Board: the Audit and Finance Committee, the Compensation and Leadership Committee, the Nominating and Governance Committee and the Executive Committee (each, a “Committee”). Currently, as discussed in more detail below, each Committee is comprised entirely of independent directors, consistent with the definition of “independent” under the NYSE listing standards applicable to boards of directors generally and board committees in particular. Each Committee is authorized to retain its own outside counsel and other advisors as it deems necessary or advisable.

The Board has adopted written charters for each of its standing Committees, copies of which are posted on our website at www.corp.aol.com/corpgov. A stockholder also may request a copy of these materials in print, without charge, by contacting our Corporate Secretary at AOL Inc., 770 Broadway, New York, New York 10003. Each of the Audit and Finance Committee, the Compensation and Leadership Committee, the Nominating and Governance Committee and the Executive Committee reviews its charter on an annual basis. Each Committee makes recommendations, as appropriate, to management or the full Board as a result of its charter review.

The following table summarizes the current membership of the Board and each of its standing Committees, as well as the number of times the Board and each Committee met during 2014.

Name	Board	Audit and Finance Committee	Compensation and Leadership Committee	Nominating and Governance Committee	Executive Committee
Tim Armstrong	Chairperson
Eve Burton*	Member			Member
Richard Dalzell*	Member		Member
Alberto Ibargüen*	Member	Member		Member
Hugh Johnston*	Member	Chairperson			Member
Dawn Lepore*	Member	Member
Patricia Mitchell*	Member			Chairperson	Member
Fredric Reynolds*	Member				Chairperson
James Stengel*	Member		Chairperson		Member

Number of 2014 Meetings	13	7	8	7	3
*	Independent Director

Each current director attended 75% or more of the total number of meetings of the Board and of the Committees on which each such director served during 2014. In addition to the four standing Committees, the Board may approve, and has from time to time approved, the creation of special committees to act on behalf of the Board.

Audit and Finance Committee

The Audit and Finance Committee of the Board (the “Audit and Finance Committee”), among other things:

•	assists in the Board’s oversight of the quality and integrity of our financial statements and accounting practices;

•	selects an independent registered public accounting firm, taking into account the vote on ratification by stockholders at our annual meeting;

•	pre-approves all services to be provided to us by our independent registered public accounting firm;

•	confers with our independent auditors on the matters required to be discussed under Auditing Standard No. 16 as well as such other matters relating to the annual financial audit as appropriate;

•	oversees our internal audit function;

•	reviews the Company’s capital allocation, tax and financial planning strategies with management; and

•	meets with our independent auditor, our financial personnel and internal financial controllers regarding our internal controls and other matters; and assists in overseeing our compliance, internal controls and risk management policies.

All members of the Audit and Finance Committee are “independent,” consistent with the NYSE listing standards applicable to boards of directors in general and audit committees in particular and SEC rules regarding audit committees. In addition, the Board has determined that each of the members of the Audit and Finance Committee is financially literate and that Mr. Johnston has sufficient accounting and related financial management expertise to satisfy the criteria to be an “audit committee financial expert” under the rules and regulations of the SEC.

In accordance with the Audit and Finance Committee charter, no Audit and Finance Committee member may simultaneously serve on more than two other public company audit committees unless the Board specifically determines that it would not impair the ability of an existing or prospective member to serve effectively on the Audit and Finance Committee. None of the current members currently serves on more than two other public company audit committees.

Compensation and Leadership Committee

The Compensation and Leadership Committee of the Board (the “Compensation Committee”), among other things:

•	sets our general policy regarding executive compensation and reviews, no less than annually, the compensation provided to our Chief Executive Officer (“CEO”) and such other senior executives of the Company as the Compensation Committee may, from time to time, determine should be subject to the Compensation Committee’s direct purview, currently including (i) the Company’s employees with the title of Executive Vice President or higher, (ii) any other officer within the scope of Section 16 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (each, a “Section 16 officer”) and (iii) each of the Company’s other employees, if any, whose annual total target compensation has a value of $3 million or greater;

•	reviews and approves the compensation (including salary, bonus, equity, equity-based incentives and any other incentive compensation and other benefits, direct and indirect) of our CEO and other senior executives as are subject to the Compensation Committee’s direct purview;

•	reviews and approves corporate goals and objectives relevant to the CEO’s and other senior executives’ compensation, including annual performance objectives;

•	oversees our disclosure regarding executive compensation, including the Compensation Committee report on executive officer compensation as required by the SEC to be included in our annual Proxy Statement and included or incorporated by reference in our annual report on Form 10-K;

•	approves any employment agreements for our CEO and other senior executives;

•	oversees the Company’s overall compensation structure, practices, benefit plans and human development policies, including, as appropriate, reviewing and recommending compensation and benefit plans for Board approval;

•	annually considers whether there are any risks arising from the Company’s compensation policies and overall actual compensation practices for employees, including non-executive officers, that are reasonably likely to have a material adverse effect on the Company;

•	administers the Company’s executive bonus and equity-based incentive plans;

•	assesses the results of the Company’s most recent advisory vote to approve executive compensation, and considers and recommends to the Board the frequency of the Company’s advisory vote to approve executive compensation;

•	oversees the Company’s response to any regulatory developments affecting compensation;

•	reviews and oversees executive leadership and organizational development and practices;

•	periodically reviews compliance by senior executives with the Company’s equity ownership guidelines;

•	annually assesses whether the work of compensation consultants involved in determining or recommending executive or director compensation has raised any conflict of interest that is required to be disclosed in the Company’s Proxy Statement and Annual Report on Form 10-K; and

•	reviews and makes recommendations to the Board (together with the Nominating and Governance Committee) regarding the Company’s response to stockholder proposals related to compensation matters for inclusion in our annual Proxy Statement.

All members of the Compensation Committee are “independent,” consistent with the NYSE listing standards applicable to boards of directors in general and compensation committees in particular. In addition, all members of the Compensation Committee qualify as “non-employee directors” (within the meaning of Rule 16b-3 of the Exchange Act and as “outside directors” (within the meaning of Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”)).

Delegation of Authority with Respect to Equity Grants

Pursuant to its charter, unless otherwise prohibited by law, our certificate of incorporation or our by-laws, the Compensation Committee may delegate its responsibilities to subcommittees or individuals. The Compensation Committee has delegated limited authority to individuals serving as our chief executive officer, chief financial officer, chief legal officer and chief human resources officer to make certain equity grants outside of the annual equity grant process to non-executive management employees who are newly hired or who are otherwise selected by the CEO to receive a grant other than employees with the title of Executive Vice President or higher, any other Section 16 officer or any employee whose annual total target compensation has a value of $3 million or greater.

Compensation Consultant

The Compensation Committee has the authority under its charter to retain outside consultants or advisors, as it deems necessary or advisable. In accordance with this authority, the Compensation Committee has engaged Compensation Advisory Partners LLC (“CAP”) as its independent compensation consultant to provide it with objective and expert analyses, advice and information with respect to executive compensation. All executive compensation services provided by CAP were conducted under the direction or authority of the Compensation Committee. After considering the following six factors with respect to CAP, our Compensation Committee has concluded that CAP is independent and that no conflict of interest exists with CAP: (i) the provision of other services to us by CAP; (ii) the amount of fees received from us by CAP, as a percentage of the total revenue of CAP; (iii) the policies and procedures of CAP that are designed to prevent conflicts of interest; (iv) any business or personal relationship of the CAP consultant with a member of the Compensation Committee; (v) any of our stock owned by the CAP consultants; and (vi) any business or personal relationship of the CAP consultant or CAP with any of our executive officers.

In addition to CAP, members of our Human Resources, Legal and Finance Departments support the Compensation Committee in its work.

For additional information on the Compensation Committee’s activities, its use of outside advisors and its consideration and determination of executive compensation, see “Executive Compensation—Compensation Discussion and Analysis” beginning on page 32 of this Proxy Statement.

Compensation Programs and Risk Management

Management engaged the executive compensation firm Exequity LLP (“Exequity”) to assist us in conducting a detailed review and analysis of risk associated with the employee compensation plans administered by the Company in 2014, including (i) base pay, (ii) cash-based incentive plans, (iii) sales incentive plans and (iv) equity plans.

Key characteristics of our compensation plans and programs, such as the structure of annual and long-term incentives, the combination and number of metrics used in such programs, the positions eligible to participate, the use and availability of discretion (including the ability of program administrators to limit award payouts), individual target and maximum awards and the timing of payouts were analyzed based on the level of risk associated with the plans and programs.

The assessment also identified and evaluated characteristics of the plans and programs that mitigate risk associated with compensation, including the processes for calculating payouts under incentive compensation programs (such as third-party verification or determination of performance achieved), approval processes (including the ability of program administrators to limit award payouts), maximum payouts, use of a combination of long-term and short-term incentive programs with different time horizons for measuring performance, share ownership and equity retention policies for senior executives, the mix of cash bonuses and long-term equity incentive compensation, the existence of claw-back and anti-pledging policies, and multi-year vesting schedules for equity awards.

Based on this detailed review and analysis, management and the Compensation Committee determined that there are no risks arising from the Company’s compensation policies and practices that are reasonably likely to have a material adverse effect on the Company.

Nominating and Governance Committee

The Nominating and Governance Committee, among other things:

•	develops and recommends to the Board our corporate governance principles and otherwise takes a leadership role in corporate governance matters;

•	reviews, evaluates the adequacy of, and recommends to the Board, amendments to our by-laws, certificate of incorporation and other governance policies;

•	reviews and makes recommendations to the Board regarding the purpose, structure, composition and operations of our various Committees;

•	identifies, reviews and recommends directors for election to the Board and establishes procedures for stockholders to recommend director candidates for the Nominating and Governance Committee to consider;

•	reviews compliance by non-employee directors with the Company’s stock ownership guidelines for non-employee directors;

•	reviews the compensation for non-employee directors and makes recommendations to the Board;

•	reviews the leadership structure of the Board and recommends changes to the Board as appropriate and makes a recommendation to the independent directors regarding the appointment of the lead independent director (the “Lead Independent Director”);

•	evaluates annually the performance of the Chairman of the Board and the Lead Independent Director;

•	oversees the Board’s annual self-evaluation process;

•	reviews and approves related-person transactions;

•	reviews and makes recommendations to the Board regarding our response to stockholder proposals for inclusion in our annual Proxy Statement; and

•	oversees and monitors general governance matters including regulatory developments relating to corporate governance and our corporate social responsibility activities.

All of the members of the Nominating and Governance Committee are “independent” as defined by the NYSE listing standards.

Executive Committee

The Executive Committee of the Board (the “Executive Committee”), consisting of the Lead Independent Director (as described below) and the Chairs of the Audit and Finance Committee, the Nominating and Governance Committee and the Compensation Committee, provides flexibility to act promptly between regularly scheduled meetings of the Board. During these intervals, the Board has granted to the Executive Committee all the powers of the Board in the management of the business and affairs of the Company, including the ability to review and approve all of the Company’s proposed transactions in which the dollar amount for any such proposed transaction equals or exceeds $10 million and is no greater than $100 million, except (i) as limited by the Company’s Amended and Restated Certificate of Incorporation or Amended and Restated By-laws, the rules of the NYSE or applicable law or regulation and (ii) with respect to matters that are specifically reserved for another committee of the Board. The Executive Committee also oversees the CEO succession planning process, including an emergency succession plan.

GOVERNANCE OF YOUR COMPANY

Our Standards of Business Conduct, our Code of Ethics for Our Senior Executive and Senior Financial Officers, our Corporate Governance Policy, our Committee charters and other corporate governance information are available on our website at www.corp.aol.com/corpgov. Any stockholder also may request them in print, without charge, by contacting our Corporate Secretary at AOL Inc., 770 Broadway, New York, New York 10003.

Standards of Business Conduct

Our Standards of Business Conduct apply to our employees and members of the Board. The Standards of Business Conduct establish policies pertaining to, among other things, employee conduct in the workplace, electronic communications and information security, accuracy of books, records and financial statements, securities trading, confidentiality, conflicts of interest, fairness in business practices, the Foreign Corrupt Practices Act, the UK Bribery Act, antitrust laws and political activities and solicitations.

Our Chief Compliance Officer oversees adherence to the Standards of Business Conduct in addition to overseeing our compliance function throughout our business. Our Chief Compliance Officer also assists in the communication of the Standards of Business Conduct and oversees employee education regarding its requirements, including compliance training. All employees worldwide participate in annual business conduct training.

We maintain an employee help line, called the SBC Help Line. The SBC Help Line and the Whistleblower Procedures discussed below are the Company’s primary mechanisms for receiving and acting on business conduct and ethical complaints. Through the SBC Help Line, employees can report integrity concerns or seek guidance on business conduct matters. In some countries, local and regional differences in culture and law limit the scope and types of reports we may accept through our SBC Help Line. We provide alternative reporting direction for employees in these countries. The SBC Help Line has a toll-free number for U.S.-based employees, and provides toll-free international numbers for employees based in some countries outside the United States. Employees may also report integrity concerns via an online form, mail, or email. If an employee alleges a complaint, our Chief Compliance Officer receives the report and then coordinates with internal and outside resources, as appropriate, to investigate reported concerns. The Chief Compliance Officer regularly reports to the Audit and Finance Committee inquiries and complaints we receive through the SBC Help Line and any resulting investigations and corrective actions.

Code of Ethics for Our Senior Executive and Senior Financial Officers

Our Code of Ethics for Our Senior Executive and Senior Financial Officers (the “Code of Ethics”) applies to certain senior management of the Company, including individuals in the role of CEO, Chief Financial Officer (“CFO”), Controller and the senior-most tax executive (and others performing similar senior executive functions at the Company from time to time in the future). Among other things, the Code of Ethics mandates that the designated officers engage in and promote honest and ethical conduct, avoid conflicts of interest and disclose any material transaction or relationship that reasonably could be expected to give rise to a conflict, protect the confidentiality of non-public information about the Company, take all reasonable measures to achieve responsible use of the Company’s assets and resources, comply with all applicable governmental rules and regulations and promptly report any possible violation of the Code of Ethics. Additionally, the Code of Ethics requires that these individuals promote full, fair, accurate, timely and understandable disclosure in the Company’s publicly filed reports and other public communications and sets forth standards for accounting practices and records. We hold individuals to whom the Code of Ethics applies accountable for adherence to the Code of Ethics. Our Chief Compliance Officer oversees and assists in the communication of the Code of Ethics.

We intend to disclose any amendments to or waivers of provisions of the Standards of Business Conduct or Code of Ethics granted to directors or executive officers by posting such information on our website.

Whistleblower Procedures

With respect to complaints and concerns regarding accounting, internal accounting controls and auditing, and in response to Section 301 of the Sarbanes-Oxley Act of 2002, the Audit and Finance Committee has established additional procedures, referred to as Whistleblower Procedures. Under these procedures, as under our standard SBC Help Line procedures, persons, including employees of the Company, may submit, without fear of retaliation, and, where the law permits, anonymously, an allegation of questionable accounting, internal accounting controls or auditing matters to the Company through the SBC Help Line options described above. Employees may also report these types of complaints and concerns to the Company’s Controller. The Chief Compliance Officer’s regular reports to the Audit and Finance Committee include these complaints and concerns, and if the Chief Compliance Officer and/or Company management determine that an allegation is both credible and material to the Company’s financial reporting, financial condition or internal controls, they will inform the Audit and Finance Committee promptly and they will assist in determining the manner in which such material allegation is to be investigated.

Corporate Governance Policy

Our commitment to good corporate governance is reflected in our Corporate Governance Policy, which describes the Board’s views on a wide range of governance topics. The Corporate Governance Policy is reviewed no less than annually by the Nominating and Governance Committee and, to the extent deemed appropriate in light of emerging practices, revised accordingly, upon recommendation to and approval by the Board.

Significant Governance Practices

Board Composition and Director Nomination Process

Our director recruitment process involves, among other steps: developing criteria for selecting members of the Board; identifying potential candidates; reviewing the potential candidates against the relevant criteria; interviewing the potential candidates; and exchanging relevant information between us and the potential candidates. We have retained an outside executive search firm to assist in the process of identifying and recruiting individuals to serve on our Board.

The Nominating and Governance Committee evaluates director candidates in accordance with the director membership criteria described in our Corporate Governance Policy. The Nominating and Governance Committee evaluates a candidate’s qualifications to serve as a member of our Board based on the skills and characteristics of individual directors as well as the composition of our Board as a whole. With regard to the criteria for our Board members, we believe that each director should possess integrity, judgment, acumen, familiarity with our business, independence of thought and the ability to work collegially, as well as the time and ability to make a constructive contribution to the Board. In addition, we endeavor to provide that the Board has the appropriate overall mix of professional skills and background, industry experience, financial expertise (including expertise that would qualify a director as a “financial expert” as that term is defined under the rules and regulations of the SEC), age, diversity and geographic background to fulfill the roles of the Board and its committees. In particular, we seek skilled persons in the areas of finance, accounting, technology, marketing and general executive management, as well as those who are experienced in the areas of advertising, media and government. Finally, we seek to have a substantial majority of the Board members who are independent under the NYSE listing standards, and have a majority of the Board members possess prior experience working closely with, or serving on, the board of a public company.

At least annually, in connection with the board self-evaluation and director nomination processes, the Board evaluates its composition to assess the skills and experience that are currently represented on the Board, as well as those that the Board will find valuable in the future, given the Company’s current position and strategic plans. This evaluation enables the Board to update the Board membership criteria as the Company’s needs evolve over time and to assess the effectiveness of efforts at pursuing diversity. In connection with the nominations of each of the current Board members for election as directors at the Annual Meeting, the Board considered the biographical information and director qualifications set forth with respect to each Board member under “Item 1—Election of Directors—Nominees for Election as Directors.”

The Nominating and Governance Committee considers and reviews all candidates in the same manner regardless of the source of the recommendation. The Nominating and Governance Committee has established procedures for stockholders of the Company to recommend director candidates. Stockholders who wish to recommend director candidates for the Nominating and Governance Committee’s consideration should send their recommendation to our Corporate Secretary at AOL Inc., 770 Broadway, New York, New York 10003 and should include:

•	the full name, address and telephone number of the stockholder making the recommendation and of the candidate being recommended;

•	the number of shares of the Company’s stock that are beneficially owned by the stockholder making the recommendation and the amount of time such shares have been held;

•	a description of all arrangements or understandings between the stockholder and the candidate;

•	a brief explanation of the value or benefit that the stockholder making the recommendation believes that the candidate would provide to the Company as a director along with a copy of the candidate’s résumé, references and an executed written consent of the candidate to be interviewed by the Nominating and Governance Committee, if the Nominating and Governance Committee chooses to do so in its discretion, and to serve as a director of the Company if elected; and

•	an analysis of the candidate’s qualifications to serve on the Board and on each of the Board’s committees in light of the criteria set forth in the Company’s by-laws and Corporate Governance Policy (including all regulatory requirements incorporated by reference therein).

In addition, our amended and restated by-laws provide that any stockholder of record entitled to vote for the election of directors at the applicable meeting of stockholders may nominate persons for election to our Board, if such stockholder complies with the applicable advance notice procedures in the Company’s by-laws, which are discussed on page 79 of this Proxy Statement.

Annual Meeting of Stockholders

We encourage all of our directors to attend each annual meeting of stockholders. All nine of the directors who were members of our Board at the time of our 2014 Annual Meeting of Stockholders attended that meeting.

Director Independence and Independence Determinations

Under NYSE rules, a director is not independent unless the Board makes an affirmative determination to such effect. In order to determine that a director is independent, the Board must affirmatively determine that the director has no material relationship with the Company, and the director must satisfy the standards and objective tests set forth under NYSE rules.

In making this determination, the Board considers all relevant facts and circumstances, including commercial, charitable and familial relationships that exist between the director and the Company, or between entities with which the director is affiliated and the Company. In the event a director has a relationship with the Company that is relevant to his or her independence, the Board determines in its judgment whether such relationship is material. During its independence review, the Board considered that Mr. Armstrong, our Chairman and CEO, serves on the Board of Trustees of The Paley Center for Media, a non-profit institution, where Ms. Mitchell served as President and CEO until May 2014 and then as Executive Vice Chair until December 2014. The Board determined that this relationship does not impair Ms. Mitchell’s independence because Mr. Armstrong does not serve on the Executive Compensation Committee of The Paley Center for Media’s Board of Trustees or otherwise determine or influence Ms. Mitchell’s compensation. The Board also considered that the Company made charitable contributions to The Paley Center for Media in each of 2012, 2013 and 2014, but in each year the amounts involved did not exceed the greater of $1 million or 2% of The Paley Center for Media’s consolidated gross revenues. The Board determined that the Company’s charitable contributions to The Paley Center for Media do not impair Ms. Mitchell’s independence. Ms. Mitchell is no longer an officer or employee of The Paley Center for Media.

Our Corporate Governance Policy requires that a substantial majority of the members of the Board and that all the members of the Audit and Finance Committee, the Compensation Committee and the Nominating and Governance Committee be independent under the NYSE regulations. The Board has determined that each of the following director nominees is independent: Ms. Burton, Ms. Lepore and Ms. Mitchell, and Messrs. Dalzell, Ibargüen, Johnston, Reynolds and Stengel. Mr. Armstrong, our CEO, is not independent.

Board Leadership Structure

The Board has determined that combining the CEO and Chairman positions is currently the appropriate leadership structure for the Company. The Board believes that combining the CEO and Chairman roles fosters clear accountability, effective decision-making and alignment on corporate strategy between the Board and the senior management of the Company. Nevertheless, the Board believes that “one-size” does not fit all, and that the decision of whether to combine or separate the positions of CEO and Chairman depends upon each company’s particular circumstances at a given point in time. Accordingly, the Board intends to carefully consider from time to time, including during its annual self-evaluation, whether the CEO and Chairman positions should be combined or separated based on what the Board believes is best for the Company and its stockholders at that time.

The Board has a Lead Independent Director who is elected by the independent members of the Board. Currently, the Lead Independent Director is Mr. Reynolds. As set forth in the Company’s Corporate Governance Policy, the responsibilities of the Lead Independent Director include:

•	presiding at executive sessions of the non-employee and independent directors and at meetings of the Board at which the Chairperson is not present;

•	serving as the liaison between the Chairperson of the Board and the independent directors;

•	approving the schedule, agenda and information for Board meetings (including seeking input from the independent board members on agenda items for specific Board meetings and having the ability to include specific items on those agendas);

•	providing leadership and serving as temporary Chairperson of the Board and CEO in the event of the inability of the Chairperson or CEO to fulfill his or her role due to crisis or any other event or circumstance;

•	advising the Chairperson of the Board with respect to consultants who may report directly to the Board;

•	working with the Nominating and Governance Committee on the annual Board self-assessment;

•	convening executive sessions of the non-employee and independent directors when necessary and appropriate; and

•	being available, as appropriate, for communication with the Company’s stockholders.

As part of its evaluation of the Board’s leadership structure, the Board considered the fact that it has appointed a Lead Independent Director with responsibilities that are substantially similar to many of the functions typically fulfilled by a board chairman, including presiding at executive sessions of independent directors and convening such sessions when necessary and appropriate, serving as the liaison between the CEO and the independent directors, approving the agenda for Board meetings and being available for communication with the Company’s stockholders. The Board believes that the Lead Independent Director position balances the need for effective and independent oversight of management with the significant benefits of strong, unified leadership. In addition, the Board has noted that all of the members of the Board other than Mr. Armstrong are independent, and that all of the members of each of the committees of the Board are independent, within the meaning of “independent” under NYSE listing standards.

The Board has also considered that the combined role of CEO and Chairman promotes unified leadership and direction for the Company as it continues to execute its strategy to improve the Company’s growth trajectory and create meaningful stockholder value. Additionally, the Board believes that the current structure promotes effective decision-making by seeing that the Board’s agenda responds to the Company’s strategic opportunities and challenges and that the Board receives the information it needs to fulfill its responsibilities. The Board also considered that the combined role of CEO and Chairman allows one person to speak on behalf of the Company to its customers, employees and stockholders, and minimizes inefficiencies that might arise under a different structure as the Board and management respond to developments affecting the Company. The Board believes that its existing structure is in the best interest of the Company and our stockholders, as it allows for a balance of authority between the CEO and Chairman and the independent directors and provides an environment in which the independent directors, under the leadership of the Lead Independent Director, are fully informed, have significant input into the content of Board meeting agendas and are able to provide objective and thoughtful oversight of management.

Executive Sessions of Non-Employee and Independent Directors

In 2014, the independent directors on the Board met in executive sessions six times, without any employee directors or management present. Executive sessions of the non-employee directors and independent directors are led by the Lead Independent Director and facilitate candid discussion of the independent directors’ viewpoints regarding the performance of management and the strategic direction of the Company.

Board and Committee Evaluations

Annually the Board and each of the Audit and Finance, Compensation and Leadership and Nominating and Governance Committees evaluate and discuss their respective performances and effectiveness, as required by our Corporate Governance Policy and their respective charters. These evaluations cover a wide range of topics, including, but not limited to, the fulfillment of the Board and Committee responsibilities identified in the Corporate Governance Policy and Committee charters, which are posted on our website at www.corp.aol.com/corpgov.

Communications with the Board of Directors

Stockholders and other interested parties who wish to communicate with our Board or a particular member of our Board (including the Lead Independent Director) or with the non-management or independent directors as a group, may do so by addressing such communications to our Corporate Secretary, AOL Inc., 770 Broadway, New York, New York 10003 or corporatesecretary@teamaol.com, who will forward such communications to the appropriate party. Such communications may be made confidentially or anonymously. All communications that relate to matters that are within the scope of the responsibilities of the Board and its Committees will be forwarded to the Chairman (or Lead Independent Director, as the case may be). Communications that relate to matters that are within the responsibility of one of the Committees will also be forwarded to the Chair of the appropriate Committee. Communications that relate to ordinary business matters that are not within the scope of the Board’s responsibilities, such as customer complaints, will be sent to the appropriate contact person within the Company. Solicitations, junk mail and obviously frivolous or inappropriate communications will not be forwarded, but will be made available to any director who wishes to review them.

Oversight of Risk Management

The Board has overall responsibility for risk oversight with a focus on the most significant risks facing the Company. The Board carries out its risk oversight responsibilities primarily through the Audit and Finance Committee, which is responsible for oversight of the Company’s risk management policies and procedures. The Company is exposed to a number of risks including financial risks, strategic and operational risks and risks relating to regulatory and legal compliance. The Audit and Finance Committee discusses with management the Company’s major risk exposures and the steps management has taken to monitor and control such exposures, including the guidelines and policies to govern the process by which risk assessment and risk management are undertaken. The CFO is responsible for the Company’s risk management function and works closely with the Company’s senior management to identify risks material to the Company. The CFO reports regularly to the CEO and the Audit and Finance Committee regarding the Company’s risk management policies and procedures. In that regard, the CFO meets with the Audit and Finance Committee regularly to discuss the risks facing the Company, highlighting any new risks that may have arisen since they last met. The Audit and Finance Committee also reports to the Board on a regular basis to apprise Board members of its discussions with the CFO regarding the Company’s risk management efforts. The CEO or CFO report directly to the Board at least annually to apprise it of the Company’s risk management efforts.

In addition, the Compensation Committee discusses with management the Company’s major risks associated with the Company’s compensation plans and programs as described on page 15 of this Proxy Statement.

ITEM 2—RATIFICATION OF THE APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Audit-Related Matters

Report of the Audit and Finance Committee

In accordance with its charter, the Audit and Finance Committee assists the Board in fulfilling responsibilities in a number of areas. These responsibilities include, among others: (i) overseeing the quality and integrity of our financial statements and accounting practices; (ii) selecting an independent registered public accounting firm (taking into account the vote on ratification by the stockholders); (iii) pre-approving all services to be provided to us by our independent registered public accounting firm; (iv) reviewing and discussing matters required to be discussed under Auditing Standard No. 16, as adopted by the Public Company Accounting Oversight Board (the “PCAOB”) and amended from time to time, and such other matters pertaining to the annual financial audit as the Committee may deem appropriate; (v) reviewing the independence of our independent registered public accounting firm; (vi) overseeing our internal audit function; (vii) meeting with our independent registered public accounting firm and appropriate financial and accounting personnel regarding our internal controls and other matters; and (viii) overseeing all of our compliance, internal controls and risk management policies. To assist it in fulfilling its oversight and other duties, the Audit and Finance Committee regularly meets separately with the internal auditor, the independent registered public accounting firm and management.

Independent Registered Public Accounting Firm and Internal Audit Matters

The Audit and Finance Committee discussed with the Company’s independent registered public accounting firm its plan for the audit of the Company’s annual consolidated financial statements as of and for the year ended December 31, 2014 (the “2014 Annual Financial Statements”), as well as reviews of the Company’s quarterly financial statements (the “2014 Quarterly Financial Statements” and together with the 2014 Annual Financial Statements, the “2014 Financial Statements”). The Audit and Finance Committee met with the independent registered public accounting firm, with and without management present, to discuss the results of its audits and quarterly reviews of the 2014 Financial Statements, as well as its evaluations of the Company’s internal control over financial reporting and the overall quality of the Company’s accounting principles. The Audit and Finance Committee has also appointed Ernst & Young as the Company’s independent registered public accounting firm for 2015.

The Audit and Finance Committee has reviewed and approved the annual internal audit plan for 2015 and has met with the head of the internal audit group, with and without management present, to review and discuss internal audit matters.

Financial Statements as of and for the year ended December 31, 2014

The Company’s management is responsible for the Company’s financial statements and the reporting process, including its systems of internal and disclosure controls (including internal control over financial reporting). The independent registered public accounting firm is responsible for performing an independent audit of the Company’s consolidated financial statements and expressing an opinion on the conformity of the consolidated financial statements with U.S. generally accepted accounting principles (“GAAP”). The independent registered public accounting firm also expresses an opinion on the Company’s internal control over financial reporting.

In this context, the Audit and Finance Committee has met and held discussions with management and the independent registered public accounting firm with respect to the 2014 Financial Statements. Management represented to the Audit and Finance Committee that the Company’s consolidated financial statements were prepared in accordance with U.S. GAAP.

In connection with its review of the Company’s year-end financial statements, the Audit and Finance Committee has reviewed and discussed with management and the independent registered public accounting firm the consolidated financial statements, management’s assessment of the effectiveness of the Company’s internal control over financial reporting and the independent registered public accounting firm’s evaluation of the effectiveness of the Company’s internal control over financial reporting. The Audit and Finance Committee also discussed with the independent registered public accounting firm the matters required to be discussed by applicable PCAOB rules, including the quality and acceptability of the Company’s accounting policies, financial reporting processes and controls. The Audit and Finance Committee also received the written disclosures and the letter from the independent registered public accounting firm required by the PCAOB regarding the independent registered public accounting firm’s communications with the Audit and Finance Committee concerning independence, and the Audit and Finance Committee discussed with Ernst & Young its independence from the Company and its management. The Audit and Finance Committee further considered whether the provision by the independent registered public accounting firm of any non-audit services described elsewhere in this Proxy Statement is compatible with maintaining auditor independence and determined that the provision of those services does not impair the independent registered public accounting firm’s independence.

In performing its functions, the Audit and Finance Committee acts only in an oversight capacity and necessarily relies on the work and assurances of the Company’s management, internal audit group and independent registered public accounting firm, which, in their reports, express opinions on the conformity of the Company’s annual financial statements with U.S. GAAP and the effectiveness of the Company’s internal control over financial reporting.

In reliance on the reviews and discussions referred to in this Report and in light of its role and responsibilities, the Audit and Finance Committee recommended to the Board, and the Board approved, that the audited financial statements of the Company be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2014 (the “2014 Form 10-K”) filed with the SEC.

Submitted by the Audit and Finance Committee of the Company’s Board of Directors:

Hugh Johnston (Chair)

Alberto Ibargüen

Dawn Lepore

Policy Regarding Pre-Approval of Services Provided by the Independent Auditors

The Audit and Finance Committee has established a policy (the “Pre-Approval Policy”) requiring its pre-approval of all audit services and permissible non-audit services provided by the independent registered public accounting firm, along with the associated fees for those services. The Pre-Approval Policy provides for the annual pre-approval of specific types of services pursuant to policies and procedures adopted by the Audit and Finance Committee and gives detailed guidance to management as to the specific services that are eligible for such annual pre-approval.

The Pre-Approval Policy requires the specific pre-approval of all other permitted services. In evaluating any pre-approval, the Audit and Finance Committee considers whether the provision of a non-audit service is consistent with the SEC’s rules on registered public accounting firm independence, including whether provision of the service: (i) would create a mutual or conflicting interest between the independent registered public accounting firm and the Company; (ii) would place the independent registered public accounting firm in the position of auditing its own work; (iii) would result in the independent registered public accounting firm acting in the role of management or as an employee of the Company; or (iv) would place the independent registered public accounting firm in a position of being an advocate for the Company. Additionally, the Audit and Finance Committee considers whether the independent registered public accounting firm is best positioned and qualified to provide the most effective and efficient service, based on factors such as the independent registered public accounting firm’s familiarity with the Company’s business, personnel, culture, accounting systems or risk profile and whether provision of the service by the independent registered public accounting firm would enhance the Company’s ability to manage or control risk or improve audit quality or would otherwise be beneficial to the Company. The Audit and Finance Committee also considers the relative level of fees for audit and non-audit services in deciding whether to pre-approve such services. The Audit and Finance Committee has delegated to its Chair the authority to address certain requests for pre-approval of services between meetings of the Audit and Finance Committee, and the Chair must report any pre-approval decisions to the Audit and Finance Committee at its next regular meeting. The Pre-Approval Policy is designed to provide that there is no delegation by the Audit and Finance Committee of authority or responsibility for pre-approval decisions to management of the Company. The Audit and Finance Committee monitors compliance by management with the Pre-Approval Policy by requiring the CFO, pursuant to the Pre-Approval Policy, to report to the Audit and Finance Committee on a regular basis regarding the pre-approved services rendered by the independent registered public accounting firm. Management has also implemented internal procedures to promote compliance with the Pre-Approval Policy.

Audit and Non-Audit Fees

In connection with the audit of the 2014 Annual Financial Statements and review of the 2014 Quarterly Financial Statements the Company entered into an agreement with Ernst & Young that sets forth the terms under which Ernst & Young performed audit and review services for the Company.

The following table presents the aggregate fees billed for professional services rendered by Ernst & Young for the audit and review of our financial statements for 2014 and 2013 and the aggregate fees for other services rendered by Ernst & Young billed in those periods (in thousands):

	2014	2013
Audit fees(1)	$5,111	$4,787
Audit-related fees(2)	$17	$6
Tax fees(3)	$1,603	$1,125
All other fees(4)	$23	$83

Total	$6,754	$6,001

(1)	Audit fees related to audits of financial statements, reviews of quarterly financial statements and related reports and reviews of registration statements and certain periodic reports filed with the SEC.
(2)	Audit-related fees related primarily to agreed-upon procedure services and audit of international employee benefit plans.
(3)	Tax fees related to domestic and international tax return preparations and other tax compliance services were $811 thousand and $718 thousand in 2014 and 2013, respectively. Other tax service fees, which include domestic and international tax advisory services relating to routine tax advice, were $792 thousand and $407 thousand in 2014 and 2013, respectively.
(4)	Fees related to permitted services for the certification of an AOL Europe system in accordance with local guidelines, as well as fees related to the Company’s subscription for Ernst & Young’s online accounting research tool.

The Audit and Finance Committee considered whether providing the non-audit services shown in this table was compatible with maintaining Ernst & Young’s independence and concluded that it was compatible.

The Audit and Finance Committee has selected Ernst & Young to serve as our independent registered public accounting firm for 2015. The Audit and Finance Committee evaluates the performance of the Company’s independent registered public accounting firm, including the senior audit engagement team, each year and determines whether to reengage the current independent auditors or consider other audit firms. In doing so, the Audit and Finance Committee considers the quality and efficiency of the services provided by the auditors, the auditors’ global capabilities, and the auditors’ technical expertise, tenure as the Company’s independent auditors and knowledge of the Company’s global operations and industry. In this Item 2, we are asking stockholders to ratify the selection of Ernst & Young to serve as our independent registered public accounting firm for 2015. Although ratification is not required by our by-laws or otherwise, the Board is submitting the selection of Ernst & Young to our stockholders for ratification as a matter of good corporate governance. If the selection is not ratified, the Audit and Finance Committee will consider whether it is appropriate to select another independent registered public accounting firm. Even if the selection is ratified, the Audit and Finance Committee in its discretion may select a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of the Company and our stockholders.

Representatives of Ernst & Young are expected to be present at the Annual Meeting and to answer appropriate questions. They also will have the opportunity to make a statement if they desire to do so.

The shares represented by your proxy will be voted for the ratification of the selection of Ernst & Young unless you specify otherwise. Ernst & Young has served as the independent registered public accounting firm of the Company since the complete legal and structural separation of the Company from Time Warner Inc. (“Time Warner”) in December 2009, following which we became an independent, publicly-traded company.

THE BOARD UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2015.

ITEM 3—ADVISORY VOTE TO APPROVE EXECUTIVE COMPENSATION

Section 14A of the Exchange Act, which was added by the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, requires that, not less frequently than once every three years, we provide stockholders with an advisory vote to approve the Company’s executive compensation as disclosed herein. Accordingly, in this Item 3, stockholders are being asked to approve the following advisory resolution:

RESOLVED, that the stockholders of the Company approve, on an advisory basis, the compensation of the Company’s Named Executive Officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis and the related compensation tables and narrative discussion in the Proxy Statement for the Annual Meeting.

The Company believes that it is appropriate to seek the views of stockholders on the design and effectiveness of the Company’s executive compensation program. The Company’s goal for its executive compensation program is to attract, motivate and retain a talented, entrepreneurial and creative team of executives who will provide leadership for the Company’s success in dynamic and competitive markets. The Company seeks to accomplish this goal in a way that rewards performance and is aligned with its stockholders’ long-term interests. The Company believes that its executive compensation program, which emphasizes long-term equity awards, satisfies this goal and is strongly aligned with the long-term interests of its stockholders. Stockholders are encouraged to read the Compensation Discussion and Analysis, compensation tables and narrative discussion in this Proxy Statement beginning on page 32 of this Proxy Statement, which discuss in detail how our compensation policies and procedures implement our compensation philosophy and how our 2014 performance relates to our 2014 compensation decisions.

As an advisory vote, this proposal is not binding upon the Board or the Company. Our Board and its Compensation Committee will not be required to change our compensation programs as a result of the outcome of the vote. However, the Board and the Compensation Committee value the opinions expressed by stockholders in their vote on this proposal and will review and consider the outcome of the vote when making future decisions on executive compensation.

Taking into account the advisory vote of stockholders regarding the frequency of advisory votes to approve executive compensation at our 2011 Annual Meeting, the Board’s current policy is to include a resolution regarding approval of the Company’s executive compensation annually until the next advisory vote on frequency occurs. Accordingly, unless the Board modifies its policy on the frequency of future votes, the next advisory vote to approve our executive compensation will occur at the 2016 Annual Meeting.

THE BOARD UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE “FOR”

THE APPROVAL OF THE FOREGOING RESOLUTION APPROVING THE COMPANY’S EXECUTIVE COMPENSATION ON AN ADVISORY BASIS AS DISCLOSED IN THE COMPENSATION DISCUSSION AND ANALYSIS AND THE RELATED COMPENSATION TABLES AND NARRATIVE DISCUSSION CONTAINED IN THIS PROXY STATEMENT.

ITEM 4—APPROVAL OF THE AMENDED AND RESTATED AOL INC. ANNUAL INCENTIVE PLAN FOR EXECUTIVE OFFICERS

General

The Company currently maintains the AOL Inc. Annual Incentive Plan For Executive Officers (the “Executive AIP”). The Executive AIP was most recently approved by the Company’s stockholders on April 29, 2010. On February 25, 2015, the Compensation Committee amended and restated the Executive AIP for purposes of regulatory compliance and to make certain administrative changes. This amendment and restatement did not affect the maximum award that may be paid under the Executive AIP or how bonuses for participants in the Executive AIP are determined. The complete text of the Executive AIP, as amended and restated, is attached as Annex A to this Proxy Statement. Capitalized terms used in this Item 4 shall have the same meanings set forth in the Executive AIP unless otherwise indicated.

Purpose.    The purpose of the Executive AIP is to provide for the payment of annual bonuses to certain executive officers of the Company that are designed in a manner intended to allow for qualification as “performance-based compensation” under Section 162(m) of the Code.

Under Code Section 162(m) and interpretive guidance issued by the Internal Revenue Service, as currently in effect, the amount of compensation earned by the Chief Executive Officer and the three other most highly paid executive officers of the Company (not including the chief financial officer) in the year for which a deduction is claimed by the Company is limited to $1 million per individual, except that compensation that qualifies as “performance-based” within the meaning of Code Section 162(m) is excluded for purposes of calculating the amount of compensation subject to the $1 million limitation. The affected executive officers will be referred to as “Covered Officers”. Without a plan or similar arrangement such as the Executive AIP, an annual cash incentive bonus paid to a Covered Officer could not qualify as “performance-based compensation”. In order for payments under a plan such as the Executive AIP to qualify as “performance-based compensation,” stockholders must approve the material terms of the performance goal as set forth under that plan every five years if the compensation committee has the ability to change the targets under a performance goal. As previously noted, the Executive AIP, including the material terms of its performance goal, was last approved by the Company’s stockholders in 2010. For purposes of Code Section 162(m), the material terms of the performance goal under the Executive AIP, as amended and restated, include the employees eligible to receive compensation under the plan, a description of the business criteria on which the performance goal is based, and the maximum amount of compensation that can be paid to an employee under the performance goal. With respect to awards under the Executive AIP, as amended and restated, each of these issues is discussed below, and stockholder approval of the amended and restated Executive AIP will constitute re-approval of the material terms of the performance goal under the Executive AIP for purposes of the approval requirements of Code Section 162(m). However, nothing in this proposal precludes the Company from paying amounts that do not qualify for tax deductibility under Code Section 162(m), nor is there any guarantee that awards under the Executive AIP intended to qualify for tax deductibility under Code Section 162(m) will ultimately be viewed as so qualifying by the Internal Revenue Service.

Proposal.    Stockholders are being asked only to approve the amended and restated Executive AIP for purposes of re-approval of the material terms of the performance goal under the Executive AIP as described above. These terms are the same in all material respects as those that the stockholders approved in 2010.

If for any reason our stockholders do not approve the amended and restated Executive AIP, there will be no impact on the existing terms of the Executive AIP. The Executive AIP will continue to remain in existence and awards may continue to be made under the Executive AIP. The only impact on the Company will be that some or all of the value of certain bonuses paid under the Executive AIP that are based on the achievement of one or more performance goals will no longer be deductible as a result of the limitations imposed under Code Section 162(m).

Summary of the Executive AIP

Administration.    The Compensation Committee administers the Executive AIP and has final authority to construe and interpret it. The Compensation Committee annually selects the executive officers of the Company and its affiliates who are eligible to receive an award thereunder. The Executive AIP sets forth the conditions under which a participant in the Executive AIP may be entitled to receive a bonus and the maximum amount of that bonus. However, the Compensation Committee retains authority to reduce or eliminate the amount of a bonus. For every year that the Executive AIP has been in effect, the Compensation Committee has established a more detailed set of objective performance goals and lower bonus opportunities for participants than are set forth in the Executive AIP.

Participation.    Executive officers of the Company are eligible to be designated as participants in the Executive AIP. The number of persons eligible to participate in the Executive AIP is approximately six.

Performance Goal.    Under the Executive AIP, the performance goal is “adjusted net income.” The Compensation Committee may pay awards to participants under the Executive AIP if the Company has positive adjusted net income. For purposes of the Executive AIP, “adjusted net income” means income (loss) from continuing operations as defined under GAAP, excluding the following: (a) noncash impairments of goodwill, intangible and fixed assets and investments; (b) gains and losses on sales of operating assets and investments; (c) external expensed costs related to mergers, acquisitions, investments or dispositions, as well as contingent consideration related to such transactions; (d) amounts related to securities litigation and government investigations; (e) restructuring charges or reductions in restructuring charges greater than $3 million; (f) reserves larger than $3 million established in connection with litigation, tax audits and similar governmental proceedings; (g) recoveries greater than $3 million in litigation and similar proceedings; (h) gains or losses recognized from the forgiveness of debt; (i) the impact of current year changes to accounting standards and tax laws; (j) gains or losses related to the recognition of cumulative currency translation adjustments and (k) the impact of taxes on the items described in (a) through (j).

Performance Period.    The performance period under the Executive AIP is the Company’s fiscal year, which is the calendar year.

Award Payments.    The award earned in any calendar year by any participant under the Executive AIP in the event of the achievement of the “adjusted net income” performance goal is the lesser of four percent (4%) of the Company’s adjusted net income or $4,000,000. This amount is also the maximum annual award amount that may be earned by any participant under the Executive AIP. Both the performance goal and the maximum payout in the event of the achievement of the performance goal are set forth in the Executive AIP. The Compensation Committee does not have the authority to amend these terms without obtaining approval of the Company’s stockholders. However, based on its authority to exercise “negative discretion” to reduce the amount of the award from the maximum annual award (assuming that the “adjusted net income” goal is achieved), the Compensation Committee may specify a lesser award opportunity for a participant in any calendar year.

The Company’s achievement of the performance goal under Code Section 162(m) does not assure that the maximum award will be payable to an executive officer because the Compensation Committee retains “negative discretion” to reduce the award based upon the assessment of an individual’s performance and the attainment of other Company performance objectives. The Compensation Committee may use any objectives and guidelines it deems appropriate in exercising “negative discretion”, which may include, but is not limited to, the objectives and guidelines set forth in the Company-wide annual bonus plan, which is called the AOL Inc. Annual Bonus Plan (the “ABP”). For example, for the Company’s 2014 fiscal year, the Compensation Committee selected four financial metrics to determine the Company performance portion of the participants’ award opportunity: (1) adjusted OIBDA (operating income before depreciation and amortization); (2) free cash flow (cash provided by continuing operations, less capital expenditures, product development costs and principal payments on capital leases); (3) revenues net of TAC (traffic acquisition costs); and (4) adjusted earnings per share. Awards under the Executive AIP may be paid in the form of cash, RSUs or restricted stock granted under the AOL Inc. 2010 Stock Incentive Plan or any combination of the foregoing as determined by the Compensation Committee in its sole discretion.

Awards earned will be paid on or before March 15 of the year following the year with respect to which they were earned upon certification in writing by the Compensation Committee of the achievement of the performance goal, the application of any negative discretion, and the amount of the bonus to be paid to each participant in the Executive AIP.

Recoupment of Awards.    Compensation paid under the terms of the Executive AIP is subject to the terms of our Executive Compensation Recovery Policy, as may be amended from time to time.

Amendments.    The Compensation Committee may at any time amend, suspend or terminate the Executive AIP, but no modification or amendment will be effective unless it complies with all applicable laws and applicable requirements for exemption (to the extent necessary) under Code Section 162(m) and the regulations promulgated thereunder.

Vote Required for Approval

Approval of the Executive AIP, as amended and restated, requires an affirmative vote of a majority of the votes represented in person or by proxy at the Annual Meeting and voting thereon.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” THE APPROVAL OF THE AMENDED AND RESTATED AOL INC. ANNUAL INCENTIVE PLAN FOR EXECUTIVE OFFICERS.

EQUITY COMPENSATION PLAN INFORMATION

The following table summarizes information as of December 31, 2014, about the Company’s outstanding equity compensation awards and shares of common stock reserved for future issuance under the Company’s equity compensation plans.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights(2) (a)	Weighted-average exercise price of outstanding options, warrants and rights(3) (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))(4) (c)
Equity compensation plans approved by security holders(1)	8,604,645	$22.98	27,417,568
Equity compensation plans not approved by security holders	0	—	0
Total	8,604,645	$22.98	27,417,568

(1)	Consists of shares that may be issued under the AOL Inc. 2010 Stock Incentive Plan, as amended and restated as of March 27, 2014 (“AOL Inc. 2010 Stock Incentive Plan”) in the form of stock options, stock appreciation rights, restricted stock, RSUs, PSUs or other stock-based awards.
(2)	Consists of 5,793,027 shares of our common stock issuable upon the exercise of outstanding options, 2,092,800 shares of our common stock issuable upon the vesting of RSUs, and a maximum of 718,818 shares of our common stock issuable upon the vesting of PSUs awarded under the AOL Inc. 2010 Stock Incentive Plan.
(3)	The weighted-average exercise price pertains only to the 5,793,027 outstanding options and not to the outstanding RSUs and PSUs, which by their nature have no exercise price.
(4)	Consists of (i) 18,461,131 shares of Company common stock available for future issuance under the AOL Inc. 2010 Stock Incentive Plan and (ii) 8,956,437 shares of Company common stock available for future issuance under the AOL Inc. 2012 Employee Stock Purchase Plan, as amended and restated.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

This Compensation Discussion and Analysis explains (1) the elements of our compensation programs applicable to our Named Executive Officers (each an “NEO”) for 2014, (2) our executive compensation philosophy, process and policies, (3) the compensation of our NEOs during 2014, and (4) other compensation policies and information.

The following individuals were our NEOs for 2014:

Name	Title
Tim Armstrong	Chairman and Chief Executive Officer (“CEO”)

Karen Dykstra	Executive Vice President and Chief Financial and Administrative Officer (“CFAO”)

Julie Jacobs	Executive Vice President, General Counsel and Corporate Secretary

Robert Lord*	Executive Vice President and President, AOL Inc.

William Pence**	Executive Vice President and Chief Technology Officer

*	Mr. Lord was promoted to the role of Executive Vice President and President, AOL Inc. in January 2015. He had been serving as Executive Vice President and CEO of AOL Platforms prior to the promotion.
**	Mr. Pence joined the Company as Executive Vice President and Chief Technology Officer as of April 30, 2014.

OUR EXECUTIVE COMPENSATION PHILOSOPHY, PROCESS AND POLICIES

Our Compensation Goals and Principles

The goals of our executive compensation program are to attract and retain talented executives and to reward executives in a manner that aligns compensation with short-term and long-term goals of the Company and creates enduring stockholder value. In 2014, the following principles guided us in determining the compensation of our NEOs:

•	Accountability for Business Performance. Compensation should be significantly tied to our overall Company and business segment financial and operating performance so that executives are held accountable through their compensation for the performance of the business operations for which they are responsible and for creating enduring stockholder value.

•	Accountability for Individual Performance. Compensation should be tied, in part, to the executive’s individual performance to encourage and reflect individual contributions to our performance.

•	Independence. Compensation practices should be consistent with high standards of corporate governance which include having an independent Compensation and Leadership Committee (“Compensation Committee”) of the Board of Directors review and set executive compensation using its own independent advisors that are hired and funded by the Compensation Committee to assist with carrying out its responsibilities.

•	Retain and Attract Talent. Compensation should reflect the competitive marketplace to enable us to attract, retain and motivate talented executives over the long term as required to achieve the Company’s objectives.

Impact of 2014 “Say-on-Pay” Advisory Vote

At the 2014 Annual Meeting of Stockholders in May 2014, our stockholders approved on an advisory basis a resolution regarding the Company’s executive compensation practices (the “say-on-pay proposal”) by more than 99% of the votes cast. The Compensation Committee and Board of Directors believe that this outcome showed strong stockholder support for the Company’s current executive compensation practices and the decisions taken by the Compensation Committee during 2013. As a result, the Company largely continued these executive compensation practices in 2014. We expect to hold the next vote on the frequency of advisory votes to approve executive compensation at our 2017 annual meeting.

Roles and Responsibilities in Determining Executive Compensation

Role of Compensation Committee

The Compensation Committee determines the compensation of our NEOs, which includes reviewing and approving employment agreements and annual compensation relating to the CEO and certain senior executives, including the NEOs. The Compensation Committee also reviews and approves corporate, segment and individual compensation goals and metrics relevant to such executives, and evaluates performance in light of such goals and objectives. Finally the Compensation Committee exercises oversight over the disclosures regarding executive compensation.

Role of Management

Our CEO, assisted by input from members of our Human Resources, Finance and Legal departments, regularly reviews the Company’s executive compensation practices with the Compensation Committee. Our CEO, with the assistance of the Human Resources department, annually reviews the performance and compensation of the other NEOs and makes recommendations to the Compensation Committee as described in greater detail below. Our Human Resources department staff provides information to the Compensation Committee on peer group practices and on survey data.

Role of Compensation Consultants

The Compensation Committee has selected Compensation Advisory Partners (“CAP”) as its independent executive compensation advisor pursuant to the Compensation Committee charter. CAP works with the members of the Compensation Committee and management to provide strategic guidance to the Compensation Committee regarding executive compensation.

We also have retained the executive compensation firm Exequity LLP (“Exequity”) to provide guidance to our management on executive compensation matters. Specific services provided by Exequity include, but are not limited to, the identification of relevant peer group companies, a review of our executive compensation practices, views of non-employee director compensation, as well as modeling of potential equity pool designs. Exequity additionally conducts and/or validates external benchmarking analyses relative to peer companies selected and approved by management and the Compensation Committee. Exequity does not provide advice to the Compensation Committee regarding the amount or form of executive compensation.

Performance Review Process

We determine base salary levels, annual cash bonuses and equity grants, if any, through an annual review of all employees, including the NEOs, which we use to measure performance over the course of the performance year against pre-set financial, operational and individual goals. This process assists us in confirming that each NEO’s compensation is tied to our overall financial and operating performance, the performance of our business segments, individual achievement, the execution of our strategic initiatives and the demonstration of our values.

Our CEO, in consultation with our Human Resources department, conducted the 2014 performance assessment of each of the other NEOs, and shared the relevant compensation recommendations with the Compensation Committee. In connection with Mr. Armstrong’s performance assessment, Mr. Armstrong prepared a written self-assessment, and met with each of the Chairman of the Compensation Committee and the Lead Independent director to discuss his performance. The Board of Directors then conducted an independent performance assessment of Mr. Armstrong in executive session. The Board then discussed their assessment of Mr. Armstrong’s performance with Mr. Armstrong.

Use of Compensation Surveys and Other Comparative Data

In connection with our annual executive compensation planning process, both management and the Compensation Committee review compensation surveys of public and private internet and technology companies and other multinational companies included in the Radford Global Technology Survey (“Radford Survey”). We also use publicly available data relating to our Industry Peer Group as defined below. In the course of applying this information, management and the Compensation Committee reviewed median and 75th percentile total direct compensation data from both the Radford Survey and the Industry Peer Group and calibrated each NEO’s 2014 target total compensation opportunities such that they were generally positioned between these two benchmarks— and that actual compensation would be closer to 75th percentile peer benchmarks if the Company, segment and individual performance were strong and actual pay would be below peer median benchmarks when Company, segment and individual performance were not strong.

The Compensation Committee annually reviews the composition of the Industry Peer Group and makes modifications warranted by our continually evolving business. Our Industry Peer Group reflects the companies with which we compete based on the scope of our operations, as measured by revenue. The list of companies included in the Industry Peer Group for which the Compensation Committee reviewed compensation data in 2014 is set forth below. Revenues in 2013 for the 2014 Industry Peer Group ranged from $1.529 billion to $77.849 billion, with median 2013 revenues of approximately $4.511 billion, as compared to the Company’s 2013 revenues of approximately $2.320 billion. In December 2014 we revised our peer group to remove Google Inc. and Microsoft Corporation and we believe these modifications better reflect companies of comparable size.

Adobe Systems Incorporated Akamai Technologies, Inc. Autodesk, Inc. CA, Inc. Discovery Communications, Inc. Electronic Arts Inc. Gannett Co., Inc.	Google Inc. IAC/InterActiveCorp Interpublic Group of Companies, Inc. Intuit Inc. LinkedIn Corporation Microsoft Corporation Netflix, Inc.	Salesforce.com, Inc. Symantec Corporation The New York Times Company The Priceline Group Inc. Time Warner Cable Inc. Yahoo! Inc.

Elements of our Executive Compensation Program

The elements of our executive compensation program are set forth in the table below. The annual compensation of our NEOs consists of three principal components: short-term fixed cash compensation, short-term incentive cash compensation and long-term equity-related incentive compensation.

	Compensation Element	Brief Description	NEOs Eligible to Participate	Goal Alignment

Short-Term Fixed Cash Compensation	Base salary	Cash compensation wages based on individual performance and competitive market data	All NEOs	• Attract and retain top executive talent

Short-Term Incentive Cash Compensation	ABP or Executive AIP	Non-guaranteed annual cash payment based on the achievement of overall Company financial objectives, individual performance and, in the case of certain NEOs, segment objectives	All NEOs	• Compensate competitively in market • Attract and retain top executive talent • Pay for performance • Promote alignment of reward with stockholders’ interests and short-term goals

Long-Term Incentive Compensation	Stock Options	Time-based vesting over a multi-year period. The magnitude of awards granted varies based on performance, competitive market position and position within the organization	All NEOs	• Compensate competitively in market • Pay for performance • Align executive and long-term stockholder interests • Retention
		Performance-based vesting options: options may vest over a two-year period based on the Company’s stock price appreciation	CEO	• Compensate competitively in market • Pay for performance • Align executive and long-term stockholder interests • Retention

	Restricted Stock Units	Awards vest over a multi-year period. The number of awards granted varies based on performance, competitive market position and position within the organization	All NEOs	• Compensate competitively in market • Pay for performance • Align executive and long-term stockholder interests • Retention

Compensation Element	Brief Description	NEOs Eligible to Participate	Goal Alignment

Performance Stock Units	TSR PSUs: Vesting based on achievement of relative total shareholder return	All NEOs	• Compensate competitively in market • Pay for performance • Align reward with stockholders interests • Retention
	Revenue PSUs: Vesting based on revenue goals that align with Company’s strategic plan during a three-year period	CEO	• Compensate competitively in market • Pay for performance • Promote alignment of reward with stockholders interests • Retention • Focus executive on creating long-term stockholder value
	SPSUs: Vesting over two-year period and dependent on the achievement of specific business segment operating targets	NEOs who lead a business segment	• Compensate competitively in market • Attract and retain top executive • Align executive and long-term stockholder interests • Retention

Our Compensation Policies and Practices

The below table describes the Company’s compensation policies and practices that help to advance the Compensation Committee’s compensation philosophy.

Our current best practices and policies include the following:

Compensation is tied to performance against clearly articulated Company consolidated and business segment financial goals and individual performance goals.

Compensation-related risks are mitigated by utilizing multi-year vesting, performance-based equity and multiple performance targets across different types of equity awards (options, RSUs, PSUs and SPSUs).

Different performance goals for our annual and long-term incentive plans.

RSU and stock option award agreements (our time-based vesting awards) for the NEOs that provide for accelerated vesting after a change in control only if the NEO is also terminated without cause, resigns for good reason, terminates due to death or disability, or remains employed through the one-year anniversary of the change in control.

Performance-based awards for our NEOs that provide for accelerated vesting based on actual performance level achieved if, within 12 months following a change in control, the NEO is terminated without cause, resigns for good reason, or terminates due to death or disability.

Robust clawback policy.
Stock ownership guidelines with which all NEOs are required to comply.

We do not allow the following practices:

Guaranteed annual bonuses.
“Tax gross-up” payments in respect of golden parachute payments.
Defined benefit pension plan or supplemental executive retirement plan for our executives.
Stock option re-pricing under our equity plans.

Hedging transactions by our NEOs unless such individual received the Company’s stock as a result of a merger or other acquisition transaction and such hedging transaction may not last for a period that exceeds six months from and including the closing date of any such acquisition.

2014 COMPENSATION OF OUR NEOs

Base Salary

In setting and reviewing base salaries, we consider the nature and scope of each executive’s responsibilities, the executive’s prior compensation and performance in his or her job, the pay levels of our similarly situated executives and published market data (including both the Radford Survey and the publicly available data for our Industry Peer Group).

In connection with outstanding performance, promotions and new employment agreements, our CEO and Compensation Committee may increase base salary levels during the year to align compensation with comparative peer levels. During 2014, Ms. Jacobs received a 3.8% salary increase as of May 1, 2014 in connection with the entry into a new employment agreement with the Company. This increase recognized Ms. Jacobs’ continued strong performance and her role as an integral member of the executive team and placed Ms. Jacobs’ total target compensation level closer to the median of our Industry Peer Group. The Compensation Committee and Mr. Pence, who joined in April 2014, agreed upon a base salary that was based on an arms’ length negotiation, a review of comparative peer base salary levels from data in our Industry Peer Group and the salary he was receiving at the time of hire. Mr. Pence’s base salary was positioned between the median and 75th percentile of our Industry Peer Group.

Short-Term Incentive Compensation – Performance-Based Cash Awards

We provide annual performance-based cash awards to our NEOs under our Executive AIP and the ABP. Only certain of our NEOs participate in the Executive AIP, which is intended to allow our annual bonuses to those NEOs to be designated in a manner intended to qualify as performance-based compensation under Code Section 162(m). For 2014, Mr. Armstrong, Ms. Jacobs and Mr. Lord participated in the Executive AIP.

Once the sole performance measure under the Executive AIP in 2014 is met (i.e., the achievement of a threshold level of positive “Adjusted Net Income”), a participating NEO’s cash bonus is then determined based on the guidelines and criteria of the ABP, subject to a cap that is equal to the lesser of 4.0% of our “Adjusted Net Income” or $4 million. “Adjusted Net Income” for this purpose is defined as income from continuing operations as defined under U.S. GAAP, excluding special items and transactions not indicative of our core operating performance. We had Adjusted Net Income for purposes of the Executive AIP of approximately $144.8 million in 2014.

Target Incentive Levels

Payouts under the ABP are based on the level of achievement against annual performance goals based on a target incentive level. Payouts may not exceed 200% of a participant’s target incentive level. The table below shows the target incentive level for each of our NEOs as of December 31, 2014.

Executive	ABP Target Bonus (as a % of base salary)
Tim Armstrong	200%
Karen Dykstra	125%
Julie Jacobs	100%
Robert Lord	100%
William Pence	100%

These targets were established to position target total cash opportunities for our NEOs in-between the median and 75th percentile benchmarks relative to our Industry Peer Group and the Radford Global Technology Survey and promote the Company’s emphasis on pay-for-performance.

Annual Bonus Plan (ABP)

The ABP is critical for rewarding outstanding Company performance, individual performance and behaviors that contribute to the achievement of corporate financial and strategic objectives. Our NEOs’ performance criteria are based on individual performance, overall Company financial metrics, and in the case of Mr. Lord, who leads a business segment, segment criteria. Pursuant to the terms of the ABP, the Compensation Committee retains discretion to increase or reduce cash incentive payments under the ABP. The following charts reflect the performance components assessed in determining our NEOs’ cash incentive payment under the ABP and the relative weighting (expressed as a percentage of the executive’s target incentive).

The Compensation Committee chose the 70% Company performance versus 30% individual performance weighting for the CEO and Corporate EVPs because it emphasizes the importance of the Company’s overall financial performance for executives with a Company-wide responsibility and reinforces individual accountability for the achievement of an executive’s goals for the year. The Compensation Committee chose the 20% Company performance versus 50% business segment and 30% individual performance weighting for Mr. Lord because it believes that emphasizing business segment performance is critical in driving operational focus and business segment accountability.

2014 ABP Performance Metrics and Payouts

Company Performance Component

With respect to the Company performance component (“Company Performance Component”) under the ABP for 2014, the Compensation Committee selected the financial metrics listed below to assess performance.1

Adjusted OIBDA — the Company’s operating income before depreciation and amortization excluding the impact of restructuring costs, non-cash equity-based compensation, gains and losses on all disposals of assets, non-cash asset impairments and write-offs and special items.

(1)	Adjusted OIBDA, Free Cash Flow, Revenue Net of TAC, Adjusted Earnings per Share are non-GAAP financial measures and may be different than similarly-titled non-GAAP financial measures used by other companies. The presentation of this financial information is not intended to be considered in isolation or as a substitute for the financial information prepared and presented in accordance with U.S. GAAP. A reconciliation of our GAAP to non-GAAP results can be found in Annex B attached hereto.

Free Cash Flow — cash provided by continuing operations, less capital expenditures, product development costs and principal payments on capital leases.

Revenue Net of TAC — the Company’s revenue for fiscal year 2014, minus traffic acquisition costs for the same period, as reported in the Company’s trending schedules for the period ending December 31, 2014.

Adjusted Earnings Per Share (EPS) — net income attributable to the Company excluding the impact of restructuring costs, gains and losses on all disposals of assets, non-cash asset impairments and write-offs and special items (e.g., interest expense on a revolving credit facility) divided by diluted weighted average common shares outstanding normalized for the impact of any stock splits, reverse stock splits or other such transactions executed by the Company that materially change the number of shares outstanding. Income tax expense for purposes of Adjusted EPS under the ABP is calculated based on an assumed Company’s marginal tax rate.

At the beginning of the 2014 ABP plan year, our CEO and CFAO proposed the annual goals to the Compensation Committee—both Company financial metrics and relative weightings and, with respect to executive officers (and other senior management), individual performance goals—which were then reviewed by the Compensation Committee. Upon the recommendation of our CEO and CFAO, the Compensation Committee approved funding levels and targets for each of the metrics that correlated to the Company’s strategic and operating plan. In general, each of the four metrics operates independently.

As set forth in the table below, the Company achieved 115% performance against the Company Performance Component under the ABP for each of the NEOs.

Metric	Weighting	Target(1)	Actual	Actual Achievement Funding %(2)	Eligible Funding %	Payout %

Adjusted OIBDA	50%	$500 million	$507 million	101%	115%	105%
Free Cash Flow	20%	$214 million	$264 million	150%

Revenue Net of TAC	20%	$1,868 million	$1,824 million	98%

Adjusted Earnings Per Share	10%	$1.35	$1.81	150%

(1)	Achievement of each of these targets would have called for 100% funding, subject to approval by the Compensation Committee.
(2)	Achievement of stretch goals for Free Cash Flow and Adjusted Earnings Per Share resulted in 150% achievement for these particular metrics, subject to approval by the Compensation Committee.

Though the Company achieved 115% against the Company Performance Component in 2014, the Compensation Committee, after discussions with our CEO and CFAO, exercised its discretion to reduce the payouts to reflect a funding level of 105% achievement against the Company Component.

The Compensation Committee reduced the payouts for the following reasons:

•	the Compensation Committee and CEO and CFAO believed that the Company did not meet certain key operational goals in 2014, including the development and performance of new products;

•	the decline in Revenue Net of TAC in 2014 as compared to 2013; and

•	the decline in the rate of display revenue growth in 2014.

Segment Performance Component

For Mr. Lord, 50% of his ABP award was based on the performance of the Platforms segment measured against previously approved financial and operational criteria for his business segment. For Mr. Lord the criteria included Platforms Revenue, Platforms Revenue Net of TAC and Platforms Adjusted OIBDA. Mr. Lord achieved 89% against his targets with respect to the Platforms segment component of the ABP; however, the Compensation Committee funded Mr. Lord’s Segment Performance Component at 85%. The reduced payout for the Segment Performance Component reflects the Compensation Committee’s overall assessment of the financial and operational performance of Mr. Lord’s business segment, including the development and launch of new products.

Individual Performance Component

The individual performance metrics of the ABP are based on the NEO’s individual performance rating in his or her annual review. Below are the individual achievements the Compensation Committee considered for each NEO for 2014 in evaluating individual performance for purposes of the ABP.

Tim Armstrong

•	Led the Company in strong financial and operating results, including reducing corporate expenses 8% year-over-year while growing top-line revenue by 9%.

•	Led the Company in its mission to simplify the internet for advertisers, publishers, and content owners through the successful acquisitions and integrations of Gravity, Convertro, Precision Demand, and Vidible.

•	Recruited top talent, including the appointment of Dermot McCormack as the President of AOL Video and Bill Pence as AOL’s Chief Technology Officer.

•	Unleashed talent to deliver breakthrough consumer experiences, attracting over 350 million monthly global visitors and delivering over 1 billion monthly video views.

•	Established AOL as a hub of culture and code, claiming the #1 publisher rank on Facebook for Huffington Post, winning Digiday and EPPY awards for Huff Post Live, earning two Emmy nominations for AOL Originals video series, and being named to Internet Week’s list of Best Places to Work in NYC Tech, Crain’s list of Best Places to Work in NYC, and Working Mother’s list of Best Companies.

Karen Dykstra

•	Led Finance team in successful acquisitions of Gravity, Convertro, Precision Demand, and Vidible.

•	Executed issuance of convertible notes with an aggregate principal amount of $379.5 million, expanding the Company’s access to capital for ongoing business investments.

•	Continued share repurchase program, resulting in the repurchase of 2.5 million shares in 2014.

•	Managed annual strategic planning process, leading to realignment of company resources with strategic investment priorities.

•	Executed on tax planning efforts, resulting in the reduction in the Company’s effective tax rate from 50.7% in 2013 to 37.3% in 2014.

Julie Jacobs

•	Continued leading a world-class Legal Department and providing best in class legal services that support the strategic business units in achieving their objectives while appropriately managing risks.

•	Under her direction, the Legal Department maintained a strong ethics and compliance program supporting the values of the Company.

•	Led legal team in executing acquisitions and other transactions that accelerated the Company’s business strategy and negotiating various key executive employment agreements.

•	Continued to successfully maintain a streamlined and efficient Board planning process to allow the Board to best fulfill its obligation of oversight of the Company.

•	Drove process improvements to increase efficiency and cut costs.

Robert Lord

•	Led the Company’s programmatic investment strategy across display, mobile and social to achieve continued revenue growth in advertising.

•	Instrumental in AOL Platforms’ Newfronts and Programmatic Upfront, featuring new video content and product updates from AOL, to drive major agencies and brand marketers to make financial commitments for 2015.

•	Played significant role in furthering AOL Platforms’ strategy and formulating the vision and rollout of ONE by AOL, the end-to-end open data platform.

•	Played significant role in driving strategic direction around AOL’s advertiser and publisher strategies.

•	Played significant role in the acquisitions of Gravity, Convertro, Precision Demand and Vidible, furthering the expansion of the Company’s tools and capabilities for content providers, publishers, agencies and advertisers.

William Pence

•	Instrumental in efforts to begin re-architecting Company’s systems and establishing architectural guidelines to ensure that all the Company’s platforms are “cloud ready and cloud portable”.

•	Led efforts to seamlessly migrate the Company’s email and collaboration platform.

•	Played a significant role in the ongoing automation of the Company’s sales processes.

•	Led the Company’s execution of its data center strategy, including playing a leading role in the sale of the Dulles Technology Center with minimal disruption to the business.

•	Instrumental in responding to the Company’s network security incident and laying foundation for a robust IT security framework.

The Compensation Committee awarded the following incentive bonus amounts to NEOs for 2014:

Executive(1)	Target Incentive Bonus (as a % of base salary)	ABP Target Bonus	Individual Component (30%)	Company Performance Component (70% for Corporate NEOs and 20% for Segment NEOs)	Segment Performance Component (50% for Segment NEOs)	Total Bonus

Tim Armstrong	200%	$2,000,000	$660,000	$1,470,000	—	$2,130,000
Karen Dykstra	125%	$937,500	$281,250	$689,063	—	$970,313
Julie Jacobs	100%	$675,000	$222,750	$496,125	—	$718,875
Robert Lord	100%	$750,000	$247,500	$157,500	$318,750	$723,750
William Pence(2)	100%	$404,384	$139,512	$297,222	—	$436,734

(1)	Total bonus payout amount equals a full-year bonus award under the Executive AIP/ABP based on the executive’s target incentive bonus amount at the executive’s year-end base salary.
(2)	Total bonus payout amount for Mr. Pence reflects an incentive bonus award under the ABP prorated on a daily basis beginning on the starting date of employment (April 30, 2014).

Sign–On Cash Payments

In connection with entering into an employment agreement with Mr. Pence effective as of April 3, 2014, the Compensation Committee approved a sign-on cash payment award in the amount of $500,000. If Mr. Pence resigns without good reason or is terminated for cause within the first year of his employment, Mr. Pence is required to repay the entire after-tax amount of the sign-on cash payment. If Mr. Pence resigns without good reason or is terminated for cause during the second year of his employment, Mr. Pence is required to repay 50% of the after-tax amount of the sign-on bonus. The sign-on cash payment was intended to compensate Mr. Pence for the annual cash bonus and equity that he forfeited as a result of leaving his prior job during 2014.

Long-Term Incentive Compensation

When determining the amounts for all of the 2014 equity awards to NEOs, the Compensation Committee reviewed peer data and set the total grant date fair values of equity awards for NEOs such that the total compensation opportunities for our NEOs were between the median and 75th percentile benchmarks relative to data for our Industry Peer Group and the Radford Survey. The Compensation Committee also considered the contributions made by each NEO during the year, their prospects for successful contributions going forward, and the amounts of awards previously granted. The Compensation Committee does not consider the amount of outstanding stock options and other stock awards, including restricted stock units and performance stock units, currently held by an NEO when making annual awards because such awards represent compensation attributable to prior years. Finally, the Company does not coordinate equity grants around the release of favorable or unfavorable Company information and does not backdate stock options or grant options retroactively. In considering equity awards for our executives, the Compensation Committee focuses on ensuring that a significant portion of our NEOs’ equity awards are at risk and are tied to specific performance criteria. See “Agreements with Named Executive Officers — Narrative to the 2014 Summary Compensation Table and the Grants of Plan-Based Awards in 2014 Table” beginning on page 53 of this Proxy Statement.

Equity Awards Granted in 2014

Stock Options

Time-Based Stock Options

During 2014, in connection with the annual equity grants, which are based on performance and benchmarking, Mr. Armstrong received 67,011 stock options, Ms. Dykstra received 26,304 stock options, Ms. Jacobs received 21,043 stock options and Mr. Lord received 16,835 stock options. Additionally, Ms. Jacobs received 31,904 stock options in connection with entering into a new employment agreement in May 2014 and Mr. Pence received 44,665 stock options in connection with entering into an employment agreement upon joining the Company in April 2014.

Time-based stock options granted to Mr. Armstrong during 2014 in connection with our annual performance review vest over a four-year period. Time-based stock options granted to our other NEOs during 2014 in connection with our annual performance review and in connection with entering into employment agreements, vest over a three-year period, which is closely aligned with the vesting practices of our peers. In accordance with the SIP, the exercise price of the options that were awarded is the closing price of our common stock on the date of grant. Time-based stock options granted to our NEOs include termination provisions that the Compensation Committee believes will encourage option holders to remain employed with us on a long-term basis. For further details on the equity grants, including target award levels, made to the NEOs in 2014, see the “Grants of Plan-Based Awards in 2014” table below and the description of these awards under the “Potential Payments Upon a Termination of Employment or Change in Control for 2014” beginning on page 62 of this Proxy Statement.

Performance-Based Stock Options

The Company did not award Performance-based stock options in 2014. However, in 2014, our CEO earned the second half of the performance-based stock option granted to him in 2012. Under the terms of the award, the remaining 50% of the award vested on June 15, 2014 (the second anniversary of its grant date) since the performance goals were achieved prior to this date. Specifically our CEO remained employed through June 15, 2014 and our stock price exceeded $35.23 for twenty consecutive days, which was 30% above the average closing price of our common stock for the 20 days prior to the grant date in 2012.

Restricted Stock Units Granted In 2014

We also award restricted stock units, known as RSUs, representing the full value shares of our common stock at the time of grant. During 2014, in connection with the annual equity grants, which are based on performance and benchmarking, Ms. Dykstra received 9,336 RSUs, Ms. Jacobs received 7,468 RSUs and Mr. Lord received 5,975 RSUs. Additionally, Ms. Jacobs received 11,484 RSUs in connection with entering into a new employment agreement in May 2014 and Mr. Pence received 16,078 RSUs in connection with entering into an employment agreement upon joining the Company in April 2014. RSUs granted to our NEOs in 2014 vest over a three-year period, which is aligned with vesting practices of our peers.

Performance Stock Units

The Compensation Committee also awards the following types of equity awards: (i) performance units with vesting based on the Company’s total shareholder return as compared to the total shareholder return of companies in the Morgan Stanley High Technology Index measured over a three-year period of time (“TSR PSUs”), (ii) performance units with vesting based on revenue goals that align with the Company’s revenue goals measured over a three-year period of time (“Rev PSUs”) and (iii) performance units with vesting based on segment performance goals (“SPSUs”).

TSR PSUs Granted In 2014

During 2014, in connection with the annual equity grants, which are based on performance and benchmarking, Mr. Armstrong received 26,140 TSR PSUs, Ms. Dykstra received 9,336 TSR PSUs, Ms. Jacobs received 7,468 TSR PSUs and Mr. Lord received 5,975 TSR PSUs. Additionally, Ms. Jacobs received 11,484 TSR PSUs in connection with entering into a new employment agreement in May 2014 and Mr. Pence received 16,078 TSR PSUs in connection with entering into an employment agreement upon joining the Company in April 2014.

NEOs who received TSR PSU awards in 2014 were granted a target number of shares under each TSR PSU award. The value of each NEO’s target award was set based on reference to competitive market values and internal equity considerations as further described under the section “Use of Compensation Surveys and Other Comparative Data” above. Subject to the NEO’s continuous employment through the vesting date, actual TSR PSUs earned could be anywhere from 0 to 200% of the target number of shares. The TSR PSUs have a three-year performance period. At the end of the performance period, awards are earned based on the Company’s relative TSR compared to the companies in the Morgan Stanley High Technology Index as further explained below. The Compensation Committee determined that the Morgan Stanley High Technology Index continued to be an appropriate relative benchmark in 2014 since it includes several of the companies against which the Company typically evaluates its stock price performance. In addition, the Compensation Committee believes that TSR relative to a high technology peer index is an appropriate performance metric for this component of the long-term incentive program because it rewards executives for the achievement of one of the Company’s key strategic operating long-term performance measures—return to our stockholders relative to returns for comparable alternate investments. Additionally, the Compensation Committee believes that the performance range shown below results in payouts that are commensurate with demonstrated performance, including a significant reduction in the actual payouts relative to target payouts (including the risk of a zero payout) if the Company’s TSR is below the median peer standard, and potential increases in payouts relative to target payouts if Company’s TSR exceeds the median peer standard. The Compensation Committee determined that the TSR PSUs would serve as an effective performance-based balance to the time-vested RSUs and time-vested stock options that make up the remainder of the NEOs’ (other than the CEO) long-term incentive portfolios.

The three-year performance period for the TSR PSUs granted in 2014 will end on December 31, 2016, and between zero and 200% of the target TSR PSU’s will be earned and will vest based on the following payout scale:

AOL’s Relative Total Shareholder Return Percentile Rank	TSR PSU’s Earned as a % of Target(1)
<25th percentile	0%
25th percentile	50%
40th percentile	75%
50th percentile	100%
75th percentile	150%
90th percentile	180%
>90th percentile	200%

(1)	The number of TSR PSUs earned is scaled if results are between specified percentages.

In order to determine the number of TSR PSUs earned at the end of the three-year performance period, we will calculate the Company’s TSR and compare it to the TSR of companies in the Morgan Stanley High Technology Index. For purposes of the calculation, “TSR” is equal to the appreciation in the stock price of a company from the beginning of the performance period to the end of the performance period, plus dividends deemed reinvested in company stock on a cumulative basis. The effect of taxes resulting from the payment of dividends or the deemed sale or exchange of underlying shares are not to be taken into consideration. The stock prices at the beginning and end of the performance period will be determined using the trailing average stock price over the 30 days prior to the beginning and end of the performance period, as applicable.

TSR PSUs Earned In 2014

Based on total share return performance during the performance period for the TSR PSUs granted to Mr. Armstrong and Ms. Dykstra in 2012, the Compensation Committee determined that the performance requirements under the TSR PSU were met at 200% of target, and Mr. Armstrong earned 76,952 shares equal to 200% of target and Ms. Dykstra earned 32,974 shares equal to 200% of target. Our relative TSR ranked second against the TSR of the companies in our peer index during the three-year performance period.

Revenue PSUs Granted In 2014

During 2014, in connection with his annual performance review, Mr. Armstrong received an award of 26,140 Revenue PSUs (“Rev PSUs”). These awards are earned based solely on achievement of two equally weighted performance goals related to the Company’s revenue, as more fully set forth in the tables below. The Compensation Committee chose these two revenue-related goals based on the larger strategic and financial goals of the Company. The Compensation Committee recognized that growing advertising revenue in the long-term was imperative to the success of the Company while requiring a balance against the ongoing revenue maintenance goals. As with the TSR PSUs, Mr. Armstrong was granted a target level of Rev PSUs that may be earned following the end of a three-year performance measurement period. The Rev PSUs may be earned based on the following payout scale following the end of the three-year performance measurement period. The minimum performance thresholds for both goals must be achieved in order for any Rev PSUs to be earned.

Advertising Revenue Goal		Revenue Maintenance Goal
Advertising Revenues net of TAC as a % of 2014-2016 Total Cumulative Consolidated AOL Revenue	Rev PSUs Earned as a % of 50% of Target	2016 Total Consolidated AOL Revenue as a % of 2013 Total Consolidated AOL Revenue	Rev PSUs Earned as a % of 50% of Target
60%(1)	50%	100%(2)	50%
70%	75%	110%	75%
80%	100%	120%	100%
90%	150%	130%	150%
100%	200%	140%	200%

(1)	Minimum performance level for the Advertising Revenue Goal.
(2)	Minimum performance level for the Revenue Maintenance Goal. If Mr. Armstrong’s employment was terminated in 2015 (or it had been terminated in 2014) as a result of death or disability or within one year after a change in control without cause, for good reason or upon death or disability, then the minimum performance level for purposes of earning shares with respect to the Advertising Revenue Goal would be 85% (if termination was to occur in 2015) or 90% (if termination had occurred in 2014).

Revenue PSUs Forfeited During 2014

Based on the revenue performance during the three-year performance period, the Compensation Committee determined that the performance requirements were not met for the Revenue PSUs granted to Mr. Armstrong in 2012 and, thus, Mr. Armstrong forfeited these Rev PSUs. The number of actual performance shares earned pursuant to the Rev PSU could have been anywhere from 0 to 200% of the target amount of shares based on achievement of revenue goals that align with the Company’s revenue goals over the period beginning January 1, 2012 and ending December 31, 2014, and subject to the Compensation Committee’s certification of performance and Mr. Armstrong’s continuous employment through the vesting date. In order for any Rev PSUs to have been earned, the minimum performance thresholds for both goals had to be achieved. This meant that advertising revenues net of TAC as a percentage of total cumulative consolidated AOL revenue during the performance period had to meet a threshold level of 60% and the 2014 total consolidated Company revenue as a percentage of the 2011 total consolidated Company revenue had to meet a threshold level of 100%.

SPSUs

During 2014, the Compensation Committee awarded 11,203 SPSUs to Mr. Lord. Subject to Mr. Lord’s continuous employment through the vesting date, actual SPSUs earned could have been from 0 to 300% of the target number of shares and could have been settled in shares or cash. In order for Mr. Lord’s SPSUs to have been earned for the 2014 performance period, the following minimum performance requirements had to be achieved: (i) the Company had to achieve positive Adjusted Net Income for 2014 and (ii) the business segment that Mr. Lord leads had to achieve at least 100% of its performance targets under the ABP. Although the Company achieved positive Adjusted Net Income in 2014, since Mr. Lord’s Segment Performance Component under the ABP was not funded at 100%, he did not earn any shares under the SPSU award.

The target awards were set with reference to competitive market values and internal equity considerations as further described under the section “Use of Compensation Surveys and Other Comparative Data” above. In general, if SPSUs are earned, half vest following the Compensation Committee’s certification of performance on the date the Compensation Committee determines performance and the remainder vest on the first anniversary of such date, provided the executive remains employed with the Company.

OTHER COMPENSATION POLICIES AND PRACTICES

Termination Payments and Benefits

All of our NEOs are parties to employment agreements with the Company that provide for termination payments and benefits in the event of an involuntary termination of employment without “cause” or resignation for “good reason” (each as defined in the employment agreements with our NEOs) or due to the NEO’s death or disability. The severance payment amounts and other post-termination provisions of the employment agreements generally reflect the Company’s negotiations with each NEO, our belief that the terms are appropriate under the circumstances based on the significance of the executive officer’s position with us, our ability to attract and retain talent as a result of executive management changes and the amount of time it would take the executive to locate another position. None of our NEOs is entitled to receive a gross-up payment for any payments following a change in control that may constitute “parachute payments,” as defined in Section 280G or 4999 of the Code.

We believe that the provisions in the employment agreements with our NEOs governing termination and severance arrangements in various circumstances are consistent with our compensation objectives to attract, motivate and retain highly talented executive officers in a competitive environment and are generally consistent with arrangements being offered by other companies in the technology industry to similarly situated executives.

We have not generally considered an NEO’s right to receive payments and benefits upon an involuntary termination of employment as a factor in annual compensation decisions. We do not view post-termination benefits as a factor in overall compensation setting due to the fact that a termination without cause or another triggering event may never occur during the applicable NEO’s term of employment. For a discussion of the termination and severance packages for our NEOs, see “Potential Payments Upon a Termination of Employment or Change in Control for 2014” beginning on page 62 of this Proxy Statement.

Retirement and Benefit Programs

The Company maintains the AOL Savings Plan, a defined contribution 401(k) retirement plan in which the U.S.-based employees of the Company and its affiliates are generally eligible to participate. The Company does not maintain a non-qualified deferred compensation plan for its employees or a defined benefit pension plan. Our NEOs also are eligible to participate in health and welfare programs that are generally available to all our employees in the United States.

Perquisites and Personal Benefits

Except as reflected in the “All Other Compensation” column in the 2014 Summary Compensation Table, we do not generally provide perquisites or personal benefits to our NEOs that are not available to all of our employees.

Code Section 162(m) Considerations

Code Section 162(m) generally limits our ability to deduct compensation over $1 million to certain of our executives unless the compensation qualifies as “performance-based compensation,” as defined in Code Section 162(m). In structuring the compensation programs that apply to those executives, we considered the requirements and consequences of Code Section 162(m). In this regard, we adopted the Executive AIP, which is intended to provide for the payment of performance-based annual cash bonuses to certain of our executives. Although we have taken into account the potential application of Code Section 162(m) on incentive compensation awards and other compensation decisions, we may approve, in our sole discretion, compensation in excess of $1 million for certain of our executives that does not qualify as “performance-based compensation” for purposes of Code Section 162(m) in order to maintain flexibility to provide competitive levels of compensation for our executive officers.

Clawback Policy

The Company has adopted an Executive Compensation Recovery Policy pursuant to which, if the Company is required to prepare an accounting restatement due to the material noncompliance of the Company with any financial reporting requirement under the United States securities laws as a result of the intentional misconduct by an officer of the Company having a title of Executive Vice President or higher, the Board (or a committee thereof) may require such officer to reimburse the Company for any bonus or other incentive-based or equity-based compensation, and any profits realized from the sale of the Company’s securities, that was paid to such officer during the 12-month period following the first public issuance or filing with the SEC of the financial document of the Company in which the material noncompliance was contained. The independent directors of the Company will determine whether material noncompliance with a financial reporting requirement is the result of intentional misconduct of the officer.

Executive Stock Ownership Policy

We maintain stock ownership guidelines for our senior executives. These guidelines specify the following, as may be applicable to our NEOs:

•	Chief Executive Officer—must own Company equity equal to or greater than six (6) times his base salary

•	Other Named Executive Officers—must own Company equity equal to or greater than the lesser of (i) 18,000 shares or (ii) one (1) times his or her base salary

Each executive officer has five years from the date they become subject to the guidelines to meet the applicable threshold. For this purpose, ownership of Company common stock includes only shares that the executive owns outright and unvested RSUs. Executives are required to hold Company shares (including vested RSUs) until guidelines are met. Thereafter, Company shares may be disposed of as long as remaining ownership equals or exceeds thresholds.

As of April 2, 2015, each of the NEOs had met or was on track to meet the ownership requirements within the required timeline.

Restrictions on Hedging and Pledging Arrangements for Named Executive Officers

Under our Insider Trading Policy our employees, directors and officers, including our NEOs, bear the economic risk as well as the benefits of owning Company common stock. In this regard, no director, employee, or officer, including NEOs, may (i) enter into options, warrants, puts and calls or similar instruments with respect to the Company’s securities, (ii) enter into hedging arrangements (other than those pre-approved by the Company as a result of a merger or other acquisition transaction), or (iii) sell such securities “short”. Additionally, our employees, directors and officers, including our NEOs, may not pledge Company common stock as collateral for a loan, without first obtaining pre-clearance from our General Counsel.

Compensation Committee Report

The Compensation Committee has discussed and reviewed the foregoing Compensation Discussion and Analysis with management. Based upon this review and discussion, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement and incorporated by reference into the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2014 filed with the SEC.

Submitted by the Compensation Committee of the Company’s Board of Directors:

James Stengel (Chair)

Richard Dalzell

Compensation Committee Interlocks and Insider Participation

None of the directors who served on the Compensation Committee in 2014 was during 2014 or previously an officer or employee of the Company or of any of its subsidiaries, and none of the directors who served on the Compensation Committee in 2014 is, or since the beginning of 2014 was, a participant in a related person transaction that requires disclosure under SEC rules. During 2014, none of the Company’s executive officers served on the board of directors, the compensation committee or any similar committee of another entity (not including entities exempt from tax under Section 501(c)(3) of the Code) that has one or more of its executive officers serving on our Board or Compensation Committee.

Tabular Executive Compensation Disclosure

2014 SUMMARY COMPENSATION TABLE

The following table presents information concerning total compensation paid to each of the NEOs for his or her service to us for the fiscal years ended December 31, 2014, December 31, 2013 and December 31, 2012, to the extent he or she was a NEO during such year or such information has been previously included in the Company’s filings with the SEC. For additional information regarding salary, incentive compensation and other components of the NEOs’ total compensation, see “Compensation Discussion and Analysis” on page 32 of this Proxy Statement.

Name and Principal Position(1)	Year	Salary ($)(2)	Bonus ($)(3)	Stock Awards ($)(4)	Option Awards ($)(4)	Non-Equity Incentive Plan Compensation ($)(5)	All Other Compensation ($)(6)	Total ($)

Tim Armstrong Chairman and Chief Executive Officer	2014	$1,000,000	$—	$2,608,249	$1,157,280	$2,130,000	$7,800	$6,903,329
	2013	$1,000,000	$—	$2,255,092	$1,043,088	$2,176,000	$7,650	$6,481,830
	2012	$1,000,000	$500,000	$2,757,575	$5,051,163	$2,750,000	$12,684	$12,071,422
Karen Dykstra	2014	$750,000	$—	$931,546	$414,814	$970,313	$51,031	$3,117,704
Executive Vice President	2013	$725,000	$250,000	$1,240,011	$492,614	$916,454	$8,430	$3,632,509
and Chief Financial and	2012	$287,917	$275,000	$1,910,260	$571,759	$268,524	$—	$3,313,460
Administrative Officer
Julie Jacobs	2014	$666,667	$—	$1,534,912	$734,158	$718,875	$136,347	$3,790,959
Executive Vice President,	2013	$612,500	$100,000	$848,660	$341,449	$726,700	$126,895	$2,756,204
General Counsel and	2012	$600,000	$549,448	$199,988	$274,191	$825,000	$21,155	$2,469,782
Corporate Secretary
Robert Lord	2014	$750,000	$—	$1,096,175	$265,488	$723,750	$7,800	$2,843,213
Executive Vice President	2013	$312,500	$500,000	$2,246,155	$1,000,679	$280,745	$1,031	$4,341,110
and President, AOL Inc.
William Pence	2014	$402,273	$500,000	$1,105,684	$563,226	$436,735	$5,250	$3,013,168
Executive Vice President
and Chief Technology Officer

(1)	The Summary Compensation Table reports information for the Chief Executive Officer, Chief Financial Officer (CFO) and the three other most highly compensated executive officers during fiscal year 2014. Mr. Pence joined the Company as Executive Vice President and Chief Technology Officer in April 2014.
(2)	The amount for Ms. Jacobs reflects her prior base salary through April 30, 2014 and an increase in base salary as of May 1, 2014 as a result of entering into a new employment agreement dated May 6, 2014. The amount for Mr. Pence reflects that he commenced employment on April 30, 2014.
(3)	The amount reported for Mr. Pence reflects a special individual one-time cash sign-on bonus in the amount of $500,000 paid at the time of joining the Company in April 2014 as Executive Vice President and Chief Technology Officer.
(4)	These amounts represent the aggregate grant date fair value of equity awards granted in the specified fiscal year as calculated pursuant to Financial Accounting Standards Codification Topic 718 (“ASC 718”). We determined the number of shares subject to each of our NEO’s option grants on the grant date by multiplying the fair market value (as defined in the AOL Inc. 2010 Stock Incentive Plan) of a share of our common stock on the grant date by a multiplier. The grant date “fair value,” as calculated in accordance with ASC 718, results in a different per share value for accounting purposes than does this methodology. For additional information about the valuation assumptions with respect to equity awards in accordance with ASC 718, refer to Note 8 of our financial statements in our 2014 Form 10-K.
The values reflected in the “Stock Awards” column are with respect to RSUs, PSUs and SPSUs, and are consistent with the estimate of aggregate compensation costs to be recognized over the service period determined as of the grant date under FASB ASC Topic 718, excluding the effect of estimated forfeitures. If TSR PSUs and Rev PSUs had been earned at the maximum level of 200% of target, the value would have been: Mr. Armstrong—$5,216,498 (includes all TSR PSU grants and Rev PSU grants); Ms. Dykstra—$1,029,761 (includes one TSR PSU grant); Ms. Jacobs—$1,569,951 (includes both TSR PSU grants); Mr. Lord—$659,043; and Mr. Pence—$1,044,748 (includes one TSR PSU grant). If SPSUs had been earned at the maximum level of 300% of target, the value of Mr. Lord’s SPSUs would have been $1,499,970.
(5)	The amounts set forth in the Non-Equity Incentive Plan Compensation column for 2014 reflect annual cash incentive awards made to the executives under the Executive AIP, except for the amounts set forth for Ms. Dykstra and Mr. Pence, which reflect annual cash incentive awards under the ABP.
(6)	The amounts shown in the All Other Compensation column for 2014 include the following:
(a)	The amount set forth in this column with respect to Mr. Armstrong includes 401(k) matching contributions.

(b)	The amount set forth in this column with respect to Ms. Dykstra reflects amounts consisting of $7,800 in 401(k) matching contributions, $780 in Long-Term Disability reimbursements, and $42,451 of cash received during 2014 upon the vesting of RSU dividend equivalents that were issued in connection with a special cash dividend equity adjustment.
(c)	The amount set forth in this column with respect to Ms. Jacobs reflects amounts consisting of $7,800 in 401(k) matching contributions, $780 in Long-Term Disability reimbursements, and $127,767 of cash received during 2014 upon the vesting of RSU dividend equivalents that were issued in connection with a special cash dividend equity adjustment.
(d)	The amount set forth in this column with respect to Mr. Lord reflects amounts consisting of 401(k) matching contributions.
(e)	The amount set forth in this column with respect to Mr. Pence reflects amounts consisting of 401(k) matching contributions.

GRANTS OF PLAN-BASED AWARDS IN 2014

The following table presents information with respect to each award of plan-based compensation to each NEO in 2014. The material terms of our annual and long-term incentive programs are described in the Compensation Discussion and Analysis beginning on page 32 of this Proxy Statement. There can be no assurance that the Grant Date Fair Value of stock and option awards will ever be realized.

Name (a)	Grant Date (b)		Compensation Committee Approval Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)		Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards Or Units (#) (i)	All Other Option Awards (#) (j)	Exercise or Base Price of Option Awards ($)(2) (k)	Grant Date Fair Value of Stock & Option Awards ($)(3) (l)
				Target ($) (d)	Maximum ($) (e)	Threshold (#) (f)	Target (#) (g)	Max. (#) (h)

Tim Armstrong	—		—	$2,000,000	$4,000,000	—	—	—	—	—	—	—
	2/14/2014	(4)	1/21/2014	—	—	13,070	26,140	52,280	—	—	—	$1,166,628
	2/14/2014	(5)	1/21/2014	—	—	13,070	26,140	52,280	—	—	—	$1,441,621
	2/14/2014	(6)	1/21/2014	—	—	—	—	—	—	67,011	$44.63	$1,157,280
Karen Dykstra	—		—	$937,500	$1,875,000	—	—	—	—	—	—	—
	2/14/2014	(7)	1/21/2014	—	—	—	—	—	9,336	—	—	$416,666
	2/14/2014	(6)	1/21/2014	—	—	—	—	—	—	26,304	$44.63	$414,814
	2/14/2014	(5)	1/21/2014	—	—	4,668	9,336	18,672	—	—	—	$514,880
Julie Jacobs	—		—	$675,000	$1,350,000	—	—	—	—	—	—	—
	2/14/2014	(7)	1/21/2014	—	—	—	—	—	7,468	—	—	$333,297
	2/14/2014	(6)	1/21/2014	—	—	—	—	—	—	21,043	$44.63	$331,848
	2/14/2014	(5)	1/21/2014	—	—	3,734	7,468	14,936	—	—	—	$411,860
	5/30/2014	(7)	5/6/2014	—	—	—	—	—	11,484	—	—	$416,640
	5/30/2014	(6)	5/6/2014	—	—	—	—	—	—	31,904	$36.28	$402,309
	5/30/2014	(5)	5/6/2014	—	—	5,742	11,484	22,968	—	—	—	$373,115
Robert Lord	—		—	$750,000	$1,500,000	—	—	—	—	—	—	—
	2/14/2014	(7)	1/21/2014	—	—	—	—	—	5,975	—	—	$266,664
	2/14/2014	(6)	1/21/2014	—	—	—	—	—	—	16,835	$44.63	$265,488
	2/14/2014	(5)	1/21/2014	—	—	2,988	5,975	11,950	—	—	—	$329,521
	4/1/2014	(8)	3/27/2014	—	—	—	11,203	33,609	—	—	—	$499,990
William Pence	—		—	$404,384	$808,768	—	—	—	—	—	—	—
	5/30/2014	(7)	3/21/2014	—	—	—	—	—	16,078	—	—	$583,310
	5/30/2014	(6)	3/21/2014	—	—	—	—	—	—	44,665	$36.28	$563,226
	5/30/2014	(5)	3/21/2014	—	—	8,039	16,078	32,156	—	—	—	$522,374

(1)	For Mr. Armstrong, amounts reflect terms pursuant to his employment agreements in conjunction with the terms of the ABP (as a sub-plan of the Executive AIP). Pursuant to the terms of the ABP (as a sub-plan of the Executive AIP, in the case of Mr. Armstrong, Ms. Jacobs and Mr. Lord), the amounts shown for each of the NEOs generally reflect amounts that would be payable based on each executive’s year end salary. Pursuant to the terms of Mr. Pence’s employment agreement, the amount reflects a bonus prorated on a daily basis beginning on the starting date of the employment term. There is no threshold payment in the ABP and the maximum payout under the ABP guidelines is 200% of the bonus target. See “—Compensation Discussion and Analysis—2014 Compensation of our NEOs—Short-Term Incentive Compensation.”
(2)	The exercise price of options awarded under the AOL Inc. 2010 Stock Incentive Plan is the closing price of our common stock on the date of grant.
(3)	Represents the grant date fair value of each of these awards calculated in accordance with ASC 718. See footnote 4 to the 2014 Summary Compensation Table above.
(4)	Reflects awards of Rev PSUs.
(5)	Reflects awards of TSR PSUs.
(6)	Reflects awards of time-based stock options.
(7)	Reflects awards of RSUs.
(8)	Reflects awards of SPSUs.

NARRATIVE TO THE 2014 SUMMARY COMPENSATION TABLE AND THE GRANTS OF PLAN-

BASED AWARDS IN 2014 TABLE

The grants of options to purchase Company common stock and the awards of RSUs and PSUs (including SPSUs) were made under the AOL Inc. 2010 Stock Incentive Plan. Unless otherwise provided in his or her employment agreement, the options were granted and RSUs and PSUs were awarded to the NEOs on the following terms and conditions:

•	The per share exercise price for each time-based option is the closing price of a share of our common stock on the date of the grant. The shares underlying each of the options granted to Mr. Armstrong in 2014 will vest over a four-year period with 25% vesting on the first anniversary of the grant date and thereafter in equal monthly installments for the remaining 36 months. The shares underlying each of the options granted to NEOs other than Mr. Armstrong in 2014 will vest over a three-year period with one-third vesting on the first anniversary of the grant date and the remainder vesting thereafter in equal monthly installments for the remaining 24 months. Unvested options terminate on the fourth anniversary of the grant date. Holders of time-based options are not entitled to receive dividends or dividend equivalents and do not have any voting rights with respect to the shares of Company common stock underlying the stock options. The number of shares subject to a time-based stock option is determined by dividing the approved dollar value by a conversion factor based on the prior Black-Scholes grant value of options. The fair value of the options reflected in the Summary Compensation Table and the Grants of Plan-Based Awards Table is determined using the Black-Scholes valuation model consistent with ASC 718.

•	RSUs vest one-third on the first anniversary of the grant date and the remaining two-thirds vest in two equal installments on each of the second and third anniversaries of the grant date. Each RSU, once vested, entitles the holder to receive one share of our common stock within 60 days of the relevant vesting date. Holders of the RSUs are eligible to receive dividend equivalents on unvested RSUs, if and when regular cash dividends are paid on outstanding shares of Company common stock and at the same rate. The awards of RSUs confer no voting rights on holders and are subject to restrictions on transfer and forfeiture prior to vesting. The number of shares subject to an RSU is determined by dividing the approved dollar value by the closing price of the Company’s common stock on the day of grant. The grant date fair value reflected in the Summary Compensation Table and Grants of Plan-Based Awards table is the same as the approved dollar value.

•

TSR PSUs vest on the date the Compensation Committee certifies the achievement of certain performance criteria based on the Company’s TSR as compared to the TSR of companies in the Company’s peer group over a three-year period of time (“Performance Period”), subject to the NEO’s continuous employment with the Company, which certification date shall be no later than March 15 of the year following the Performance Period. The number of performance shares actually earned pursuant to the TSR PSU is based on the relative TSR of the Company as compared to the TSR of each of the companies in the Company’s peer index over the period beginning January 1, 2014 and ending December 31, 2016 and subject to the Compensation Committee’s certification of performance and the NEO’s continuous employment through the vesting date. Actual performance shares earned could be anywhere from 0 to 200% of the target amount of shares. Other material terms of the TSR PSUs are described in the “Compensation Discussion and Analysis” above. Holders of TSR PSUs are eligible to receive dividend equivalents on unvested TSR PSUs, if and when regular cash dividends are paid on outstanding shares of Company common stock underlying the TSR PSUs and at the same rate. The awards of TSR PSUs confer no voting rights on holders and are subject to restrictions on transfer and forfeiture prior to vesting.

For the TSR PSUs the target number of shares covered by an award is determined by dividing the approved dollar value of the award by the closing price of the Company common stock on the grant date. The Company determined the fair value for the TSR PSU awards using a Monte Carlo simulation model (consistent with ASC 718) for purposes of the Summary Compensation Table and the Grants of Plan-Based Awards Table, which results in a value different than the dollar value used by the Compensation Committee to determine the target number of shares subject to the award.

•	Rev PSUs vest on the date the Compensation Committee certifies the achievement of certain performance criteria based on revenue goals that align with the Company’s revenue goals at the end of the Performance Period, subject to the NEO’s continuous employment with the Company, which certification date shall be no later than March 15 of the year following the Performance Period. The number of performance shares actually earned pursuant to the Rev PSU is based on achievement of revenue goals that align with the Company’s revenue goals over the period beginning January 1, 2014 and ending December 31, 2016 and subject to the Compensation Committee’s certification of performance and the NEO’s continuous employment through the vesting date. Actual performance shares earned could be anywhere from 0 to 200% of the target amount of shares. Other material terms of the Rev PSUs are described in the “Compensation Discussion and Analysis” above. Holders of the Rev PSUs are eligible to receive dividend equivalents, if and when regular cash dividends are paid on outstanding shares of Company common stock underlying the Rev PSUs and at the same rate. The awards of Rev PSUs confer no voting rights on holders and are subject to restrictions on transfer and forfeiture prior to vesting. For the Rev PSUs, the target number of shares covered by an award is determined by dividing the approved dollar value of the award by the closing price of the Company’s common stock on the day of grant. The grant date fair value reflected in the Summary Compensation Table and Grants of Plan-Based Awards table is the same as the approved dollar value.

•	SPSUs vest in two equal installments following the date the Compensation Committee determines the performance targets have been met for the period beginning January 1, 2014 and ending December 31, 2014 (“Determination Date”). One-half vests following the Determination Date and the remainder vests on the first anniversary of such vesting date, subject to the NEO’s continuous employment through the applicable vesting date. SPSUs may be earned if the Company performance thresholds under the ABP have been met and the operating segment has achieved at least 100% of its financial and operational targets under the ABP, and subject to the Compensation Committee’s certification of performance. SPSUs may be settled in shares or cash at the Compensation Committee’s discretion. Actual SPSUs earned could be anywhere from 0 to 300% of the target amount of shares. As a condition to receiving any payment under the SPSUs, holders have agreed not to compete with the Company during employment and for one year following the holder’s termination of employment. The terms of the SPSUs include a clawback provision that is applicable in the event of a violation of the non-compete agreement. Other material terms of the SPSUs are described in the “Compensation Discussion and Analysis” above. Holders of SPSUs are eligible to receive dividend equivalents, if and when regular cash dividends are paid on outstanding shares of Company common stock underlying the SPSUs and at the same rate. The awards of SPSUs confer no voting rights on holders and are subject to restrictions on transfer and forfeiture prior to vesting. The number of shares subject to a SPSU is determined by dividing the approved dollar value by the closing stock price of the Company’s common stock on the day of grant. The grant date fair value reflected in the Summary Compensation Table and Grants of Plan-Based Awards table is the same as the approved dollar value.

Agreements with Named Executive Officers

Consistent with our goal of attracting and retaining executives in a competitive environment, we have entered into employment agreements with each of our NEOs. The employment agreements with the NEOs and the total grant date fair value for the equity grants made to NEOs in 2014 are described below.

Agreements with Mr. Armstrong

General. On March 29, 2012, the Company negotiated and the Compensation Committee approved, in consultation with CAP, an employment agreement with Mr. Armstrong, effective as of March 29, 2012 (the “Armstrong Agreement”). The Armstrong Agreement provides for Mr. Armstrong to serve as the Company’s CEO through March 28, 2016. If, at the end of the term, Mr. Armstrong’s employment has not been terminated previously and Mr. Armstrong and the Company have not agreed to an extension or renewal of the Agreement or to the terms of a new employment agreement, Mr. Armstrong’s employment term shall continue on a month-to-month basis subject to termination by either party on 30 days’ written notice. The Armstrong Agreement provides for a base salary of $1,000,000 and target annual bonus opportunity equal to 200% of base salary, earned in accordance with the Executive AIP, and not guaranteed. For a further discussion of the terms of the 2012 Armstrong Agreement, see page 66 of this Proxy Statement.

In connection with the annual 2014 Company equity grant and based on performance and benchmarking, on January 21, 2014, the Compensation Committee approved an equity award to Mr. Armstrong valued at $3,500,000 with one-third in each of stock options, Rev PSUs and TSR PSUs (67,011 stock options, target 26,140 Rev PSUs and target 26,140 TSR PSUs) each granted on February 14, 2014. Mr. Armstrong received the 2014 equity grant in February at the same time other executives received their annual 2014 equity grants. The shares subject to the option vest over a four-year period with one-fourth having vested on February 14, 2015 and the remainder thereafter vesting in equal monthly installments for the remaining 36 months. The per share exercise price for the option award is the closing price of the common stock on the grant date. Performance shares earned pursuant to the TSR PSUs could be anywhere from 0 to 200% of the target amount of shares based on the relative TSR of the Company as compared to the TSR of each of the companies in the Company’s peer index over the period beginning January 1, 2014 and ending December 31, 2016, and subject to the Compensation Committee’s certification of performance and Mr. Armstrong’s continuous employment through the vesting date. The number of actual performance shares earned pursuant to the Rev PSU could be anywhere from 0 to 200% of the target amount of shares based on achievement of revenue goals that align with the Company’s revenue goals over the period beginning January 1, 2014 and ending December 31, 2016, and subject to the Compensation Committee’s certification of performance and Mr. Armstrong’s continuous employment through the vesting date. In approving the 2014 equity awards to Mr. Armstrong, the Compensation Committee reviewed peer group and salary survey data and consulted with its independent compensation consultant. The actual number of shares subject to each type of award was determined in a manner as described in the equity descriptions above.

Agreements with Ms. Dykstra

Ms. Dykstra’s employment relationship is governed by an employment agreement with the Company entered into on September 19, 2012 and amended on November 7, 2013. Ms. Dykstra’s employment term is from September 19, 2012 to September 18, 2016, and then continues on a month-to-month basis until either party provides the other party with 30 days’ written notice of termination. The initial term of employment for Ms. Dykstra was set at four years to reflect our standard practice. The Compensation Committee consulted with CAP to approve the total target compensation for Ms. Dykstra.

Ms. Dykstra’s base salary is $750,000 and her annual target bonus opportunity is 125% of her base salary. Ms. Dykstra’s agreement provides that to the extent a newly hired officer of the Company holding the title of Executive Vice President of the company receives equity with more favorable vesting terms than Ms. Dykstra’s initial equity grant terms, or a current executive officer receives new equity with more favorable vesting terms than Ms. Dykstra’s initial equity grant terms, then Ms. Dykstra’s initial equity grants shall be amended to provide the same such vesting terms, unless in the case of the newly hired executive, the differing equity terms are in order to compensate for equity incentives from a previous employer that will be forfeited. The Agreement otherwise substantially conforms to the material terms established by the Company with respect to all of its executive officers. On September 18, 2012, the Compensation Committee approved the material terms of the proposed compensation and the terms of the Dykstra Agreement.

In connection with the annual 2014 Company equity grant and based on performance and benchmarking, on January 21, 2014, the Compensation Committee approved an equity award to Ms. Dykstra valued at $1,250,000 with one-third in each of stock options, RSUs and TSR PSUs (26,304 stock options, 9,336 RSUs and target 9,336 TSR PSUs), each granted on February 14, 2014. The actual number of shares subject to each type of award was determined in a manner as described in the equity descriptions above. The shares subject to the option vest over a three-year period with one-third having vested on February 14, 2015 and the remainder thereafter vesting in equal monthly installments for the remaining 24 months. The per share exercise price for the option award is the closing price of the common stock on the grant date. The RSUs vest over three years with one-third having vested on February 14, 2015, and the remaining two-thirds vesting in two equal installments on February 14, 2016 and February 14, 2017. Performance shares earned pursuant to the TSR PSUs could be anywhere from 0 to 200% of the target amount of shares based on the relative TSR of the Company as compared to the TSR of each of the companies in the Company’s peer index over the period beginning January 1, 2014 and ending December 31, 2016, and subject to the Compensation Committee’s certification of performance and Ms. Dykstra’s continuous employment through the vesting date.

Agreements with Ms. Jacobs

On May 6, 2014, the Company entered into a new employment agreement (the “Jacobs Agreement”) with Ms. Jacobs in connection with her continued service in the role of Executive Vice President, General Counsel and Corporate Secretary of the Company dated as of May 1, 2014. Ms. Jacobs’ employment term is from May 1, 2014 to April 30, 2018, and then continues on a month-to-month basis until either party provides the other party with 30 days’ written notice of termination. The term for Ms. Jacobs was set at four years to reflect our standard practice. Pursuant to the terms of the Jacobs Agreement, Ms. Jacobs’ base salary was increased from $650,000 to $675,000 and her annual target bonus opportunity remained at 100% of base salary.

In connection with the Jacobs Agreement, the Compensation Committee approved an equity award to Ms. Jacobs that was granted on the next regularly scheduled grant date, valued at $1,250,000 with one-third in each of stock options, RSUs and TSR PSUs (31,904 stock options, 11,484 RSUs and target 11,484 TSR PSUs), each granted on May 30, 2014. The actual number of shares subject to each type of award was determined in a manner as described in the equity descriptions above. The shares subject to the option vest over a three-year period with one-third vesting on May 1, 2015 and the remainder thereafter vesting in equal monthly installments for the remaining 24 months. The per share exercise price for the option award is the closing price of the common stock on the grant date. The RSUs vest over three years with one-third vesting on May 1 2015, and the remaining two-thirds vesting in two equal installments on May 1, 2016 and May 1, 2017. Performance shares earned pursuant to the TSR PSUs could be anywhere from 0 to 200% of the target amount of shares based on the relative TSR of the Company as compared to the TSR of each of the companies in the Company’s peer index over the period beginning January 1, 2014 and ending

December 31, 2016, and subject to the Compensation Committee’s certification of performance and Ms. Jacobs’ continuous employment through the vesting date. In approving the Jacobs Agreement, and the related equity awards, the Compensation Committee reviewed peer group and salary survey data and consulted with its independent compensation consultant.

In connection with the annual 2014 Company equity grant and based on performance and benchmarking, on January 21, 2014, the Compensation Committee approved an equity award to Ms. Jacobs valued at $1,000,000 with one-third in each of stock options, RSUs and TSR PSUs (21,043 stock options, 7,468 RSUs and target 7,468 TSR PSUs), each granted on February 14, 2014. The actual number of shares subject to each type of award was determined in a manner as described in the equity descriptions above. The shares subject to the option vest over a three-year period with one-third having vested on February 14, 2015 and the remainder thereafter vesting in equal monthly installments for the remaining 24 months. The per share exercise price for the option award is the closing price of the common stock on the grant date. The RSUs vest over three years with one-third having vested on February 14, 2015, and the remaining two-thirds vesting in two equal installments on February 14, 2016 and February 14, 2017. Performance shares earned pursuant to the TSR PSUs could be anywhere from 0 to 200% of the target amount of shares based on the relative TSR of the Company as compared to the TSR of each of the companies in the Company’s peer index over the period beginning January 1, 2014 and ending December 31, 2016, and subject to the Compensation Committee’s certification of performance and Ms. Jacobs’ continuous employment through the vesting date.

Agreements with Mr. Lord

The Company and Mr. Lord are parties to an employment agreement dated July 18, 2013 (the “Lord Agreement”). Mr. Lord’s employment term is from August 1, 2013 to July 31, 2017, and then continues on a month-to-month basis until either party provides the other party with 30 days’ written notice of termination. The initial term for Mr. Lord was set at four years to reflect our standard practice. The Lord Agreement provides for an annual base salary of $750,000 and a target annual bonus opportunity of 100% of base salary. The Lord Agreement substantially conforms to the material terms established by the Company with respect to its executive officers. On June 28, 2013, the Compensation Committee approved the material terms of the proposed compensation and the terms of the Lord Agreement.

In connection with the annual 2014 Company equity grant and based on performance and benchmarking, on January 21, 2014 the Compensation Committee approved an equity award to Mr. Lord valued at $800,000 with one-third in each of stock options, RSUs and TSR PSUs (16,835 stock options, 5,975 RSUs and target 5,975 TSR PSUs), each granted on February 14, 2014. The actual number of shares subject to each type of award was determined in a manner as described in the equity descriptions above. The shares subject to the option vest over a three-year period with one-third having vested on February 14, 2015 and the remainder thereafter vesting in equal monthly installments for the remaining 24 months. The per share exercise price for the option award is the closing price of the common stock on the grant date. The RSUs vest over three years with one-third having vested on February 14, 2015, and the remaining two-thirds vesting in two equal installments on February 14, 2016 and February 14, 2017. Performance shares earned pursuant to the TSR PSUs could be anywhere from 0 to 200% of the target amount of shares based on the relative TSR of the Company as compared to the TSR of each of the companies in the Company’s peer index over the period beginning January 1, 2014 and ending December 31, 2016, and subject to the Compensation Committee’s certification of performance and Mr. Lord’s continuous employment through the vesting date.

Additionally, on March 27, 2014 the Compensation Committee approved an allocation of SPSUs to Mr. Lord with a target value of $500,000 (11,203 SPSUs based on the Company’s stock price on the allocation date). Actual performance shares earned pursuant to the SPSU could be anywhere from 0 to 300% of the target number of SPSUs awarded based on the achievement of threshold performance requirements over the period beginning January 1, 2014 and ending December 31, 2014, and subject to the Compensation Committee’s certification of performance (such date of certification, the “Determination Date”). SPSUs may be settled in shares or cash at the Compensation Committee’s discretion. The amount of SPSUs earned, if any, vest in two equal installments following the Determination Date and on the first anniversary of such vesting date, subject to Mr. Lord’s continued employment through the applicable vesting date. Since threshold performance requirements with respect to Mr. Lord’s 2014 SPSU award were not met, Mr. Lord did not earn any shares under the SPSU award.

In connection with the expansion of Mr. Lord’s role to President, AOL Inc. on January 28, 2015, the Compensation Committee approved a first amendment to Mr. Lord’s employment agreement. Pursuant to this amendment, dated February 9, 2015, Mr. Lord’s base salary was increased from $750,000 to $800,000 and his annual target bonus opportunity was increased from 100% to 125% of his base salary. In approving the amendments to the Lord Employment Agreement the Compensation Committee reviewed peer group and salary survey data and consulted with its independent compensation consultant.

Agreements with Mr. Pence

On April 3, 2014, the Company entered into an employment agreement (the “Pence Agreement”) with Mr. Pence when he commenced employment as Executive Vice President and Chief Technology Officer effective April 30, 2014.

Mr. Pence’s employment term is from April 30, 2014 to April 29, 2018, and then continues on a month-to-month basis until either party provides the other party with 30 days’ written notice of termination. The initial term for Mr. Pence was set at four years to reflect our standard practice. The Pence Agreement provides for an annual base salary of $600,000 and a target annual bonus opportunity of 100% of base salary. As a hiring incentive, the Compensation Committee approved a cash sign-on payment equal to $500,000. If Mr. Pence resigns without good reason or is terminated for cause within the first year of his employment, Mr. Pence is required to repay the entire after-tax amount of the sign-on bonus. If Mr. Pence resigns without good reason or is terminated for cause during the second year of his employment, Mr. Pence is required to repay 50% of the after-tax amount of the sign-on bonus. The Pence Agreement substantially conforms to the material terms established by the Company with respect to its executive officers.

On March 21, 2014, the Compensation Committee approved the material terms of the proposed compensation and the terms of the Pence Agreement. In connection with entering into the Pence Agreement, the Compensation Committee approved an equity award valued at $1,750,000, with one-third in each of stock options, RSUs and TSR PSUs (44,665 stock options, 16,078 RSUs and target 16,078 TSR PSUs), each granted on May 30, 2014. The actual number of shares subject to each type of award was determined in a manner as described in the equity descriptions above. The shares subject to the option vest over a three-year period with one-third vesting on May 30, 2015 and the remainder thereafter vesting in equal monthly installments for the remaining 24 months. The per share exercise price for the option award is the closing price of the common stock on the grant date. The RSUs vest over three years with one-third vesting on May 30, 2015, and the remaining two-thirds vesting in two equal installments on May 30, 2016 and May 30, 2017. Performance shares earned pursuant to the TSR PSUs could be anywhere from 0 to 200% of the target amount of shares based on the relative TSR of the Company as compared to the TSR of each of the companies in the Company’s peer index over the period beginning January 1, 2014 and ending December 31, 2016, and subject to the Compensation Committee’s certification of performance and Mr. Pence’s continuous employment through the vesting date. In approving Mr. Pence’s agreement and the awards, the Compensation Committee reviewed peer group and salary survey data and consulted with its independent compensation consultant.

OUTSTANDING EQUITY AWARDS AT 2014 FISCAL YEAR-END

The market or payout value of shares, units or other rights was calculated using the NYSE closing price of $46.17 per share of our common stock on December 31, 2014.

		Option Awards					Stock Awards
Name (a)	Date of Grant	Number of Securities Underlying Options (#) Exercisable (b)	Number of Securities Underlying Unexercised Options (#) Unexercisable (c)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#) (d)	Option Exercise Price ($) (e)	Option Expiration Date (f)	Number of Shares or Units of Stock That Have Not Vested (#) (g)	Market Value of Shares or Units of Stock That Have Not Vested ($) (h)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#) (i)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($) (j)

Tim Armstrong	12/9/2009 (1)	542,314	—	—	$10.31	4/15/2019	—	—	—	—
	12/31/2009 (2)	1,841,339	—	—	$20.16	12/30/2019	—	—	—	—
	1/4/2010 (3)	805,222	—	—	$20.70	1/3/2020	—	—	—	—
	6/15/2012 (4)	153,934	92,370	—	$22.50	6/14/2022	—	—	—	—
	6/15/2012 (5)	430,231	—	—	$22.50	6/14/2022	—	—	—	—
	6/15/2012	—	—	—	—	—	—	—	76,952(6)	$3,552,874
	7/1/2013 (4)	26,311	47,983	—	$36.77	6/30/2023	—	—	—	—
	7/1/2013	—	—	—	—	—	—	—	27,196(8)	$1,255,639
	7/1/2013	—	—	—	—	—	—	—	13,598(9)	$627,820
	2/14/2014 (4)	—	67,011	—	$44.63	2/13/2024	—	—	—	—
	2/14/2014	—	—	—	—	—	—	—	26,140(10)	$1,206,884
	2/14/2014	—	—	—	—	—	—	—	13,070(11)	$603,442
Karen Dykstra	1/29/2010(12)	12,048	—	—	$20.76	1/28/2020	—	—	—	—
	10/1/2012 (4)	30,152	25,537	—	$30.63	9/30/2022	—	—	—	—
	10/1/2012	—	—	—	—	—	8,244(13)	$380,625
	10/1/2012	—	—	—	—	—	—	—	32,974(6)	$1,522,410
	2/15/2013 (4)	11,638	13,757	—	$39.52	2/14/2023	—	—	—	—
	2/15/2013	—	—	—	—	—	9,067(13)	$418,623	—	—
	2/15/2013	—	—	—	—	—	—	—	9,067(8)	$418,623
	11/29/2013(14)	3,786	6,683	—	$44.58	11/28/2023	—	—	—	—
	11/29/2013	—	—	—	—	—	2,490(15)	$114,963	—	—
	11/29/2013	—	—	—	—	—	—	—	3,738(8)	$172,583
	2/14/2014(14)	—	26,304	—	$44.63	2/13/2024	—	—	—	—
	2/14/2014	—	—	—	—	—	9,336(15)	$431,043	—	—
	2/14/2014	—	—	—	—	—	—	—	9,336(10)	$431,043
Julie Jacobs	2/15/2011(16)	361	736	—	$18.84	2/14/2021	—	—	—	—
	2/15/2011	—	—	—	—	—	1,020(7)	$47,093	—	—
	2/15/2012 (4)	926	12,987	—	$16.26	2/14/2022	—	—	—	—
	2/15/2012	—	—	—	—	—	5,325(13)	$245,855	—	—
	2/15/2013 (4)	8,932	10,557	—	$39.52	2/14/2023	—	—	—	—
	2/15/2013	—	—	—	—	—	6,958(13)	$321,251	—	—
	2/15/2013	—	—	—	—	—	—	—	6,958(8)	$321,251
	11/29/2013(14)	1,893	3,341	—	$44.58	11/28/2023	—	—	—	—
	11/29/2013	—	—	—	—	—	1,245(15)	$57,482	—	—
	11/29/2013	—	—	—	—	—	—	—	1,869(8)	$86,292
	2/14/2014(14)	—	21,043	—	$44.63	2/13/2024	—	—	—	—
	2/14/2014	—	—	—	—	—	7,468(15)	$344,798	—	—
	2/14/2014	—	—	—	—	—	—	—	7,468(10)	$344,798
	5/30/2014(17)	—	31,904	—	$36.28	5/29/2024	—	—	—	—
	5/30/2014	—	—	—	—	—	11,484(18)	$530,216	—	—
	5/30/2014	—	—	—	—	—	—	—	11,484(10)	$530,216
Robert Lord	8/01/2013 (4)	23,020	46,040	—	$37.90	7/31/2023	—	—	—	—
	8/01/2013	—	—	—	—	—	26,385(13)	$1,218,195	—	—
	8/01/2013	—	—	—	—	—	—	—	26,385(10)	$1,218,195
	2/14/2014(14)	—	16,835	—	$44.63	2/13/2024	—	—	—	—
	2/14/2014	—	—	—	—	—	5,975(15)	$275,866	—	—
	2/14/2014	—	—	—	—	—	—	—	5,975(10)	$275,866
William Pence	5/30/2014(14)	—	44,665	—	$36.28	5/29/2024	—	—	—	—
	5/30/2014	—	—	—	—	—	16,078(15)	$742,321	—	—
	5/30/2014	—	—	—	—	—	—	—	16,078(10)	$742,321

(1)

On April 15, 2009, pursuant to his employment agreement, Time Warner awarded Mr. Armstrong Time Warner stock options and RSUs. In connection with the conversion of Mr. Armstrong’s Time Warner former equity awards, these stock options and RSUs converted to

AOL Inc. stock options and RSUs on December 9, 2009 under the same terms and conditions (including vesting) as the applicable Time Warner stock options and RSUs. The unvested stock options vested in two equal installments on January 15, 2010 and April 15, 2010. The RSUs vested in full on April 15, 2010.
(2)	The stock options granted in 2009 vested over a three-year period, with one-third having vested on each of December 9, 2010, December 9, 2011, and December 9, 2012.
(3)	The stock options granted vested over a two-year period in eight equal quarterly installments.
(4)	The stock options granted vest over a four-year period, with 25% having vested on the first anniversary of the grant date and the remainder thereafter vesting in equal monthly installments for the remaining 36 months.
(5)	The stock options granted vested as follows: (i) 50% of the options vested on June 15, 2013, the first anniversary of the grant date because our price per share equaled or exceeded a 20% increase from the average closing price of Company’s common stock for the 20 trading days prior to the date of grant and equaled or exceeded such closing price for 20 consecutive trading days; and (ii) the remaining 50% of the options vested on June 15, 2014 because our price per share equaled or exceeded a 30% increase from the average closing price of Company’s common stock for the 20 trading days prior to the date of grant and equaled or exceeded such closing price for 20 consecutive trading days.
(6)	The TSR PSUs granted vested as follows: vesting is based on the relative TSR of the Company as compared to the TSR of each of the companies in the Company’s peer group over the period beginning January 1, 2012 and ending December 31, 2014. Vesting occurs upon Compensation Committee certification that performance criteria have been met. On February 13, 2015, the Compensation Committee certified that the awards had been earned at 200% and this number is reflected in the table. Actual performance rights earned under the TSR PSUs could have been anywhere from 0 to 200% of the number of performance rights granted.
(7)	The RSUs granted to Ms. Jacobs on February 15, 2011 vest as follows: RSUs vest over a four-year period with 50% having vested on February 4, 2013, 25% having vested on February 4, 2014 and the remaining 25% vesting February 4, 2015.
(8)	The TSR PSUs vest as follows: vesting is based on the relative TSR of the Company as compared to the TSR of each of the companies in the Company’s peer group over the period beginning January 1, 2013 and ending December 31, 2015. Vesting occurs upon Compensation Committee certification that performance criteria have been met. Actual performance rights earned under the TSR PSUs could be anywhere from 0 to 200% of the number of performance rights granted. In accordance with SEC rules, the amount in the table assumes a payout at the target level based on current performance.
(9)	The Rev PSUs granted vest as follows: vesting is based on achievement of revenue goals that align with the Company’s revenue goals over the period beginning January 1, 2013 and ending December 31, 2015. Vesting occurs upon Compensation Committee certification that performance criteria have been met. Actual performance rights earned under the Rev PSUs could be anywhere from 0 to 200% of the number of performance rights granted. In accordance with SEC rules, the amount in the table assumes a payout at the threshold level based on current performance.
(10)	The TSR PSUs vest as follows: vesting is based on the relative TSR of the Company as compared to the TSR of each of the companies in the Company’s peer group over the period beginning January 1, 2014 and ending December 31, 2016. Vesting occurs upon Compensation Committee certification that performance criteria have been met. Actual performance rights earned under the TSR PSUs could be anywhere from 0 to 200% of the number of performance rights granted. In accordance with SEC rules, the amount in the table assumes a payout at the target level based on current performance.
(11)	The Rev PSUs granted vest as follows: vesting is based on achievement of revenue goals that align with the Company’s revenue goals over the period beginning January 1, 2014 and ending December 31, 2016. Vesting occurs upon Compensation Committee certification that performance criteria have been met. Actual performance rights earned under the Rev PSUs could be anywhere from 0 to 200% of the number of performance rights granted. In accordance with SEC rules, the amount in the table assumes a payout at the threshold level based on current performance.
(12)	The stock options were granted to Ms. Dykstra on January 29, 2010 in connection with her role as a director of the Company. The options vested on January 29, 2011.
(13)	The RSUs granted vest as follows: RSUs vest over a four-year period with 50% vesting on the second anniversary of the grant date and the remaining 50% vesting in two equal installments on the third and fourth anniversaries of the grant date, respectively.
(14)	The stock options granted vest over a three-year period with one-third vesting on the first anniversary of the grant date and the remainder thereafter vesting in equal monthly installments for the remaining 24 months.
(15)	The RSUs granted vest as follows: RSUs vest over a three-year period with one third vesting on the first anniversary of the grant date and the remainder thereafter vesting in two equal installments on the second and third anniversaries of the grant date, respectively.
(16)	The stock options granted to Ms. Jacobs on February 15, 2011 vest over a four-year period with 25% having vested on February 4, 2012 and the remainder thereafter vesting in equal monthly installments for the remaining 36 months.
(17)	The stock options granted vest over a three- year period with one-third vesting on May 1, 2015 and the remainder thereafter vesting in equal monthly installments for the remaining 24 months.
(18)	The RSUs granted vest as follows: RSUs vest over a three-year period with one third vesting on May 1, 2015 and the remainder thereafter vesting in two equal installments on May 1, 2016 and May 1, 2017, respectively.

OPTION EXERCISES AND STOCK VESTED DURING 2014

The following table sets forth information concerning option exercises and RSUs that vested during fiscal 2014 by or for the NEOs.

	Option Awards(1)		Stock Awards(2)
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting($)

Tim Armstrong	—	—	—	—
Karen Dykstra	—	—	9,491	$458,382 (3)
Julie Jacobs	34,085	$863,132	25,433	$1,141,530 (3)
Robert Lord	—	—	—	—
William Pence	—	—	—	—

(1)	Represents the gross number of shares acquired upon exercise of vested options without taking into account any shares that may be withheld to cover option exercise price or applicable tax obligations. The amount is determined by multiplying (i) the number of shares of Company common stock to which the exercise of the options related, by (ii) the difference between the per share price of Company common stock at exercise and the exercise price of the options.
(2)	Represents the gross number of shares acquired upon vesting without taking into account any shares that may be withheld to satisfy applicable tax obligations. The amount shown for stock awards is determined by multiplying the number of shares that vested by the per share closing price of Company common stock on the vesting date.
(3)	The value realized on vesting for Ms. Dykstra includes $42,451, the amount in cash paid out pursuant to dividend equivalent rights attached to the RSUs. The value realized on vesting for Ms. Jacobs includes $127,767, the amount in cash paid out pursuant to dividend equivalent rights attached to the RSUs.

NON-QUALIFIED DEFERRED COMPENSATION FOR 2014

Name	Executive Contributions in Last Fiscal Year ($)	Company Contributions in Last Fiscal Year ($)	Aggregate Earnings in Last Fiscal Year ($)(2)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last Fiscal Year End ($)(3)

Tim Armstrong	—	—	—	—	—
Karen Dykstra (1)	—	—	$24,535	—	$826,859
Julie Jacobs	—	—	—	—	—
Robert Lord	—	—	—	—	—
William Pence	—	—	—	—	—

(1)	Ms. Dykstra served as a member of the Company’s Board of Directors until September 19, 2012.
(2)	The aggregate earnings amount are not included in the Summary Compensation Table because plan earnings were not preferential nor above market.
(3)	Reflects the value of Ms. Dykstra’s vested account balance in the Directors’ Deferred Compensation Plan as of December 31, 2014 based on the per share closing price of our common stock on December 31, 2014 ($46.17). No portion of this amount has been previously reported as compensation to Ms. Dykstra in prior Summary Compensation Tables as it all relates to deferred compensation earned as a non-employee member of the Board and earnings thereon.

POTENTIAL PAYMENTS UPON TERMINATION OF EMPLOYMENT OR CHANGE IN

CONTROL FOR 2014

The following summaries and tables describe and quantify the estimated dollar value of potential additional payments and other benefits that would be provided to our NEOs (or, in the case of death, to their respective estates or beneficiaries) under the executives’ respective employment agreements and equity agreements and our compensation plans following a termination of their employment or the Company’s change in control, in each case assumed to have occurred on December 31, 2014.

Under the terms of the AOL Inc. 2010 Stock Incentive Plan, a “change in control” will generally be triggered upon:

•	The acquisition by a person or entity of 30% or more of the combined voting power of the Company’s then outstanding securities;

•	A change in the composition of the majority of the Board without the approval of the existing Board;

•	A transaction such as a merger, reorganization, recapitalization or consolidation unless following such transaction the persons who beneficially owned the Company’s voting securities immediately prior to the transaction beneficially own more than 60% of the voting securities of the corporation resulting from the transaction in substantially the same proportions; or

•	The sale of all or substantially all of the Company’s assets.

Amounts actually received should any of the above described triggering events actually occur will vary based on factors such as timing during the year of any such event, the Company’s stock price, and any changes to our benefit arrangements and policies. The actual amount to be paid can only be determined at the time of an actual termination of employment.

The calculations exclude payments and benefits to the extent they do not discriminate in scope, terms or operation in favor of our NEOs and are available generally to all of our salaried employees, including any accrued vacation pay and medical and other group insurance coverage following disability. Ms. Dykstra is also entitled to receive her vested account balance under the Directors’ Deferred Compensation Plan. For a description of the plan and Ms. Dykstra’s account balance as of December 31, 2014, please see the section entitled “Non-Employee Director Compensation” on page 72 and the “Non-Qualified Deferred Compensation for 2014” table on page 61 of this Proxy Statement.

Certain payments following a termination of employment without cause or for good reason will be delayed for six months following separation from service if required under Code Section 409A. In addition, receipt of the payments and benefits upon a termination without cause or for good reason is conditioned on the executive’s execution of our standard separation agreement that includes a release of claims against us. If the executive does not execute a separation agreement, he or she would not be entitled to severance benefits upon a termination without cause or for good reason as further described below.

TERMINATION WITHOUT CAUSE/FOR GOOD REASON

OR CHANGE IN CONTROL AND TERMINATION WITHOUT CAUSE/FOR GOOD REASON

Named Executive Officer	Cash Severance(1)	Group Benefits Continuation(2)	Equity Awards: Stock Options, PSUs and RSUs(3)	Other Benefits	Total(4)

Tim Armstrong
Termination without Cause/for Good Reason	$4,130,000	$37,197	$0	—	$4,167,197
Change in Control and Termination without Cause/for Good Reason	$4,130,000	$37,197	$8,571,568	—	$12,738,765
Karen Dykstra
Termination without Cause/for Good Reason	$2,095,313	$24,125	$0	—	$2,119,438
Change in Control and Termination without Cause/for Good Reason	$2,095,313	$24,125	$4,429,945	—	$6,549,383
Julie Jacobs
Termination without Cause/for Good Reason	$1,731,375	$37,197	$0	—	$1,768,572
Change in Control and Termination without Cause/for Good Reason	$1,731,375	$37,197	$3,287,955	—	$5,056,527
Robert Lord
Termination without Cause/for Good Reason	$1,848,750	$37,197	$0	—	$1,885,947
Change in Control and Termination without Cause/for Good Reason	$1,848,750	$37,197	$3,234,114	—	$5,120,061
William Pence
Termination without Cause/for Good Reason	$1,336,735	$0	$0	—	$1,336,735
Change in Control and Termination without Cause/for Good Reason	$1,336,735	$0	$1,592,335	—	$2,929,070

(1)	The NEOs’ employment agreements each provide for cash severance equal to the sum of (i) either 24 months of base salary payable in 48 installments (for Mr. Armstrong), or 18 months of base salary payable in 36 installments (for all other NEOs), (ii) if termination of employment occurs between January 1 and March 15, the prior year’s annual cash bonus (if not previously paid, and only to the extent it would have been payable to the executive and to other eligible employees), which amounts are not included in the above chart given a hypothetical termination date of December 31, and (iii) an annual bonus for the current year, prorated through the executive’s termination date, payable if and when bonuses are paid to other employees. In accordance with the provision of Mr. Pence’s employment agreement providing for a prorated bonus in the year of hire, Mr. Pence‘s current year bonus amount reflects that he commenced employment with us on April 30, 2014.
(2)	Reflects the COBRA cost of medical, dental and vision benefit coverage for 18 months, based on the executive’s elected level of coverage for plan year 2015 and the rate applicable to such coverage effective as of January 1, 2015. Mr. Pence was not covered under our group health plan as of December 31, 2014 as he had elected to waive such coverage for plan year 2014.
(3)	Pursuant to the terms of Mr. Armstrong’s employment agreement, the stock options granted to Mr. Armstrong in April 2009 and December 2009 will, to the extent then held by Mr. Armstrong, remain exercisable for 24 months following termination of employment (but in no event beyond the stock option’s expiration date). Mr. Armstrong’s employment agreement further provides that the stock options granted to Mr. Armstrong in January 2010 will, to the extent then held by Mr. Armstrong, remain exercisable for five years following termination of employment (but in no event beyond the stock option’s expiration date). All such stock options were already vested by their terms prior to December 31, 2014 and their value is not included in the table above. All of Mr. Armstrong’s performance-based stock options were already vested by their terms prior to December 31, 2014 and their value is not included in the table above.

The values set forth in the table above are based on (i) a hypothetical termination of employment without Cause or resignation for Good Reason (and the occurrence of a Change in Control, if applicable) on December 31, 2014, (ii) the excess (if any) of the closing sale price of our common stock on December 31, 2014 ($46.17 per share) over the exercise price with respect to stock options, and (iii) the closing sale price of our common stock on December 31, 2014 ($46.17 per share) with respect to RSUs, PSUs and SPSUs. For each RSU or PSU held by an executive as of December 5, 2012 that would vest based on a hypothetical termination of employment as of December 31, 2014, a dividend equivalent in the amount of $5.15 per RSU or PSU (as applicable) is included in the values specified above.

Except as provided below, all unvested time–based options, RSUs, PSUs and SPSUs (and any related dividend equivalents) will be immediately forfeited upon termination of a NEO’s employment without Cause or his or her resignation for Good Reason. Our equity awards do not provide for any accelerated vesting based solely on the occurrence of a Change in Control.

Time–Based Options and RSUs. In the event of a Change in Control, all unvested and outstanding time–based stock options and RSUs, including any related dividend equivalents, then held by our NEOs will fully vest upon the earlier of the first anniversary of the Change in Control (subject to the NEO’s continuous employment through such date, unless termination occurs due to death or disability) or the executive’s termination without Cause or for Good Reason.

PSUs. If, within 12 months following a Change in Control, a PSU holder’s employment is terminated without Cause, for Good Reason, or due to death or disability, any then outstanding and unvested PSUs, including any related dividend equivalents, will vest based on the actual performance level achieved with respect to the applicable performance criteria, as follows:

TSR PSUs. Under the award agreements governing the TSR PSUs, the number of TSR PSUs that becomes vested is determined based on the percentile ranking of the Company’s TSR as compared to the TSR of the companies in the Morgan Stanley High Technology Index. Assuming a hypothetical termination of employment on December 31, 2014 for purposes of the above table, the Company achieved a 97% percentile ranking for purposes of the TSR PSUs awarded in 2012, a 48.5th percentile ranking with respect to the TSR PSUs awarded in 2013 and a 27.5th percentile with respect to the TSR PSUs awarded in 2014. Based on these percentile rankings, the award agreements governing the TSR PSUs provide that TSR PSU holders would be eligible to vest in 200% of the target for their 2012 TSR PSUs, 97% of the target for their 2013 TSR PSUs and 55% of the target for their 2014 PSUs, in each case including any related dividend equivalents.

Rev PSUs. Under the award agreements governing the Rev PSUs, the number of Rev PSUs that becomes vested is determined based on our level of achievement of (i) cumulative advertising revenues (net of traffic acquisition costs) for the portion of the performance period preceding termination of employment and (ii) our cumulative total revenues for the completed quarters of the fiscal year in which termination occurs, ending immediately preceding termination of employment, as compared to our cumulative total revenues for the same quarters in the preceding fiscal year. In comparing the results for 2012, 2013 and 2014 with each of their respective prior years (for purposes of the Rev PSUs awarded in 2012, 2013 and 2014 respectively), we did not meet the revenue goals required for accelerated vesting of any of the Rev PSUs, in each case based on a hypothetical termination of employment on December 31, 2014. Accordingly, the chart above does not include any value attributed to accelerated vesting of Rev PSUs.

SPSUs. If, within 12 months following a change in control, Mr. Lord’s employment is terminated without Cause or for Good Reason after the end of the applicable performance period, any outstanding SPSUs that are provisionally earned at the end of the performance period based on the performance level achieved during the performance period will fully vest. If, within 12 months following a change in control but before the end of the performance period applicable to the SPSUs, Mr. Lord’s employment is terminated without Cause or for Good Reason, his SPSUs will vest based on performance achieved as of the last completed fiscal quarter preceding the date of the change in control. For purposes of the above table, none of Mr. Lord’s SPSUs for the 2014 performance period would have been earned as the performance conditions associated with such award were not satisfied.

(4)	Amounts payable to our NEOs following a change in control that would constitute “parachute payments,” as defined under Section 280G or 4999 of the Code, may be reduced to the extent necessary to avoid adverse tax consequences or excise taxes if a reduction would result in a greater after-tax benefit to the executive. The Company does not provide any gross-up payments for any adverse tax consequences.

TERMINATION OF EMPLOYMENT DUE TO DISABILITY OR DEATH

Named Executive Officer	Base Salary	Pro Rata Target Annual Bonus(1)	Equity Awards: Stock Options, PSUs and RSUs(2)	Total

Tim Armstrong
Death or Disability	—	$2,000,000	$7,723,096	$9,723,096
Change in Control and Death/Disability	—	$2,000,000	$8,571,568	$10,571,568
Karen Dykstra
Death or Disability	—	$937,500	$4,080,824	$5,018,324
Change in Control and Death/Disability	—	$937,500	$4,429,945	$5,367,445
Julie Jacobs
Death or Disability	—	$675,000	$2,835,452	$3,510,452
Change in Control and Death/Disability	—	$675,000	$3,287,955	$3,962,955
Robert Lord
Death or Disability	—	$750,000	$2,739,139	$3,489,139
Change in Control and Death/Disability	—	$750,000	$3,234,114	$3,984,114
William Pence
Death or Disability	—	$404,384	$1,320,167	$1,724,551
Change in Control and Death/Disability	—	$404,384	$1,592,335	$1,996,719

(1)	Our NEOs’ employment agreements each provide for payment of the executive’s current year target annual bonus, prorated through the executive’s termination date and payable if and when bonuses are payable to other employees. As set forth above, each executive’s current year target bonus (other than Mr. Pence) is not prorated as the hypothetical termination date is December 31, 2014 for purposes of this proxy. For Mr. Pence, the current year target annual bonus is prorated as the executive commenced employment with us on April 30, 2014. Under the terms of their employment agreements, Ms. Jacobs and Mr. Pence are also entitled to payment of their prior year annual bonuses, which amounts are not included above as they are assumed to have been paid for purposes of a hypothetical termination on December 31, 2014 (under the terms of our ABP, the prior year’s bonus must be paid by March 15 following the end of such prior plan year).
(2)	The values set forth in the table above are based on (i) a hypothetical termination of employment due to a NEO’s death or disability on December 31, 2014, (ii) the excess (if any) of the closing sale price of our common stock on December 31, 2014 ($46.17 per share) over the exercise price with respect to stock options, and (iii) the closing sale price of our common stock on December 31, 2014 ($46.17 per share) with respect to RSUs, PSUs and SPSUs. For each RSU or PSU held by an executive as of December 5, 2012 that would vest based on a hypothetical termination of employment as of December 31, 2014, a dividend equivalent in the amount of $5.15 per RSU or PSU (as applicable) is included in the values specified above.

Time–Based Options and RSUs. Pursuant to the terms of the applicable award agreements, all outstanding and unvested time-based stock options and RSUs, including any related dividend equivalents, will fully vest on the date of the executive’s termination due to death or disability.

PSUs. In the event of termination due to death or disability, PSUs then held by the executives, including any related dividend equivalents, will vest pro-rata based on the number of completed months in the performance period and based on the actual performance level achieved through the executive’s termination date with respect to the applicable performance criteria. However, no proration will be applied in the event that termination due to death or disability occurs within one year following a change in control. Based upon performance as of December 31, 2014, the above chart reflects the value of an award of 200% of the target for TSR PSUs awarded in 2012, 97% of the target for TSR PSUs awarded in 2013 and 55% of the target for TSR PSUs awarded in 2014, and any related dividend equivalents (prorated, in the case where termination due to death or disability does not occur within one year following a change in control, to reflect the completion of one year (in the case of TSR PSUs awarded in 2014) or two years (in the case of TSR PSUs awarded in 2013) of the three year performance period of the TSR PSUs as of the hypothetical termination date of December 31, 2014). None of the Rev PSUs were deemed to vest upon a termination as of December 31, 2014 based upon performance. See footnote 3 to the preceding table estimating payments to our NEOs upon a termination without Cause or for Good Reason for further explanation of the performance assumptions.

SPSUs. In the event of termination due to death or disability, Mr. Lord’s SPSUs will fully vest to the extent provisionally earned at the end of the applicable performance period (but prorated, to the extent termination occurs prior to the end of the performance period, to reflect the number of completed months in the performance period). If termination due to death or disability occurs within 12 months following a change in control, then the SPSUs shall be subject to the same vesting provisions as are applicable in the event of a termination without Cause or for Good Reason within 12 months following a change in control, as described in footnote 3 to the preceding table estimating payments to our NEOs upon a termination without Cause or for Good Reason. For purposes of the above table, none of Mr. Lord’s SPSUs for the 2014 performance period would have been earned as the performance conditions associated with such award were not satisfied.

Mr. Armstrong

Termination of Employment for Cause or Resignation without Good Reason. In the event that Mr. Armstrong’s employment is terminated for “Cause” (generally defined as Mr. Armstrong’s (i) conviction of, or no contest or guilty plea to, a felony, (ii) failure or refusal to perform his lawful duties for us, if the failure or refusal remains uncured after 15 days’ notice to him, (iii) fraud, embezzlement, misappropriation or improper material destruction of our property, (iv) breach of any duty of loyalty to us, (v) violation of his confidentiality agreement or our Standards of Business Conduct, (vi) improper conduct substantially prejudicial to our business, (vii) failure to cooperate in any investigation involving the Company, (viii) indictment for a felony alleging fraud, embezzlement, misappropriation or destruction of our property, or alleging fraud, embezzlement or monetary theft with respect to another party), or he resigns without Good Reason (as defined below), Mr. Armstrong’s employment agreement provides he will receive his base salary and unused vacation through the effective date of termination, and will also retain any rights pursuant to any of our insurance and other benefit plans, but he will not be entitled to any bonus payments.

Termination of Employment without Cause or Resignation for Good Reason. In the event that the Company terminates Mr. Armstrong’s employment without Cause, or he resigns for Good Reason (generally defined as (i) Mr. Armstrong no longer reporting to the Board, (ii) relocation of Mr. Armstrong’s principal office more than 50 miles from its location as of the date of his employment agreement, without his written consent, (iii) a material diminution in Mr. Armstrong’s duties, responsibilities, authority or title, (iv) a material diminution of his base salary, or (iv) our requiring him to engage in unlawful conduct upon express direction of the Board, in each case where the notice and cure periods specified in his employment agreement are also met), Mr. Armstrong will be eligible to receive the following additional severance payments and benefits:

Cash Severance. Mr. Armstrong will receive an amount equal to 24 months of his base salary, payable in 48 installments.

Prior Year’s Annual Bonus. If the termination date occurs between January 1 and March 15, Mr. Armstrong will receive his annual cash bonus for the calendar year prior to his termination (if not previously paid), payable in a lump sum at the same rate that continuing employees receive their bonuses (but not to exceed 100% of Mr. Armstrong’s target bonus), provided that the Company pays bonuses to eligible employees for that prior calendar year and Mr. Armstrong would have otherwise been eligible for the bonus payment if he had remained employed through the bonus payout date.

Prorated Current Year’s Annual Bonus. Mr. Armstrong will receive a lump-sum cash payment equal to Mr. Armstrong’s annual bonus for the year of his termination, prorated through the termination date, payable if and when bonuses are paid to other employees.

Group Benefits Continuation. If Mr. Armstrong elects medical, dental and/or vision benefit coverage under COBRA, the Company will pay for his COBRA coverage for up to 18 months.

Equity Awards. Pursuant to the terms of Mr. Armstrong’s employment agreement, the stock options granted to Mr. Armstrong in April 2009 and December 2009 will, to the extent then held by Mr. Armstrong, remain exercisable for 24 months following termination of employment (but in no event beyond the stock option’s expiration date). Mr. Armstrong’s employment agreement further provides that the stock options granted to Mr. Armstrong in

January 2010 will, to the extent then held by Mr. Armstrong, remain exercisable for five years following termination of employment (but in no event beyond the stock option’s expiration date). All such stock options were already vested by their terms prior to December 31, 2014.

Pursuant to the award agreements governing Mr. Armstrong’s other time-based stock options, his performance-based options and his PSUs, all such awards (including any dividend equivalents related to the PSUs) will, to the extent then unvested, be forfeited upon termination of employment.

Limitations on Payments and Benefits. Mr. Armstrong agrees to assist us in any litigation, investigation or other matter involving his tenure at the Company; not to encourage or assist any person in litigation against us; and not to make disparaging or untruthful remarks about us. If Mr. Armstrong breaches, to our detriment, any of these or certain other obligations under the employment agreement, or any of the restrictive covenants described below, or any obligations under his confidentiality agreement or separation agreement, the Company has the right to seek recovery of the cash severance and COBRA payment benefits (as described above) paid to Mr. Armstrong. To the extent that amounts payable to Mr. Armstrong would be subject to the excise tax imposed on excess parachute payments under Code Section 4999, Mr. Armstrong will be paid either (a) the amounts in full, or (b) a reduced amount such that none of the payments would be subject to the Section 4999 excise tax, whichever would result in a greater payment for Mr. Armstrong on an after-tax basis. In addition, certain payments following termination of Mr. Armstrong’s employment may need to be delayed for six months to address the requirements of Code Section 409A.

Release of Claims. Receipt of the foregoing severance payments and benefits is conditioned on Mr. Armstrong’s timely delivery of an effective and irrevocable separation agreement, which will include a release of claims against us.

Change in Control. Mr. Armstrong’s employment agreement does not provide for any additional benefits as a result of a change in control. The award agreements governing the time-based options granted to Mr. Armstrong in 2012, 2013 and 2014 provide that such options will (to the extent then unvested) become vested following a change in control upon the earlier of the first anniversary of the change in control (subject to Mr. Armstrong’s continued employment through such date, unless termination occurs due to death or disability) or the termination of the executive’s employment without Cause or for Good Reason. The award agreements governing Mr. Armstrong’s Rev PSUs and TSR PSUs provide that, in the event a change in control occurs and the PSU award is outstanding at the earlier of (a) the end of the applicable performance period or (b) termination of employment without Cause, for Good Reason, or due to death or disability, in each case where such termination of employment occurs within 12 months following a change in control, the PSUs (and any related dividend equivalents) will become vested based on the actual performance level achieved as of the date of termination of employment with respect to the applicable performance criteria set forth in the PSU award agreement for the completed portion of the performance period. With respect to the TSR PSUs, if following a change in control, the Company’s shares are no longer publicly traded, then TSR performance will be determined as of the date of the change in control using a per share price based upon the total consideration of the change in control. Mr. Armstrong’s other equity awards were all fully vested prior to December 31, 2014.

Death or Disability. If Mr. Armstrong dies or his employment is terminated due to his disability (as defined in our long-term disability plan and subject to Code Section 409A), he will be eligible for the following payments and benefits, in addition to the payments and benefits described under “—Termination of Employment for Cause” above:

Prorated Bonus. Mr. Armstrong’s employment agreement provides that he will receive a lump sum cash payment equal to his annual bonus at the target level, prorated through his termination date.

Equity Awards. The award agreements governing the time-based options granted to Mr. Armstrong in 2012, 2013 and 2014 provide that, in the event the executive’s employment is terminated due to death or disability, any unvested portion of the options will become immediately vested. The award agreements governing Mr. Armstrong’s PSUs provide that, in the event the executive’s employment is terminated due to death or disability (other than within 12 months following a change in control, as described above), any PSUs (and any related dividend equivalents) then held by the executive will vest pro-rata based on the number of completed months in the performance period and based on the actual performance level achieved with respect to the applicable performance criteria through the executive’s termination date. Mr. Armstrong’s other equity awards were all fully vested prior to December 31, 2014.

Restrictive Covenants. Mr. Armstrong’s confidentiality agreement provides that he is subject to restrictive covenants that obligate him not to disclose any of our confidential information at any time, and for 12 months after termination not to solicit any Company employee or the business of any customer or prospective customer with whom the executive had contact or about whom the executive received or developed confidential information during his last year of employment (other than business that does not compete with the Company’s products and services). Mr. Armstrong’s employment agreement also provides that, during his employment with us and for 12 months following termination of his employment, Mr. Armstrong is not permitted to compete with us by owning (other than as a less than 1% stockholder), controlling, managing or performing services for (i) Time Warner, Inc., Yahoo!, Inc., Google, Inc. (including its YouTube subsidiary), Microsoft Corporation, IAC/Interactive Corp., News Corporation, Facebook, Inc., LinkedIn Corporation, Yelp Inc., or Twitter Inc., or (ii) any entity that engages in any line of business that is substantially the same as any line of business that we engage in, conduct or, to his knowledge, have definitive plans to engage in or conduct, and have not ceased to engage in or conduct, or any of their respective affiliates, subsidiaries or successors. However, Mr. Armstrong is permitted to retain certain passive investments that were disclosed by Mr. Armstrong on or prior to entering into his employment agreement with us.

Ms. Dykstra, Mr. Lord, Ms. Jacobs and Mr. Pence

Termination of Employment for Cause or Resignation without Good Reason. With respect to Ms. Dykstra, Mr. Lord and Ms. Jacobs and Mr. Pence, in the event that the executive’s employment is terminated for “Cause” (generally defined as the executive’s (i) conviction of, or no contest or guilty plea to, a felony, (ii) failure or refusal to perform (in the case of Ms. Dykstra or Mr. Lord), or failure to perform in all material respects or refusal to perform (in the case of Ms. Jacobs and Mr. Pence), the executive’s lawful duties for us, if the failure or refusal remains uncured after 15 or 30 days’ notice (as the case may be) to the executive, (iii) fraud, embezzlement, more than minimal misappropriation, or improper material destruction of our property, (iv) breach of any duty of loyalty to us, (v) violation of the executive’s confidentiality agreement or our Standards of Business Conduct, (vi) improper conduct substantially prejudicial to our business, (vii) failure to cooperate in any investigation involving the Company, (viii) indictment for a felony alleging fraud, embezzlement, misappropriation or destruction of our property, or alleging fraud, embezzlement or monetary theft with respect to another party), or the executive resigns without Good Reason (as defined below), the executive’s employment agreement provides the executive will receive his or her base salary and unused vacation (and, in the case of Ms. Jacobs and Mr. Pence, unreimbursed business expenses) through the effective date of termination, and will also retain any rights pursuant to any of our insurance and other benefit plans, but the executive will not be entitled to any bonus payments. For Mr. Lord and Mr. Pence, if the executive resigns without Good Reason or is terminated for Cause before the first anniversary of the executive’s employment commencement date, the executive will be required to repay the entire after-tax amount of the signing payment that the executive received. If the executive resigns without Good Reason or is terminated for Cause between the first and second anniversaries of the executive’s employment commencement date, the executive will be required to repay 50% of the after-tax amount of the signing payment that the executive received.

Termination of Employment without Cause or Resignation for Good Reason. In the event that the Company terminates Ms. Dykstra’s, Mr. Lord’s, Ms. Jacobs’ or Mr. Pence’s employment without Cause, or the executive resigns for Good Reason (generally defined as (i) the executive no longer reporting to the Chief Executive Officer, (ii) relocation of the executive’s principal office more than 50 miles from its location as of the date of the executive’s employment agreement (for Ms. Dykstra, Ms. Jacobs and Mr. Pence) or relocation outside of the New York City metropolitan area (for Mr. Lord), in each case without the executive’s written consent, (iii) a material diminution in the executive’s duties, responsibilities or authority, (iv) a material diminution of the executive’s base salary, in each case where the notice and cure periods specified in the executive’s employment agreement are also met), the executive will be eligible to receive the following additional severance payments and benefits:

Cash Severance. The executive will receive an amount equal to 18 months of base salary, payable in 36 installments.

Prior Year’s Annual Bonus. If the termination date occurs between January 1 and March 15, the executive will receive his or her annual cash bonus for the calendar year prior to the executive’s termination (if not previously paid), payable in a lump sum at the same rate that continuing employees receive their bonuses (for Ms. Dykstra) or based on actual attainment of performance goals for the year (for Mr. Lord, Ms. Jacobs and Mr. Pence), but in each case not to exceed 100% of the executive’s target bonus, provided that the Company pays bonuses to eligible employees for that prior calendar year and the executive would have otherwise been eligible for the bonus payment if the executive had remained employed through the bonus payout date.

Prorated Current Year’s Annual Bonus. The executive will receive a lump-sum cash payment equal to the executive’s annual bonus for the year of termination, prorated through the termination date, payable if and when bonuses are paid to other employees.

Group Benefits Continuation. If the executive elects medical, dental and/or vision benefit coverage under COBRA, the Company will pay for COBRA coverage for up to 18 months.

Equity Awards. All of the stock options, and RSUs, PSUs and SPSUs (and any related dividend equivalents), then held by the executive will (to the extent unvested) be forfeited.

Limitations on Payments and Benefits. Under their respective employment agreements, each of the executives agrees to assist us in any litigation, investigation or other matter involving the executive’s tenure at the Company; not to encourage or to assist (for Ms. Dykstra and Mr. Lord) or incite (for Ms. Jacobs and Mr. Pence) any person in litigation against us; and not to make disparaging or untruthful remarks about us. If the executive breaches, to our detriment, any of these or certain other obligations under the employment agreement, or any of the restrictive covenants described below, or any obligations under the executive’s confidentiality agreement or separation agreement, the Company has the right to seek recovery of the severance benefits (as described above) paid to the executive and, with respect to Mr. Lord and Ms. Jacobs, to stop providing any future severance benefits otherwise payable under the executive’s employment agreement. To the extent that amounts payable to the executive would be subject to the excise tax imposed on excess parachute payments under Code Section 4999, the executive will be paid either (a) the amounts in full, or (b) a reduced amount such that none of the payments would be subject to the Section 4999 excise tax, whichever would result in a greater payment for the executive on an after-tax basis. In addition, certain payments following termination of the executive’s employment may need to be delayed for six months to address the requirements of Code Section 409A.

Release of Claims. Receipt of the foregoing severance payments and benefits is conditioned on the executive’s timely delivery of an effective and irrevocable separation agreement, which will include a release of claims against us.

Change in Control. Ms. Dykstra’s, Mr. Lord’s, Ms. Jacobs’ and Mr. Pence’s employment agreements do not provide for any additional benefits as a result of a change in control. The agreements that govern the executives’ stock option and RSU awards provide that the stock options and RSUs (and any related dividend equivalents) will (to the extent then unvested) become fully vested following a change in control upon the earlier of the first anniversary of the change in control (subject to the executive’s continued employment through such date, unless termination occurs due to death or disability) or the termination of the executive’s employment without Cause or for Good Reason. The award agreements that govern each of the executives’ TSR PSUs provide that, in the event a change in control occurs and the TSR PSU award is outstanding at the earlier of (a) the end of the applicable performance period or (b) termination of employment without Cause, for Good Reason, or due to death or disability, in each case where such termination of employment occurs within 12 months following a change in control, the TSR PSUs (and any related dividend equivalents) will become vested based on the actual performance level achieved as of the date of termination of employment with respect to the applicable performance criteria set forth in the TSR PSU award agreement for the completed portion of the performance period. If, following a change in control, the Company’s shares are no longer publicly traded, then TSR performance will be determined as of the date of the change in control using a per share price based upon the total consideration of the change in control. The award agreements that govern Mr. Lord’s SPSUs provide that, if within 12 months following a change in control, Mr. Lord’s employment is terminated without Cause or for Good Reason or due to death or disability after the performance period has ended, any outstanding SPSUs that were provisionally earned at the end of the performance period based upon the performance level achieved during the performance period will fully vest as of the date of his termination of employment. If, within 12 months following a change in control but prior to the end of the performance period applicable to the SPSUs, Mr. Lord’s employment terminates without Cause or for Good Reason or due to death or disability, Mr. Lord’s SPSUs will vest based on performance achieved as of the last completed fiscal quarter preceding the date of the change in control as provided in the award agreements.

Death or Disability. If the executive dies or the executive’s employment is terminated due to disability (as defined in our long-term disability plan and subject to Code Section 409A ), the executive will be eligible for the following payments and benefits, in addition to the payments and benefits described under “—Termination of Employment for Cause or Resignation without Good Reason” above:

Prorated Current Year Bonus. The executive’s employment agreement provides that the executive will receive a lump sum cash payment equal to his or her annual bonus at the target level for the year in which termination of employment occurs, prorated through the executive’s termination date.

Prior Year Bonus – Ms. Jacobs and Mr. Pence. Under Ms. Jacobs’ and Mr. Pence’s employment agreements, the executive is entitled to payment of his or her annual bonus for the prior year to the extent not yet paid.

Equity Awards. The terms of the executives’ applicable award agreements provide that all outstanding and unvested stock options and RSUs (and any related dividend equivalents) then held by the executive will fully vest upon the executive’s death or disability. The award agreements governing the executives’ TSR PSUs provide that, in the event the executive’s employment is terminated due to death or disability (other than within 12 months following a change in control, as described above), any TSR PSUs (and any related dividend equivalents) will vest pro-rata based on the number of completed months in the performance period and based on the actual performance level achieved with respect to the applicable performance criteria through the executive’s termination date. The award agreements that govern Mr. Lord’s SPSUs provide that, in the event of Mr. Lord’s death or disability (other than within 12 months following a change in control, as described above) any outstanding SPSUs that were provisionally earned at the end of the performance period based upon performance achieved during the performance period will fully vest. In the event that death or disability occurs prior to the end of the performance period, however, Mr. Lord’s SPSUs will vest based upon performance achieved at the end of the performance period, prorated based on the number of completed months in the performance period.

Restrictive Covenants. Ms. Dykstra’s, Mr. Lord’s, Ms. Jacobs’ and Mr. Pence’s confidentiality agreements provide that the executive is subject to restrictive covenants that obligate the executive not to disclose any of our confidential information at any time, and for 12 months after termination not to solicit any Company employee, or the business of any customer or prospective customer with whom the executive had contact or about whom the executive received or developed confidential information during his or her last year of employment (other than business that has no relation to and does not compete with the Company’s products and services). Each executive’s employment agreement also provides that, during the executive’s employment with us and for 12 months following termination of employment, the executive is not permitted to compete with us by owning (other than as a less than 1% stockholder), controlling, managing or performing services for (i) Time Warner, Inc., Yahoo!, Inc., Google, Inc. (including its YouTube subsidiary), Microsoft Corporation, IAC/Interactive Corp., News Corporation, Facebook, Inc., LinkedIn Corporation, Yelp Inc., or Twitter Inc., or (ii) without the written consent of the CEO or the General Counsel of the Company, any entity that derives 50% or more of its total annual revenues from substantially similar products and services offered by the Company and that engages in any line of business that is substantially the same as any line of business that we engage in, conduct or, to the executive’s knowledge, have definitive plans to engage in or conduct, and have not ceased to engage in or conduct, or any of their respective affiliates, subsidiaries or successors.

NON-EMPLOYEE DIRECTOR COMPENSATION

Summary Compensation Information

The Nominating and Governance Committee is responsible for reviewing the compensation of our non-employee directors. Only non-employee directors receive compensation for service on the Board. The compensation paid to our non-employee directors is as follows:

•	a cash retainer of $100,000 for service on the Board, with no additional fees for Board or committee meetings attended, paid in quarterly installments;

•	an additional annual cash retainer of $20,000 for each of the chairs of the Nominating and Governance Committee, the Audit and Finance Committee, the Compensation Committee and the Executive Committee, paid in quarterly installments;

•	an additional annual cash retainer of $5,000 for each member of the Executive Committee (not including the Chairman of such committee), paid in quarterly installments;

•	an additional annual cash retainer of $25,000 for the Lead Independent Director, paid in quarterly installments; and

•	an annual equity award with a value of $150,000.

The annual retainer amounts are pro-rated based on the length of time during the year during which the director served on the Board or a Committee, as applicable. Non-employee directors are reimbursed for travel and other expenses incurred in the performance of their duties.

Pursuant to the terms of the Directors’ Deferred Compensation Plan, an unfunded nonqualified deferred compensation plan intended to meet the requirements of Code Section 409A, in connection with their service, our non-employee directors may elect to defer:

•	all, or such percentage or dollar amount, of their annual cash compensation as they specify; and

•	all, or such percentage, dollar amount or number of, their restricted stock unit awards as they specify.

Directors who make an election to defer their cash compensation are credited with fully vested deferred stock units (“DSUs”) in a deferral account established under the terms of the Directors’ Deferred Compensation Plan, with each DSU representing a right to receive in cash the value of one share of the Company’s common stock. Directors who make an election to defer the receipt of their RSU awards are credited with deferred RSUs in their deferral account under the Directors’ Deferred Compensation Plan. Deferred RSUs vest in accordance with the terms of the underlying RSU awards. Deferral accounts reflect the appreciation (or depreciation) in value of our common stock and are adjusted for earnings, if any, in the form of dividends and distributions declared on the Company’s stock.

DSUs, including any related earnings, are payable in cash following the director’s separation from service from the Company based upon the fair market value of a share of the Company’s common stock at such separation. Deferred RSUs, including any related earnings, are payable in shares of common stock to the extent vested at the time of the director’s separation from service from the Company.

The Directors’ Deferred Compensation Plan does not permit withdrawals or distributions of DSUs or deferred RSUs (or any related earnings) under any circumstances than upon separation from service from the Company (defined in accordance with Code Section 409A), except as may otherwise be permitted under Code Section 409A in the event the Directors’ Deferred Compensation Plan is terminated. Distributions from directors’ deferral accounts are paid within 30 days following separation from service (but may be delayed for six months following separation from service, if required under Code Section 409A).

Director Compensation in 2014

For 2014, the annual equity grant to non-employee directors was made on May 30, 2014, and 100% (with a value of $150,000) was in the form of RSUs. The RSUs vest on the earlier of May 30, 2015 or the day before the 2015 Annual Meeting. Pursuant to the terms of the Directors’ Deferred Compensation Plan, all non-employee directors other than Mr. Ibargüen and Mr. Johnston elected to defer their 2014 RSU awards. Ms. Burton elected to defer cash compensation for 2014 pursuant to the terms of the Directors’ Deferred Compensation Plan and, in connection with such deferral, received DSUs. Tim Armstrong receives no additional compensation for his service as a director. The table below sets forth information regarding compensation earned in 2014 by our non-employee directors.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)(2)(3)	All Other Compensation ($)	Total ($)

Eve Burton(4)	$0	$249,982	$-	$249,982
Richard Dalzell	$100,000	$149,982	$-	$249,982
Alberto Ibargüen	$100,000	$149,982	$-	$249,982
Hugh Johnston	$125,000	$149,982	$-	$274,982
Dawn Lepore	$100,000	$149,982	$-	$249,982
Patricia Mitchell	$125,000	$149,982	$-	$274,982
Fredric Reynolds	$145,000	$149,982	$-	$294,982
James Stengel	$125,000	$149,982	$-	$274,982

(1)	Amounts in the column “Stock Awards” present the aggregate grant date fair value of the awards computed in accordance with FASB ASC 718. These amounts do not reflect whether the recipient has actually realized or will realize a financial benefit from the awards (such as by vesting in a restricted stock unit award). For information on the valuation assumptions used in these computations, refer to Note 8—“Equity-Based Compensation and Employee Benefit Plans” in the Notes to the Consolidated Financial Statements included in our 2014 Form 10-K.
(2)	On May 30, 2014 each of our non-employee directors was granted an award of 4,134 RSUs under the AOL Inc. 2010 Stock Incentive Plan. The grant date fair value of each RSU award was $149,982 and was calculated using the closing sale price of the Company’s common stock on the date of grant. Other than Mr. Ibargüen and Mr. Johnston, all of the non-employee directors elected to defer the RSUs received in 2014 pursuant to the terms of the Directors’ Deferred Compensation Plan.
(3)	Presented below is the aggregate number of outstanding RSU awards and stock option awards held by each non-employee director on December 31, 2014—the amounts include vested and unvested unexercised stock options and unvested RSUs and vested RSUs that have been deferred (but do not include vested RSUs that were not deferred).
(4)	The annual cash compensation earned by Ms. Burton for 2014 equaled $100,000. Ms. Burton elected to defer this amount pursuant to the terms of the Directors’ Deferred Compensation Plan. Ms. Burton was credited with 2,296 DSUs during 2014 and received a cash payment of $49 in lieu of fractional shares. The aggregate value of Ms. Burton’s DSUs is included in the “Stock Awards” column and not in the “Fees Earned or Paid in Cash” column. In addition to the 2,296 DSUs in 2014, Ms. Burton was credited with 536 DSUs from cash compensation deferred in 2013 and those DSUs remain outstanding.

Name	Outstanding RSUs as of 12/31/14	Outstanding Stock Options as of 12/31/14
Eve Burton	6,932	-
Richard Dalzell	23,786	12,048
Alberto Ibargüen	13,025	-
Hugh Johnston	11,918	-
Dawn Lepore	11,810	-
Patricia Mitchell	23,786	12,048
Fredric Reynolds	27,232	12,048
James Stengel	17,352	12,048

Non-Employee Director Stock Ownership Guidelines. Pursuant to the Company’s Corporate Governance Policy, as amended, each non-employee director of the Company is expected to own, within five years from the later of his or her initial election to the Board or the date of effectiveness of the guidelines, shares of the Company’s stock equal in value to three times the annual Board cash retainer. Stock owned outright and unvested RSUs count toward satisfaction of the threshold. Outstanding vested or unvested options do not count toward satisfaction of the threshold. As of March 12, 2015, each of our non-employee directors met the guidelines or had time remaining to do so.

SHARE OWNERSHIP INFORMATION

The following table provides information as of April 2, 2015 with respect to the beneficial ownership of our common stock by:

•	each person who is known by us to beneficially own more than 5% of our common stock;

•	each of our directors and director nominees;

•	each of the NEOs; and

•	all of our directors and executive officers, as a group.

Except as otherwise noted in the footnotes below, each person or entity identified in the table below, to our knowledge, has sole voting and investment power with respect to the securities they hold, other than property rights of spouses.

Percentage computations are based on 78,328,821 shares of our common stock outstanding as of April 2, 2015.

Name	Amount and Nature of Beneficial Ownership	Percentage of Class
Directors and NEOs:
Mr. Tim Armstrong(a)	5,537,236	6.7%
Ms. Eve Burton(b)	7,632	*
Mr. Richard Dalzell(c)	38,963	*
Mr. Alberto Ibargüen(d)	29,567	*
Mr. Hugh Johnston(e)	12,139	*
Ms. Dawn Lepore(f)	11,810	*
Ms. Patricia Mitchell(c)	40,834	*
Mr. Fredric Reynolds(g)	122,409	*
Mr. James Stengel(h)	44,088	*
Ms. Karen Dykstra(i)	137,901	*
Ms. Julie Jacobs(j)	47,205	*
Mr. Robert Lord(k)	40,583	*
Mr. William Pence(l)	20,288	*
All directors and executive officers as a group (14 individuals)(m)	6,124,444	7.4%
Principal Stockholders:
Dodge & Cox(n)	11,770,897	15.0%
Iridian Asset Management LLC(o)	7,369,542	9.4%
BlackRock, Inc.(p)	5,065,308	6.5%
The Vanguard Group, Inc.(q)	4,566,072	5.8%

*	Less than 1%.
(a)

Mr. Armstrong has sole voting and investment power with respect to 5,055,936 shares beneficially owned and shared voting and investment power with respect to 481,300 shares held by him and his spouse as joint tenants. The shares over which Mr. Armstrong has sole voting and investment power include 514,300 shares held by Armstrong Family Investments LLC, a limited liability company held solely by Mr. Armstrong and members of his immediate family, and 194,857 shares held by Polar Capital Group, LLC. The amount also includes 3,855,234 shares subject to options that are currently exercisable or may be acquired within 60 days of April 2, 2015. The business address of Mr. Armstrong is 770 Broadway, 4th Floor, New York, New York 10003. The business address of each of Armstrong Family Investments LLC and Polar Capital Group, LLC is c/o Greenwich Investment Resources, 30 Nagog Park, Suite 210, Acton, Massachusetts 01720. For additional information, please see Schedule 13D with respect to the Company’s common stock filed by Mr. Armstrong, Armstrong Family Investments LLC and Polar Capital Group, LLC with the SEC on February 8, 2013.
(b)	Includes for Ms. Burton 6,932 RSUs which have vested or will vest within 60 days of April 2, 2015 but the settlement of which has been deferred pursuant to the AOL Inc. 2011 Directors’ Deferred Compensation Plan. Such deferred RSUs would be settled within 60 days of April 2, 2015 in the event of a director’s separation from service within 30 days following April 2, 2015.
(c)	Includes for each of Mr. Dalzell and Ms. Mitchell (i) 12,048 shares subject to options that are currently exercisable or may be acquired within 60 days of April 2, 2015 and (ii) 26,915 RSUs which have vested or will vest within 60 days of April 2, 2015 but the settlement of which has been deferred pursuant to the AOL Inc. 2011 Directors’ Deferred Compensation Plan. Such deferred RSUs would be settled within 60 days of April 2, 2015 in the event of a director’s separation from service within 30 days following April 2, 2015.
(d)	Includes for Mr. Ibargüen 8,891 RSUs which have vested but the settlement of which has been deferred pursuant to the AOL Inc. 2011 Directors’ Deferred Compensation Plan. Such deferred RSUs would be settled within 60 days of April 2, 2015 in the event of a director’s separation from service within 30 days following April 2, 2015.
(e)	Includes for Mr. Johnston 4,826 RSUs which have vested but the settlement of which has been deferred pursuant to the AOL Inc. 2011 Directors’ Deferred Compensation Plan. Such deferred RSUs would be settled within 60 days of April 2, 2015 in the event of a director’s separation from service within 30 days following April 2, 2015.
(f)	Ms. Lepore has deferred the settlement of each of the RSUs that have vested or will vest within 60 days of April 2, 2015 pursuant to the AOL Inc. 2011 Directors’ Deferred Compensation Plan. Such deferred RSUs would be settled within 60 days of April 2, 2015 in the event of a director’s separation from service within 30 days following April 2, 2015.
(g)	Includes for Mr. Reynolds (i) 12,048 shares subject to options that are currently exercisable or may be acquired within 60 days of April 2, 2015 and (ii) 27,232 RSUs which have vested but the settlement of which has been deferred pursuant to the AOL Inc. 2011 Directors’ Deferred Compensation Plan. Such deferred RSUs would be settled within 60 days of April 2, 2015 in the event of a director’s separation from service within 30 days following April 2, 2015.
(h)	Includes for Mr. Stengel (i) 12,048 shares subject to options that are currently exercisable or may be acquired within 60 days of April 2, 2015 and (ii) 9,746 RSUs which have vested but the settlement of which has been deferred pursuant to the AOL Inc. 2011 Directors’ Deferred Compensation Plan. Such deferred RSUs would be settled within 60 days of April 2, 2015 in the event of a director’s separation from service within 30 days following April 2, 2015.
(i)	Includes for Ms. Dykstra (i) 79,650 shares subject to options that are currently exercisable or may be acquired within 60 days of April 2, 2015 and (ii) 17,909 RSUs which have vested but the settlement of which has been deferred pursuant to the AOL Inc. 2011 Directors’ Deferred Compensation Plan. Such deferred RSUs would be settled within 60 days of April 2, 2015 in the event of a director’s separation from service within 30 days following April 2, 2015. Ms. Dykstra served as a member of the Company’s Board of Directors until September 19, 2012. Ms. Dykstra joined the Company as Executive Vice President and Chief Financial Officer as of September 19, 2102 and resigned as a director of the Company immediately thereafter.
(j)	Includes for Ms. Jacobs (i) 36,667 shares subject to options that are currently exercisable or may be acquired within 60 days of April 2, 2015 and (ii) 3,835 RSUs that will vest within 60 days of April 2, 2015.
(k)	Includes for Mr. Lord 38,675 shares subject to options that are currently exercisable or may be acquired within 60 days of April 2, 2015.
(l)	Includes for Mr. Pence (i) 14,918 shares subject to options that are currently exercisable or may be acquired within 60 days of April 2, 2015 and (ii) 5,370 RSUs that will vest within 60 days of April 2, 2015.
(m)	Includes our current directors and Executive Officers. Includes (i) 57,877 shares subject to options that are currently exercisable or may be acquired within 60 days of April 2, 2015 and (ii) 42,277 RSUs that will vest within 60 days of April 2, 2015.
(n)	Beneficial ownership information is as of December 31, 2014 and is based on a Schedule 13G/A with respect to the Company’s common stock filed by Dodge & Cox with the SEC on February 13, 2015. Dodge & Cox has sole voting power over 11,057,920 shares of our common stock and sole investment power over 11,770,897 shares of our common stock. The securities reported on such Schedule 13G/A are beneficially owned by clients of Dodge & Cox, which clients may include investment companies registered under the Investment Company Act of 1940 and other managed accounts. The Schedule 13G/A also states that The Dodge & Cox Stock Fund, an investment company registered under the Investment Company Act of 1940, has an interest in 7,100,754 shares of our common stock. The address of Dodge & Cox is 555 California Street, 40th floor, San Francisco, California 94104.
(o)	Beneficial ownership information is as of December 31, 2014 and is based on a Schedule 13G/A with respect to the Company’s common stock filed by Iridian Asset Management LLC with the SEC on January 29, 2015. Iridian Asset Management LLC, David L. Cohen and Harold J. Levy beneficially own the shares of our common stock reported in the table above, and each has shared voting and investment power over these 7,369,542 shares of our common stock. The address of Iridian Asset Management LLC and of Mr. Cohen and Mr. Levy is 276 Post Road West, Westport, Connecticut 06880-4704.
(p)

Beneficial ownership information is as of December 31, 2014 and is based on a Schedule 13G/A with respect to the Company’s common stock filed by BlackRock, Inc. with the SEC on January 29, 2015. BlackRock, Inc. has sole voting power over 4,786,106 shares of our common stock and sole investment power over 5,065,308 shares of our common stock. The securities reported on such Schedule 13G/A were acquired by the following subsidiaries of BlackRock, Inc.: BlackRock Advisors (UK) Limited; BlackRock Advisors, LLC; BlackRock Asset Management Canada Limited; BlackRock Asset

Management Ireland Limited; BlackRock Capital Management; BlackRock Fund Advisors; BlackRock Institutional Trust Company, N.A.; BlackRock International Limited; BlackRock Investment Management (Australia) Limited; BlackRock Investment Management (UK) Ltd; BlackRock Investment Management, LLC; and BlackRock Life Limited. The address of BlackRock, Inc. is 55 East 52nd Street, New York, New York 10022.
(q)	Beneficial ownership information is as of December 31, 2014 and is based on a Schedule 13G/A with respect to the Company’s common stock filed by The Vanguard Group, Inc. (“The Vanguard Group”) with the SEC on February 11, 2015. The Schedule 13G/A states that The Vanguard Group has sole investment power of 4,520,000 shares of our common stock and has sole voting power over 53,472 shares of our common stock. The Vanguard Group has shared investment power over 46,072 shares of our common stock. Vanguard Fiduciary Trust Company (“VFTC”), a wholly-owned subsidiary of The Vanguard Group, is the beneficial owner of 46,072 shares of our common stock as a result of VFTC serving as investment manager of collective trust accounts for The Vanguard Group. Vanguard Investments Australia, Ltd. (“VIA”), a wholly-owned subsidiary of The Vanguard Group, is the beneficial owner of 7,400 shares of our common stock as a result of VIA serving as investment manager of Australian investment offerings for The Vanguard Group. The address of The Vanguard Group is 100 Vanguard Blvd, Malvern, Pennsylvania 19355.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Policy and Procedures Governing Related Person Transactions

Our Board has adopted a written policy for the review and approval or ratification of transactions involving related persons, which consist of directors, director nominees, executive officers, persons or entities known to the Company to be the beneficial owner of more than 5% of any outstanding class of the voting securities of the Company, or immediate family members or certain affiliated entities of any of the foregoing persons. Under authority delegated by the Board, the Nominating and Governance Committee (or its Chair, under certain circumstances) is responsible for applying the policy with the assistance of the General Counsel or his or her designee (if any). Transactions covered by the policy consist of any financial transaction, arrangement or relationship or series of similar transactions, arrangements or relationships, in which: (i) the aggregate amount involved will or may be expected to exceed $120,000 since the beginning of the previous fiscal year; (ii) the Company is, will or may be expected to be a participant; and (iii) any related person has or will have a direct or indirect interest.

Factors which the Nominating and Governance Committee (or the Chair or other Committee member as the case may be) may take into account in its determination to approve or ratify a transaction include:

•	the extent of the related person’s interest in the transaction;

•	whether the transaction would interfere with the objectivity and independence of any related person’s judgment or conduct in fulfilling his or her duties and responsibilities to the Company;

•	whether the transaction is fair to the Company and on terms comparable to terms generally available to an unaffiliated third party under the same or similar circumstances;

•	whether the transaction is in the interest of the Company and its stockholders;

•	whether the transaction is consistent with any conflict of interest policies set forth in the Company’s Standard of Business Conduct and Code of Ethics and other policies; and

•	whether in connection with any transaction involving a non-employee director or nominee for director, such transaction would compromise such director’s status as: (i) an independent director under the NYSE listing standards; (ii) an “outside director” under Code Section 162(m) or a “non-employee director” under Rule 16b-3 under the Exchange Act, if such director serves on the Compensation Committee; (iii) an independent director under Rule 10A-3 of the Exchange Act and the NYSE listing standards, if such director serves on the Audit and Finance Committee; or (iv) an independent director under Rule 10C-1 of the Exchange Act and the NYSE listing standards, if such director serves on the Compensation Committee.

The Nominating and Governance Committee (or the Chair as the case may be) may impose such conditions or guidelines as it determines appropriate with respect to any related person transaction it approves or ratifies, including:

•	conditions relating to ongoing reporting to the Committee and other internal reporting;

•	limitations on the dollar amount of the transaction;

•	limitations on the duration of the transaction or the Committee’s approval of the transaction; or

•	other conditions for the protection of the Company and to avoid conferring an improper benefit, or creating the appearance of a conflict of interest.

Related Person Transactions

Since the beginning of 2014, there were no related person transactions that require disclosure under SEC rules.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our directors, certain of our officers and persons who beneficially own more than 10% of our common stock to file initial reports of ownership and reports of changes in ownership with the SEC. Such officers, directors and beneficial owners of more than 10% of our common stock are required by SEC regulations to furnish us with copies of all Section 16(a) forms they file. Based solely on our review of copies of such reports, and on written representations from such reporting persons, we believe that for fiscal year 2014 all such reporting persons filed the required reports on a timely basis under Section 16(a), except that due to an administrative error, one transaction on a Form 4 was inadvertently filed late on behalf of Mr. Rosenthal.

STOCKHOLDER PROPOSALS FOR 2016 ANNUAL MEETING

If any stockholder wishes to propose a matter for consideration at our 2016 Annual Meeting of Stockholders, the proposal should be mailed by certified mail return receipt requested to our Corporate Secretary at AOL Inc., 770 Broadway, New York, New York 10003. To be eligible under the SEC’s stockholder proposal rule (Rule 14a-8 of the Exchange Act) for inclusion in our 2016 Annual Meeting Proxy Statement and form of proxy, a proposal must be received by our Corporate Secretary on or before the close of business on December 18, 2015. In addition, our amended and restated by-laws require advance notice of stockholder proposals to be brought before a stockholders’ meeting (other than proposals under Rule 14a-8), including nominations of persons for election as directors. To be timely, notice to our Corporate Secretary must be received at our principal executive offices not less than 90 days nor more than 120 days prior to the anniversary date of the preceding year’s annual meeting and must contain specified information concerning the matters to be brought before such meeting and concerning the stockholder proposing such matters. Therefore, to be presented at our 2016 Annual Meeting, such a proposal must be received by the Company on or after January 28, 2016 but no later than February 27, 2016. If the date of the 2016 Annual Meeting is advanced by more than 30 days, or delayed by more than 90 days, from the anniversary date of the 2015 Annual Meeting, notice must be received not earlier than the 120th day prior to such annual meeting and not later than the close of business on the later of the 90th day prior to such annual meeting and the 10th day following the day on which the public announcement of the date of such meeting is first made. The chairman of the meeting may refuse to acknowledge or introduce any stockholder proposal or nomination if notice thereof is not received within the applicable deadlines or does not comply with our by-laws. If a stockholder fails to meet these deadlines or fails to satisfy the requirements of SEC Rule 14a-4, the persons named as proxies will be allowed to use their discretionary voting authority to vote on any such proposal or nomination as they determine appropriate if and when the matter is raised at the Annual Meeting.

HOUSEHOLDING OF PROXY MATERIALS

SEC rules permit companies and intermediaries such as brokers to satisfy delivery requirements for proxy materials with respect to two or more stockholders sharing the same address by delivering a single copy of the proxy materials addressed to those stockholders. This process, which is commonly referred to as “householding,” provides cost savings for companies. Some brokers household proxy materials, delivering a single Proxy Statement and annual report to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that they will be householding materials to your address, householding will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in householding and would prefer to receive a separate Proxy Statement in the future, or if you and other stockholders sharing your address are receiving multiple copies of the proxy materials and you would like to receive only a single copy of such materials in the future, please notify your broker. You may also call (800) 542-1061 or write to: Householding Department, Broadridge, 51 Mercedes Way, Edgewood, New York 11717, and include your name, the name of your broker or other nominee, and your account number(s). If you share an address with another stockholder and have received only one set of this year’s proxy materials and you wish to receive a separate copy, please notify us in writing to our Corporate Secretary at AOL Inc., 770 Broadway, New York, New York 10003, or via phone at (212) 652-6450 and we will deliver a separate copy to you promptly.

OTHER BUSINESS

The Board does not know of any other matters to be brought before the meeting. If any other matters are properly presented, the proxy holders have discretionary authority to vote all proxies in accordance with their best judgment.

By Order of the Board of Directors,

Julie Jacobs

Executive Vice President, General Counsel and Corporate Secretary

We make available, free of charge on our website, all of our filings that are made electronically with the SEC, including Forms 10-K, 10-Q and 8-K. To access these filings, go to our website (www.corp.aol.com) and click on “About AOL”. From there, click on “SEC Filings” under the “Investor Relations” heading. Copies of our Annual Report on Form 10-K for the year ended December 31, 2014, including financial statements and schedules thereto, filed with the SEC, are also available without charge to stockholders upon written request addressed to:

Corporate Secretary

AOL Inc.

770 Broadway

New York, New York 10003

Annex A

AOL INC.

ANNUAL INCENTIVE PLAN FOR EXECUTIVE OFFICERS

(As Amended and Restated as of February 25, 2015)

1.	Purpose.

The purpose of the AOL Inc. Annual Incentive Plan For Executive Officers (hereinafter the “Plan”) is to provide for the payment of annual bonuses to certain executive officers of the Company that qualify as performance-based compensation under Section 162(m) of the Code and would be deductible by the Company.

2.	Definitions.

The following terms (whether used in the singular or plural) have the meanings indicated when used in the Plan:

2.1    “Adjusted Net Income” shall mean income (loss) from continuing operations as defined by GAAP, excluding the following: (a) noncash impairments of goodwill, intangible and fixed assets and investments, (b) gains and losses on sales of operating assets and investments, (c) external expensed costs related to mergers, acquisitions, investments or dispositions, as well as contingent consideration related to such transactions, (d) amounts related to securities litigation and government investigations, (e) restructuring charges or reductions in restructuring charges greater than $3 million, (f) reserves larger than $3 million established in connection with litigation, tax audits and similar governmental proceedings, (g) recoveries greater than $3 million in litigation and similar proceedings, (h) gains or losses recognized from the forgiveness of debt, (i) the impact of current year changes to accounting standards and tax laws, (j) gains or losses related to the recognition of cumulative currency translation adjustments and (k) the impact of taxes on the items described in (a) through (j).

2.2    “Awards” means the incentive awards made annually pursuant to the Plan, which may be made in the form of a cash payment, a grant of RSUs, a grant of restricted shares or a combination of any of the foregoing, as determined by the Committee in its sole discretion. Unless otherwise provided by the Committee, any Award payable hereunder shall be paid in cash.

2.3    “Board” means the Board of Directors of the Company.

2.4    “Code” means the Internal Revenue Code of 1986, as amended from time to time, or any successor statute or statutes thereto. Reference to any specific Code section shall include any successor section.

2.5    “Committee” means the Compensation and Leadership Committee of the Board, and any successor thereto.

2.6    “Company” means AOL Inc., a Delaware corporation, and any successor thereto.

2.7    “GAAP” means generally accepted accounting principles applicable to the Company as in effect from time to time.

2.8    “Maximum Award Amount” means the maximum amount payable to any Participant under the Plan as an Award for a calendar year, which is the lesser of 4.0% of Adjusted Net Income or $4 million.

2.9    “Participant” means those employees of the Company and its affiliates as the Committee shall designate to participate in the Plan.

2.10    “Performance-Based Exception” means the performance-based exception from the tax deductibility limitation imposed by Code Section 162(m), as set forth in Code Section 162(m)(4)(C).

2.11    “Plan” has the meaning ascribed thereto in Section 1.

2.12    “Regulations” means the rules and regulations under Section 162(m) of the Code.

2.13    “Restricted Stock” means a share of common stock of the Company, par value, $0.01 per share (the “Company Common Stock”), granted under an equity plan of the Company, in settlement of an Award payable hereunder, and which may be subject to conditions under which the Restricted Stock may be forfeited by the Participant. Following payment pursuant to the Plan, shares of Restricted Stock will have a vesting schedule that is established pursuant to the applicable equity plan and award agreement. The value of a share of Restricted Stock shall be equal to the closing price of the Company Common Stock, as reported on the New York Stock Exchange (the “NYSE”) Composite Tape (or the closing price on the composite tape for the primary exchange for the Company Common Stock if the Company Common Stock is not listed on the NYSE), on the date of grant.

2.14    “RSUs” means restricted stock units approved and designated by the Committee for crediting to a Participant’s account under an equity plan of the Company, in settlement of an Award payable hereunder. Each RSU represents the contingent right to receive a share of the Company Common Stock. Following payment pursuant to the Plan, RSUs will have a vesting schedule that is established pursuant to the applicable equity plan and award agreement. The value of an RSU shall be equal to the closing price of the Company Common Stock, as reported on the NYSE Composite Tape (or the closing price on the composite tape for the primary exchange for the Company Common Stock if the Company Common Stock is not listed on the NYSE), on the date of grant.

3.	Awards.

3.1    For any calendar year, (i) prior to the beginning of each such calendar year, or (ii) in any event no later than 90 days after the beginning of such calendar year (or such other time as may be required by the Code and the Regulations for the Awards hereunder to qualify for the Performance-Based Exception), the Committee shall select the executive officers of the Company and its affiliates who are eligible to receive an Award for such year. Unless a lesser Award opportunity amount is specified by the Committee for a Participant for a calendar year pursuant to Section 3.3, a Participant’s Award for a calendar year shall be the Maximum Award Amount if the performance goal specified in Section 3.2 hereof is achieved.

3.2    The Committee may pay an Award to a Participant under the Plan for a calendar year if the Company has positive Adjusted Net Income for such calendar year. If positive Adjusted Net Income is not achieved for the calendar year, no Award shall be payable to any Participant under the Plan for such year.

3.3    Notwithstanding anything in the Plan to the contrary, the actual Award payable to a Participant for a calendar year may be downward adjusted by the Committee from the Award amount established for a Participant under Section 3.1 in the Committee’s complete discretion (including a downward adjustment to zero). For any calendar year, at such time as shall be determined by the Committee, if the Committee determines (in its sole discretion) to exercise its authority to reduce or eliminate the compensation or other economic benefit that would otherwise become payable if the performance goal specified in Section 3.2 hereof is achieved (i.e., “negative discretion”), the Committee may establish the terms and conditions under which any reduced Award may become payable. For avoidance of doubt regarding the scope of the

Committee’s authority to exercise its negative discretion, the Committee may condition payment of an Award in an amount less than or equal to the Maximum Award Amount upon the satisfaction of such objective or subjective standards as the Committee shall determine to be appropriate, in its sole and absolute discretion.

3.4    Following the close of the calendar year for which the Committee has authorized Awards, the Committee shall determine whether the performance goal specified in Section 3.2 has been achieved. Prior to paying any Award under the Plan, the Company’s independent auditors shall review and verify the calculation of the Company’s Adjusted Net Income for the applicable calendar year. The Committee shall then certify, in writing, whether the performance goal specified in Section 3.2 was met within the meaning of the Code and the Regulations and the amount of the Awards that shall be paid to Participants in accordance with the Award opportunity established for each Participant pursuant to Section 3.1, as adjusted for any exercise of the Committee’s discretion to downward adjust Awards, as provided in Sections 3.3 and 3.5.

3.5    As part of the certification process set forth in Section 3.4 above, each Participant’s actual Award amount shall be determined by the Committee based upon (i) the Award opportunity previously established for the Participant pursuant to Section 3.1, and (ii) any downward adjustment that the Committee determines to make, such downward adjustment to be in the sole discretion of the Committee, which includes the application of any terms and conditions regarding the use of selected objective or subjective standards that may have been established by the Committee pursuant to Section 3.3. In determining the amount of any downward adjustment, the Committee may give consideration to the contribution made by the Participant to achievement of the Company’s established objectives and such other matters as it shall deem relevant in exercising such discretion. In no event may a Participant’s Award exceed the Maximum Award Amount.

3.6    Subject to Section 6 of the Plan, payments of an Award, if any, under the Plan with respect to any calendar year, shall be made between January 1 and March 15 of the calendar year following the applicable performance year, and as soon as practicable after the Committee certifies that the performance goal specified in Section 3.2 has been met and determines the actual Award amount for each Participant.

3.7    If the Committee has previously determined that payment of all or a portion of an Award shall be made in the form of RSUs or Restricted Stock, the Committee shall calculate the number of RSUs or shares of Restricted Stock, as applicable, that shall be credited to the Participant in payment of the Award based upon (i) the cash amount that would be payable to the Participant if the Award or the portion thereof to be made in the form of RSUs or Restricted Stock, as applicable, were instead paid in cash, and (ii) the value of an RSU or a share of Restricted Stock, as applicable, on the date of grant specified by the Committee.

3.8    Except as may be specifically provided in the terms and conditions of an Award, any written agreement executed between a Participant and the Company, or any express provision of another plan, program or arrangement of the Company, a Participant shall have no right to an Award under the Plan for any calendar year in which the Participant is not actively employed by the Company or an affiliate of the Company on the date of payment of Awards for such calendar year. The Committee may elect to relax this employment requirement with respect to one or more Participants in its sole and absolute discretion, so long as the requirement of Section 5 below is satisfied.

4.	Administration.

The Plan shall be administered by the Committee or a subcommittee thereof. Subject to the express provisions of the Plan and the requirements of Section 162(m) of the Code, the Committee shall have plenary authority to interpret the Plan, to prescribe, amend and rescind the rules and regulations relating to it and to make, in its discretion, all other determinations deemed necessary or advisable for the administration of the Plan. The determinations of the Committee on the matters referred to in this Section 4 shall be final, conclusive and binding. There is no obligation for uniformity of treatment of Participants or beneficiaries.

Each member of the Committee (or a subcommittee thereof, consisting of at least two individuals, established to administer the Plan) shall be an “outside director” within the meaning of Section 162(m) of the Code and the Regulations.

5.	Eligibility.

Payments of Awards with respect to any calendar year may be made under the Plan only to a person who was a Participant during all or part of such year.

6.	Deferral of Award.

Each Participant may elect by written notice delivered to the Company at the time and in the form required by the Company to defer payment of all or any portion of a cash Award the Participant might earn with respect to a calendar year, all in accordance with the Code and the Regulations and on such terms and conditions as the Committee may establish from time to time or as may be provided in any employment agreement between the Company and the Participant or in any deferred compensation plan maintained by the Company.

7.	Effectiveness of the Plan.

The Plan, as amended and restated hereby, shall become effective upon the later of (i) approval by the Board and (ii) approval by the stockholders of the Company. The Plan shall remain in effect until such time as it is terminated by the Committee. Subject to and contingent upon the approval of the stockholders, the Plan shall apply to the annual bonuses payable to each Participant in respect of 2015 and thereafter. In the event that approval of the stockholders of the Company is not obtained, the Plan, prior to its amendment and restatement hereby, shall remain in effect according to its terms.

8.	Termination and Amendment.

The Plan shall continue in effect until terminated by the Committee in its sole discretion. The Committee may at any time modify or amend the Plan in such respects as it shall deem advisable; provided, however, that any such modification or amendment shall comply with all applicable laws and applicable requirements for exemption (to the extent necessary) under Section 162(m) of the Code and the Regulations.

9.	Withholding.

The obligations of the Company to make payments under the Plan shall be subject to applicable federal, state and local tax withholding requirements. The Company has the right to take such action as may be necessary in the opinion of the Company to satisfy all tax withholding requirements.

10.	Separability.

If any of the terms or provisions of the Plan conflict with the requirements of Section 162(m) of the Code, the Regulations or applicable law, then such terms or provisions shall be deemed inoperative to the extent necessary to avoid the conflict with the requirements of Section 162(m) of the Code, the Regulations or applicable law without invalidating the remaining provisions hereof. With respect to Section 162(m) of the Code, if the Plan does not contain any provision required to be included herein under Section 162(m) of the Code or the Regulations, such provision shall be deemed to be incorporated herein with the same force and effect as if such provision had been set out at length herein.

11.	Non-Exclusivity of the Plan.

Neither the adoption of the Plan by the Committee or the Board nor the submission of the Plan to the stockholders of the Company for approval shall be construed as creating any limitations on the power of the Committee or the Board to adopt such other incentive arrangements as it may deem desirable, including, without limitation, the granting of stock options, RSUs, or other stock-based awards, the payment of cash in an annual or long-term incentive arrangement or otherwise, or the payment or providing of other benefits outside of the Plan, and such arrangements may be either generally applicable or applicable only in specific cases. The payment or provision of certain of such incentive arrangements and benefits may or may not be deductible by the Company. None of the provisions of the Plan shall be deemed to be an amendment to or incorporated in any employment agreement between the Company and any Participant.

12.	Beneficiaries.

Each Participant may designate a beneficiary or beneficiaries to receive, in the event of such Participant’s death, any payments of cash Awards remaining to be made to the Participant under the Plan. Each Participant shall have the right to revoke any such designation and to redesignate a beneficiary or beneficiaries by written notice to the Company to such effect. If any Participant dies without naming a beneficiary or if all of the beneficiaries named by a Participant predecease the Participant, then any amounts of cash Awards shall be paid to the Participant’s estate. Prior to a Participant’s death, except as otherwise required by applicable law, any interest, benefit, payment, claim or right of such Participant under the Plan may not be sold, transferred, assigned, pledged, encumbered or hypothecated by the Participant and shall not be subject in any manner to any claims of any creditor of the Participant or beneficiary, and any attempt to take any such action shall be null and void. During the lifetime of a Participant, payment of an Award shall only be made to the Participant.

13.	Governing Law.

The Plan shall be governed by, and construed in accordance with, the laws of the State of New York, without regard to principles of conflicts of laws. Any and all disputes between a Participant and the Company relating to an Award shall be brought only in a state or federal court of competent jurisdiction sitting in Manhattan, New York.

14.	No Right to Employment or Participation.

The Plan shall not interfere with or limit in any way the right of the Company to terminate any Participant’s employment at any time, and the Plan shall not confer upon any Participant the right to continue in the employ of the Company. No person shall have the right to be selected to receive an Award or, having been so selected, to be selected to receive a future Award.

15.	No Limitation on Corporate Action.

Nothing contained in the Plan shall be construed to prevent the Company or any of its subsidiaries or other affiliates from taking any action with respect to its business which is deemed by it to be appropriate or in the best interests of the Company or its stockholders, whether or not such action would have an adverse effect on any awards made under the Plan. No employee, beneficiary or other person shall have any claim against the Company or any of its Subsidiaries as a result of any such action.

16.	No Fractional RSUs or shares of Restricted Stock.

Whenever the Committee determines that all or a portion of an annual bonus shall be settled by an award of RSUs or shares of Restricted Stock, no fractional RSUs or shares of Restricted Stock will be awarded, but instead cash will be paid for a fraction or, if the Committee should so determine, the number of RSUs, or shares of Restricted Stock, as applicable, will be rounded downward to the next whole RSU or share of Restricted Stock, as applicable.

17.	Clawback.

Compensation paid under the terms of the Plan shall be subject to the terms of the AOL Inc. Executive Compensation Recovery Policy, as the policy may be amended from time to time.

18.	Unfunded Plan.

Awards under the Plan will be paid only from the general assets of the Company, and the rights of Participants under the Plan will be only those of general unsecured creditors of the Company.

19.	Other Awards.

Nothing in this Plan precludes the Company from making additional payments or special awards to a Participant outside of the Plan that may or may not qualify as performance-based compensation under Section 162(m) of the Code, provided that such payment or award does not affect the qualification of any Award hereunder as performance-based compensation under Section 162(m) of the Code.

20.	Compliance with IRC Section 409A.

The Plan is intended to comply with Section 409A of the Code and will be interpreted in a manner intended to comply with Section 409A of the Code. In furtherance thereof, no payments may be accelerated under the Plan other than to the extent permitted under Section 409A of the Code. To the extent that any provision of the Plan violates Section 409A of the Code such that amounts would be taxable to a Participant prior to payment or would otherwise subject a Participant to a penalty tax under Section 409A of the Code, such provision shall be automatically reformed or stricken to preserve the intent hereof. Notwithstanding anything herein to the contrary, (i) if at the time of a Participant’s separation from service the Participant is a “specified employee” as defined in Section 409A of the Code (and any related regulations or other pronouncements thereunder) and the deferral of the commencement of any payments or benefits otherwise payable hereunder as a result of such separation from service is necessary in order to prevent any accelerated or additional tax under Section 409A of the Code, then the Company shall defer the commencement of the payment of any such payments or benefits hereunder (without any reduction in such payments or benefits ultimately paid or provided to the Participant) until the date that is six months following the Participant’s separation from service (or the earliest date as is permitted under Section 409A of the Code) and (ii) if any other payments due to a Participant hereunder could cause the application of an accelerated or additional tax under Section 409A of the Code, such payments or other benefits shall be deferred if deferral will make such payment compliant under Section 409A of the Code, or otherwise such payment shall be restructured, to the extent possible, in a manner, determined by the Committee, that does not cause such an accelerated or additional tax. The Committee shall implement the provisions of this section in good faith; provided that neither the Company, nor the Committee, nor any of Company’s or its subsidiaries’ employees or representatives, shall have any liability to Participants with respect to this section.

*  *  *  *  *

Annex B

Reconciliation of Non-GAAP Financial Measures

The following table presents our reconciliation of Adjusted OIBDA to operating income (in millions):

2014
Operating income	$205.5
Add (less):
Depreciation	134.7
Amortization of intangible assets	65.6
Restructuring costs	22.0
Non-cash equity-based compensation	70.7
Losses / (gains) on disposals of assets, net	(4.8)
Non-cash asset impairments and write-offs	13.6
Special items	-

Adjusted OIBDA	$507.3

The following table presents our reconciliation of Free Cash Flow to cash provided by operating activities (in millions):

2014
Cash provided by operating activities	$409.7
Add (less):
Capital expenditures and product development costs	(73.9)
Principal payments on capital leases	(71.8)

Free cash flow	$264.0

The following table presents our reconciliation of Revenue Net of TAC to consolidated revenue (in millions):

2014
Consolidated revenue	$2,527.2
Add (less):
Total TAC	(703.2)

Revenue Net of TAC	$1,824.0

B-1

The following table presents our reconciliation of Adjusted Earnings per Share to net income attributable to AOL (in millions, except per share amount):

2014
Net income attributable to AOL	$125.6
Add (less):
(a) Restructuring costs	22.0
(b) Gains and losses on all disposals of assets	(4.8)
(c) Non-cash asset impairments and write-offs	13.6
(d) Special items	9.4

Subtotal of items (a) through (d)	40.2
Tax effect of deductible items at the Company’s marginal tax rate	15.7

Items to exclude, net of tax	24.5

Adjusted net income attributable to AOL	$150.1
Divided by:
Diluted weighted average common shares outstanding	83.0

Adjusted Earnings Per Share	$1.81

B-2

.

MMMMMMMMMMMM

IMPORTANT ANNUAL MEETING INFORMATION

MMMMMMMMM

Using a black ink pen, mark your votes with an X as shown in X this example. Please do not write outside the designated areas.

Annual Meeting Proxy Card

q PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. q

A Proposals — The Board of Directors recommends a vote FOR each of the director nominees listed in Proposal (1) and FOR Proposals (2), (3), and (4).

1. Election of Directors: For Against Abstain For Against Abstain For Against Abstain +

01—Tim Armstrong 02—Eve Burton 03—Richard Dalzell

04—Alberto Ibargüen 05—Hugh Johnston 06—Dawn Lepore

07—Patricia Mitchell 08—Fredric Reynolds 09—James Stengel

For Against Abstain For Against Abstain

2. To ratify the appointment of Ernst & Young LLP as our 3. To approve the Company’s executive compensation on independent registered public accounting firm for 2015. an advisory basis.

4. To approve the Company’s amended and restated AOL Inc. Note: In their discretion, the proxies are authorized to vote upon such Annual Incentive Plan For Executive Officers. other business as may properly come before the Annual Meeting and any adjournments or postponements thereof.

B Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) — Please print date below.

Signature 1 — Please keep signature within the box.

Signature 2 — Please keep signature within the box.

1UP X

2234972

+

0213FH

.

PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

Proxy — AOL Inc.

Notice of 2015 Annual Meeting of Stockholders

Proxy Solicited by AOL Inc. Board of Directors for Annual Meeting — May 27, 2015

The undersigned hereby appoints Tim Armstrong and Julie M. Jacobs, and each of them, the true and lawful proxies of the undersigned, with full power of substitution, to each independently without the other vote all shares of Common Stock which the undersigned is entitled to vote at the Annual Meeting of Stockholders of AOL Inc. to be held on May 27, 2015 at the Hyatt Regency Greenwich, 1800 East Putnam Avenue, Old Greenwich, CT 06870, at 9:00 a.m., Eastern Time, and at any and all adjournments or postponements thereof, in accordance with the ballot on the reverse side, and in accordance with their best judgment in connection with such other business as may properly come before the Annual Meeting and at any and all adjournments or postponements thereof.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DESIGNATED ON THE REVERSE SIDE. IN THE ABSENCE OF SPECIFIC INSTRUCTIONS APPEARING ON THE PROXY, PROXIES WILL BE VOTED FOR EACH OF THE DIRECTOR NOMINEES LISTED IN PROPOSAL (1), FOR PROPOSALS (2), (3), AND (4), AND IN THE DISCRETION OF THE PROXIES, UPON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE ANNUAL MEETING AND AT ANY AND ALL ADJOURNMENTS OR POSTPONEMENTS THEREOF.